   As filed with the Securities and Exchange Commission on February 1, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                   NNG, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                            3812                         95-4838004
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employee
 incorporation or organization)      Classification Code Number)       Identification Number)

                               ---------------

                                   NNG, Inc.
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                W. Burks Terry
                 Corporate Vice President and General Counsel
                                   NNG, Inc.
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies To:

                                Andrew E. Bogen
                          Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                      Los Angeles, California 90071-3197
                                (213) 229-7000

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the offer to purchase or exchange described in the enclosed prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                             Proposed maximum
 Title of each class of                     Proposed maximum    aggregate      Amount of
       securities           Amount to be     offering price      offering     registration
    to be registered        registered(1)       per unit           price       fee(2),(3)
------------------------------------------------------------------------------------------
 Common stock, par value
  $1.00 per share
  (including associated
  rights)..............   13,000,000 shares       N/A              N/A        $358,546.92
------------------------------------------------------------------------------------------
 Series B Preferred
  Stock, par value $1.00
  per share............    3,500,000 shares       N/A              N/A            (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This registration statement relates to securities of the registrant exchangeable for shares of common stock, par value $1.00 per share, of Litton Industries, Inc., a Delaware corporation, (together with the associated rights to purchase preferred stock of Litton pursuant to the Rights Agreement dated as of August 17, 1994 between Litton and The Bank of New York, as amended as of December 21, 2000 and January 23, 2001, the "Litton common stock") in the offer to purchase or exchange by registrant for all of the issued and outstanding shares of Litton common stock and all of the issued and outstanding shares of Series B $2 Cumulative Preferred Stock of Litton (the "Litton preferred stock") pursuant to the Amended and Restated Agreement and Plan of Merger (the "amended merger agreement") dated as of January 23, 2001 among Northrop Grumman Corporation, Litton, NNG, Inc. and LII Acquisition Corp.

(2) The registration fee has been determined pursuant to Rule 457(c) and (f) of the Securities Act of 1933, as amended, (the "Securities Act"), based on the average of the high and low sales prices for the shares of Litton common stock as reported on the New York Stock Exchange ("NYSE") on January 26, 2001 ($78.78), and the estimated maximum number of shares of Litton common stock (18,641,387) that may be exchanged for NNG common stock and NNG Series B Preferred Stock registered herein. Pursuant to
    Rule 457(f)(3), the fee is based on: (i) the total number of shares of Litton common stock outstanding as of December 31, 2000 (45,577,834), plus
    (ii) options to purchase 1,244,523 shares of Litton common stock outstanding as of December 31, 2000, less (iii) the estimated amount of cash consideration to be paid for the shares of Litton common stock in the offer. The fee amount is calculated as follows: [(46,822,357 x $78.78) - ((46,822,357 - 18,641,387) x $80.00)] x 0.000250 = $358,546.92.

(3) In accordance with Rule 457(b), the fee described above in footnote (2) has been offset by the amount previously paid ($767,819.11) pursuant to Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), in connection with the Schedule TO Filed with the SEC on January 5, 2001. As provided in Rule 0-11(a)(2), only "one fee per transaction" is required to be paid. Accordingly, no additional fee is due.

(4) The registration fee of $358,546.92 is the total registration fee for both the NNG common stock and the NNG Series B Preferred Stock.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this offer to purchase or exchange may change.   +
+NNG may not sell these securities until the registration statement filed with +
+the Securities and Exchange Commission is effective. This offer to purchase   +
+or exchange is not an offer to sell these securities and NNG is not           +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                         Offer to Purchase or Exchange
                     Each Outstanding Share of Common Stock
                       (together with associated rights)
                                       of
                            LITTON INDUSTRIES, INC.
                                      for
   any of the following, at the election of tendering holders of common stock
            $80.00 net per share, in cash, not subject to proration
                                       or
      $80.25 in market value (determined as described below) of shares of
                  NNG, Inc. Common Stock, subject to proration
                                       or
    0.80 shares of NNG, Inc. Series B Preferred Stock, subject to proration
                                      and
        Each Outstanding Share of Series B $2 Cumulative Preferred Stock
                                       of
                            LITTON INDUSTRIES, INC.
                                      for
            $35.00 net per share, in cash, not subject to proration
                                       by
                      NNG, INC., a wholly-owned subsidiary
                                       of
                          NORTHROP GRUMMAN CORPORATION

  NNG, Inc. (the initials stand for "New Northrop Grumman") is a newly-organized corporation which will become the parent holding company for Northrop Grumman Corporation immediately prior to the purchase of Litton shares in the offer. At such time, NNG, Inc. will change its name to "Northrop Grumman Corporation" and the present Northrop Grumman Corporation will change its name to "Northrop Grumman Operations Corporation."

  The offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, March 1, 2001 unless extended. Shares of Litton common stock and Litton preferred stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer and, unless previously accepted for purchase or exchange pursuant to the offer, may also be withdrawn at any time after Tuesday, March 6, 2001.

  The offer is made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 23, 2001 (referred to as the "amended merger agreement"), among Northrop Grumman Corporation, Litton Industries, Inc., NNG, Inc. and LII Acquisition Corp. The board of directors of Litton has approved and deemed advisable the amended merger agreement, the offer and the merger of LII Acquisition with and into Litton (referred to as the "Litton merger"), determined that the offer is fair to, and in the best interests of, holders of Litton common stock and recommends that holders of Litton common stock accept the offer and tender their Litton common stock pursuant to the offer. The Litton board of directors makes no recommendation with respect to the tender of the Litton preferred stock.

  The number of shares of NNG common stock to be exchanged for each share of Litton common stock for which a tendering holder elects to receive NNG common stock will be determined by dividing $80.25 by the average of the closing prices of Northrop Grumman common stock on the New York Stock Exchange ("NYSE") for the five consecutive trading days ending on the second trading day before the expiration of the offer.

  There is no limit on the number of shares of Litton common stock or Litton preferred stock that may be exchanged for cash in the offer and consequently the cash consideration offered will not be subject to proration. Subject to NNG's option (described below) to substitute cash for shares of NNG common stock in certain circumstances, the maximum number of shares of NNG common stock that will be issued in the offer is 13,000,000 (referred to as the "maximum common stock consideration"), and the maximum number of shares of NNG preferred stock that will be issued in the offer is 3,500,000 (referred to as the "maximum preferred stock consideration"). Therefore, elections to receive NNG common stock and NNG preferred stock will be subject to proration if holders of Litton common stock request in the aggregate more than the maximum amount of such consideration available. Holders of Litton preferred stock may exchange their Litton preferred stock only for cash.

  The offer is subject to the conditions listed under "The Offer--Conditions of the Offer," including, that there be validly tendered and not withdrawn prior to the expiration of the offer a total of at least 25,646,399 shares of Litton common stock and Litton preferred stock (referred to as the "minimum tender condition"). After the consummation of the offer, NNG common stock will trade on the NYSE under the symbol "NOC." NNG will seek to list the NNG preferred stock on the NYSE if there are enough holders to satisfy NYSE listing requirements. The Litton common stock and the Litton preferred stock currently trade on the NYSE and the Pacific Exchange under the symbols "LIT" and "LIT.B," respectively.

  See "Important Considerations Concerning Elections to Receive NNG Stock" beginning on page 11 for a discussion of certain factors that holders of Litton common stock should consider in connection with the offer.

                                  ----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to purchase or exchange. Any representation to the contrary is a criminal offense.

       The date of this offer to purchase or exchange is February 1, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY..................................................................   1
The Amended Merger Agreement.............................................   1
The Companies............................................................   1
The Northrop Reorganization..............................................   2
The Litton Merger........................................................   3
Choices Available to Litton Stockholders.................................   3
Elections and Proration..................................................   4
NNG Option to Reduce the Maximum Common Stock Consideration..............   5
The NNG Preferred Stock..................................................   5
Conditions to the Offer..................................................   7
Litton's Support of the Offer and the Litton Merger......................   7
Fairness Opinion.........................................................   8
Agreement With Litton's Largest Stockholder..............................   8
Litton Stockholder Approval of the Litton Merger.........................   8
Appraisal Rights.........................................................   8
Tendering Litton Shares..................................................   8
Tax Consequences of the Receipt of Cash, NNG Common Stock and NNG
 Preferred Stock.........................................................   9
Extension of the Offer Period............................................   9
Delay; Termination; Waiver; Amendment....................................  10
Withdrawal Rights........................................................  10
Reasons for the Proposed Transactions....................................  10
Accounting Treatment.....................................................  10
Material Differences in Rights of Stockholders...........................  10
Questions About the Offer and the Litton Merger..........................  10

IMPORTANT CONSIDERATIONS CONCERNING ELECTIONS TO RECEIVE NNG STOCK.......  11

RECENT RESULTS OF NORTHROP GRUMMAN CORPORATION...........................  13

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LITTON................  17

COMPARATIVE PER SHARE INFORMATION........................................  18

MARKET PRICES AND DIVIDENDS..............................................  20

THE OFFER................................................................  22
Exchange of Litton Shares; Exchange Ratio................................  22
Elections by Tendering Stockholders......................................  22
Pro Rata Reduction of Elections for NNG Stock............................  23
Reduction in Number of Shares of NNG Common Stock........................  23
Illustrative Table of NNG Common Stock Exchange Ratios at Specified
 Average Closing Prices..................................................  24
More Information About NNG Common Stock Exchange Ratio...................  24
Stockholder Rights Plans.................................................  24
Stockholders List........................................................  25
Extension; Termination; Amendment........................................  25
Purchase and Exchange of Litton Stock; Delivery of NNG Stock.............  26
Cash Instead of Fractional Shares of NNG Stock...........................  26
Transfer Charges.........................................................  27
Interest.................................................................  27
Withdrawal Rights........................................................  27
Procedures for Tendering.................................................  28
Purpose of the Offer; The Litton Merger..................................  30
Conditions of the Offer..................................................  31

                                                                           Page
                                                                           ----
Regulatory Approvals.....................................................   32
Reduced Liquidity; Possible Delisting....................................   33
Status as "Margin Securities"............................................   34
Registration Under The Exchange Act......................................   34
Source and Amount of Funds...............................................   34
Relationships with Litton................................................   35
Fees and Expenses........................................................   35

BACKGROUND OF THE AMENDED MERGER AGREEMENT...............................   37
Certain projections......................................................   38
Reasons for the Offer and the Litton Merger..............................   40

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................   41

THE AMENDED MERGER AGREEMENT.............................................   45
The Northrop Reorganization..............................................   45
The Litton Merger........................................................   46
Conditions to the Completion of the Litton Merger........................   46
Effective Time of the Litton Merger......................................   46
Additional Effects of the Litton Merger and the Northrop Reorganization..   46
The Litton Board.........................................................   47
Litton Stock Options.....................................................   48
Representations and Warranties...........................................   48
Conduct of Business of Litton Prior to the Litton Merger.................   51
Conduct of Business of Northrop Grumman and NNG Prior to the Litton
 Merger..................................................................   52
Other Potential Acquirers................................................   52
Litton Stockholders Meeting..............................................   54
Access to Information and Confidentiality................................   54
Confidentiality..........................................................   55
Additional Agreements....................................................   55
Antitrust Approvals......................................................   55
Directors' and Officers' Liability Insurance and Indemnification.........   57
Employee Matters.........................................................   57
Additional Covenants.....................................................   58
Termination Events.......................................................   58
Termination Fee; Expenses................................................   59

OTHER AGREEMENTS.........................................................   61
The Stockholder's Agreement..............................................   61
The Registration Rights Agreement........................................   63
Change of Control Severance Agreements...................................   64
Confidentiality Agreement................................................   65

RATIO OF COMBINED EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS......   66

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.............   67

DESCRIPTION OF NNG CAPITAL STOCK.........................................   73
Authorized Capital Stock.................................................   73
Common Stock.............................................................   73
Series B Preferred Stock.................................................   74
Transfer and Dividend Paying Agent and Registrar.........................   77

COMPARISON OF STOCKHOLDERS' RIGHTS.......................................   77

                                                                            Page
                                                                            ----
SUMMARY OF CERTAIN STATUTORY PROVISIONS....................................  82
Appraisal Rights...........................................................  82
Certain Business Combinations..............................................  85

ADDITIONAL INFORMATION.....................................................  86

FORWARD-LOOKING STATEMENTS.................................................  87

LEGAL MATTERS..............................................................  89

EXPERTS....................................................................  89

ANNEX A DIRECTORS AND EXECUTIVE OFFICERS...................................  90
Directors And Executive Officers Of Northrop Grumman and NNG, Inc..........  90
Executive Officers of NNG, Inc.............................................  96

   This offer to purchase or exchange incorporates by reference important business and financial information about Northrop Grumman and Litton. That information is available without charge to Litton stockholders upon request. For information regarding Northrop Grumman, Litton stockholders must address their requests to: Investor Relations, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067 (310) 201-3423. For information regarding Litton, Litton stockholders must address their request to: Investor Relations, Litton Industries, Inc., 21240 Burbank Boulevard, Woodland Hills, California 91367 (818) 598-2026.

                                    SUMMARY

   The following summary highlights selected information from this offer to purchase or exchange. This summary may not contain all of the information that is important to Litton stockholders. To better understand the offer and the other proposed transactions, Litton stockholders should read this entire document carefully, as well as the additional documents to which this offer to purchase or exchange refers. See "Additional Information" on page 86.

The Amended Merger Agreement

   Northrop Grumman and Litton entered into an Agreement and Plan of Merger on December 21, 2000 which provided for the original offer to purchase all of the outstanding Litton common stock for $80.00 in cash per share and all of the outstanding Litton preferred stock for $35.00 in cash per share by a subsidiary of Northrop Grumman. The original offer commenced on January 5, 2001. On January 23, 2001, the original Agreement and Plan of Merger was amended and restated to provide that the original offer be amended to become an offer by NNG to exchange NNG common stock and NNG preferred stock for a portion of the Litton common stock on a tax-free basis, in addition to the cash consideration in the original offer. NNG is making the offer pursuant to the amended merger agreement.

The Companies

   Northrop Grumman Corporation. Northrop Grumman is a Delaware corporation with its principal executive offices located at 1840 Century Park East, Los Angeles, California 90067. Its telephone number is (310) 553-6262. Northrop Grumman is an advanced technology company operating in the Integrated Systems Sector, or "ISS", Electronic Systems and Sensor Sector, or "ES3" and Information Technology, or "Logicon" segments of the broadly defined aerospace and defense industry. The ISS segment includes the design, development and manufacture of aircraft and aircraft subassemblies. The ES3 segment includes the design, development, manufacturing and integration of electronic systems and components for military and commercial use. Logicon, Northrop Grumman's information technology segment, includes the design, development, operation and support of computer systems for scientific and management information.

   Litton Industries, Inc. Litton is a Delaware corporation with its principal executive offices located at 21240 Burbank Boulevard, Woodland Hills, California 91367. Its telephone number is (818) 598-5000. According to Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000, Litton designs, builds and overhauls surface ships for government and commercial customers worldwide and is a provider of defense and commercial electronics technology, components and materials for customers worldwide. In addition, Litton is a prime contractor to the U.S. government for information technology and provides specialized information technology services to commercial customers in local and foreign jurisdictions.

   Litton's businesses are divided into four business segments: Advanced Electronics, Information Systems, Ship Systems, and Electronic Components and Materials. The Advanced Electronics group is a major supplier and integrator of electronic systems and related services to the U.S. and international military and commercial markets. The Information Systems group designs, develops, integrates and supports computer-based information systems and provides information technology and services primarily for government customers. The Ship Systems group builds non-nuclear ships for the U.S. Navy and designs, builds and overhauls surface ships for government and commercial customers worldwide. The Electronic Components and Materials group designs, manufactures and produces a broad range of high-tech materials and products integral to the telecommunications and computer markets including complex many-layered backplanes and assemblies, specialty brushless motors, slip rings, high density electronic and fiber optic connectors, cylindrical connectors, microelectronic attachment materials including solder spheres, precision wires and pastes, laser crystals, gallium arsenide substrates and microwave components for primarily commercial markets worldwide.

   NNG, Inc. NNG is a newly-formed Delaware corporation that is wholly-owned by Northrop Grumman. Its principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and its telephone number is (310) 553-6262. NNG was incorporated on January 16, 2001 in preparation for the offer and the Northrop reorganization described below and has not conducted any business activities to date. As a result of the Northrop reorganization and after the consummation of the offer, Northrop Grumman and Litton will become subsidiaries of NNG. Accordingly, the business of NNG will consist of the business currently conducted by Litton and Northrop Grumman.

The Northrop Reorganization

   Immediately prior to NNG purchasing Litton common stock and Litton preferred stock in the offer, Northrop Grumman will be reorganized. Currently, NNG has two wholly-owned subsidiaries, NGC Acquisition Corp. and LII Acquisition Corp., as illustrated below:

                                                          [GRAPHIC APPEARS HERE]

NGC Acquisition Corp. and LII Acquisition Corp. are newly-formed Corporations which were organized for the purpose of the transactions described herein.

   In the Northrop reorganization, immediately prior to the purchase of Litton common stock and Litton preferred stock in the offer, NGC Acquisition will merge with and into Northrop Grumman. As a result,

Northrop Grumman will become a wholly-owned subsidiary of NNG. NNG will change its name to "Northrop Grumman Corporation," and, Northrop Grumman will be renamed "Northrop Grumman Operations Corporation." All of Northrop Grumman's capital stock will be converted into capital stock of NNG. The outstanding shares of Northrop Grumman common stock will automatically be deemed to be outstanding shares of NNG common stock with no exchange of certificates and the NNG common stock will have the same rights, preferences and privileges as the Northrop Grumman common stock. The NNG common stock will be publicly traded and listed on the NYSE. The following chart illustrates the resulting corporate structure:

                            [GRAPHIC APPEARS HERE]

The Litton Merger

   Following NNG's purchase of Litton common stock and Litton preferred stock in the offer, LII Acquisition will merge with and into Litton. At the effective time of the Litton merger, each outstanding share of Litton common stock, except for shares held by dissenting Litton stockholders, NNG, Litton or their subsidiaries, will be converted into the right to receive $80.00 in cash, and each outstanding share of Litton preferred stock will remain outstanding without any change.

Choices Available to Litton Stockholders

   Holders of Litton common stock who desire to tender their shares in the offer may select one of the following forms of payment for each of their shares of Litton common stock:

  .  $80.00 cash;

  . $80.25 in market value (as described below) of NNG common stock, subject to proration; and

  .  0.80 of a share of NNG preferred stock, subject to proration.

   The number of shares of NNG common stock to be issued in exchange for each share of Litton common stock will be determined by dividing $80.25 by the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on the second trading day before expiration of the offer. No fractional shares of NNG common stock or NNG preferred stock will be issued. Cash will be delivered in lieu of fractional shares of NNG common stock or NNG preferred stock.

   Holders of Litton preferred stock who desire to tender their shares in the offer will receive $35.00 in cash for each share.

   For more information on the NNG common stock exchange ratio, see "The Offer" beginning on page 22.

Elections and Proration

 Elections by Tendering Stockholders

   There is no limit on the number of shares of Litton common stock or Litton preferred stock that may be exchanged for cash in the offer. There is a limit on the number of shares of NNG common stock and the number of shares of NNG preferred stock that may be issued in exchange for Litton common stock in the offer. The maximum number of shares of NNG common stock that will be issued in the offer is 13,000,000, and the maximum number of shares of NNG preferred stock that will be issued in the offer is 3,500,000. It is possible that the maximum common stock consideration could be reduced, as described under "Reduction in Number of Shares of NNG Common Stock" below. Elections for the NNG common stock and the NNG preferred stock will be subject to pro rata reduction if Litton stockholders request more than the maximum common stock consideration or the maximum preferred stock consideration, as the case may be.

   In addition to deciding whether to receive cash, NNG common stock or NNG preferred stock, or a combination of this consideration, tendering Litton common stockholders who elect to receive NNG common stock or NNG preferred stock must choose among three alternatives for the treatment of any Litton common stock not exchanged by reason of proration for the class of NNG stock they have elected to receive:

   Alternative A. A tendering Litton common stockholder may make an Alternative A election with respect to Litton common stock which is tendered for either NNG common stock or NNG preferred stock. If the total number of NNG common stock elections (including the deemed elections referred to in the next sentence) exceeds the NNG common stock available, the Alternative A elections will first be reduced, pro rata, to the extent necessary so that the total number of shares of NNG common stock required for common stock elections does not exceed the maximum common stock consideration. If the tendering stockholder elects to receive NNG preferred stock, any shares subject to the Alternative A election which are not exchanged for NNG preferred stock by reason of proration will be deemed subject to an Alternative A common stock election.

   The stockholder's agreement among Northrop Grumman, NNG and Unitrin provides, in substance, that Unitrin and certain of its subsidiaries will accept NNG common stock in exchange for all of their shares of Litton common stock which are not exchanged for NNG preferred stock in the offer. However, Unitrin and its subsidiaries agreed to accept NNG common stock only to the extent that other Litton stockholders do not elect to receive the available NNG common stock. Pursuant to the stockholder's agreement, Unitrin will specify Alternative A for all of the Litton common stock tendered by it. While Alternative A may be selected by any holder of Litton common stock, it is expected that Litton stockholders other than Unitrin will likely find it in their interests to select either:

  . Alternative B, if they wish to maximize the NNG common stock received in the offer; or

  . Alternative C, if they wish to receive only NNG preferred stock or cash.

The stockholder's agreement is described below under "Other Agreements--The Stockholder's Agreement".

   Alternative B. A tendering Litton common stockholder may make an Alternative B election with respect to Litton common stock which is tendered for either NNG common stock or NNG preferred stock. In the event that proration of elections to receive of NNG common stock is still required after the elimination of shares in accordance with Alternative A elections, holders of shares of Litton common stock who elect Alternative B will have their elections to receive NNG common stock reduced pro rata based on the number of shares covered thereby. If the tendering Litton common stockholder elects to receive NNG preferred stock, any shares subject to the Alternative B election which are not exchanged for NNG preferred stock by reason of proration will be deemed subject to an Alternative B common stock election.

   Alternative C. An Alternative C election is only available for those Litton common stockholders who elect to receive NNG preferred stock in exchange for tendered Litton shares. Any such shares which are not exchanged for NNG preferred stock by reason of proration will be exchanged for $80.00 in cash per share.

   If no election among the three alternatives described above is made in connection with a tender of Litton common stock in exchange for NNG common stock or NNG preferred stock, the tendering stockholder will be deemed to have elected Alternative B.

 Pro Rata Reduction of Elections for NNG Stock

   If holders tendering Litton common stock elect to receive more than the maximum common stock consideration or the maximum preferred stock consideration, elections will be subject to pro rata reduction as described below.

   Elections to receive NNG preferred stock will be reduced, pro rata in accordance with the numbers of shares covered thereby, until all of the shares subject to the elections remaining can be exchanged for NNG preferred stock. Shares of Litton common stock which are not so exchanged by reason of proration will be exchanged for:

  . $80.00 per share in cash, if Alternative C is selected by the tendering stockholder; or

  . NNG common stock (subject to further proration, if required) in all other cases.

   Elections to receive NNG common stock will also be subject to pro rata reduction, in accordance with the numbers of shares covered thereby, until all the shares subject to the elections remaining can be exchanged for the maximum common stock consideration. As described above, shares subject to Alternative A elections will be reduced before any shares subject to Alternative B elections. Shares of Litton common stock which are not so exchanged for NNG common stock by reason of proration will be exchanged for $80.00 in cash per share.

NNG Option to Reduce the Maximum Common Stock Consideration

   If the average of the closing prices for Northrop Grumman common stock on the NYSE for any five consecutive trading days ending not later than two trading days before expiration of the offer is less than $75.00, NNG may irrevocably elect to substitute cash for all or a portion of the NNG common stock at the rate of $80.00 per share of Litton common stock. In such event, NNG promptly will publicly announce the amount of cash to be substituted for NNG common stock and the amount of the new maximum common stock consideration and the offer will be extended, if necessary, in accordance with the applicable rules of the SEC to allow Litton stockholders to consider the information.

The NNG Preferred Stock

   The NNG preferred stock will have the following principal terms:

  . Conversion Right. Subject to approval by the stockholders (the "Stockholder Approval") of Northrop Grumman (if prior to the purchase of Litton shares in the offer) or by the stockholders of NNG (if thereafter) of the issuance of the shares of NNG common stock into which the NNG preferred stock is convertible, shares of NNG preferred stock will be convertible into shares of NNG common stock at a conversion price equal to 127% of the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on the second trading day before expiration of the offer. The initial conversion price is subject to adjustment under certain circumstances, as described in "Description of NNG Capital Stock-Series B Preferred Stock."

  . Dividend Rate. Holders of shares of NNG preferred stock will be entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year. If the NNG preferred stock is issued prior to the 2001 annual meeting of stockholders of Northrop Grumman (currently scheduled for May 16, 2001), the initial dividend rate per share will be $7.00 per year. Commencing after the dividend payment date in October 2001, the dividend rate per share will be $7.00 per year if the Stockholder Approval has been obtained or $9.00 per year if it has not been obtained. If the NNG preferred stock is issued after the 2001 Northrop Grumman annual meeting, the initial dividend rate per share will be $7.00 per year if the Stockholder Approval has been obtained and $9.00 per year if it has not been obtained. If the dividend rate per share is set at $9.00 per year, it will be reduced from $9.00 to $7.00 per year after the Stockholder Approval is obtained.

  .  Redemption.

     . Mandatory Redemption For Cash After Twenty Years. Each share of NNG preferred stock will be subject to mandatory redemption for cash, in an amount equal to the liquidation value of $100.00 per share of NNG preferred stock plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date. The mandatory redemption date will be 20 years and one day from the date of issuance. In the event that Stockholder Approval has not occurred by the mandatory redemption date, the amount payable for each share of NNG preferred stock will be the greater of (a) the liquidation value of $100.00 per share of NNG preferred stock plus accrued but unpaid dividends to the redemption date, whether or not declared, and (b) the current market price on the redemption date of the number of shares of NNG common stock which would be issued upon conversion of a share of NNG preferred stock into NNG common stock on the redemption date pursuant to the provision for conversion.

     . Optional Redemption For Common Stock After Seven Years. NNG has the option to redeem all but not less than all of the shares of NNG preferred stock at any time after seven years from the initial issuance date for a number of shares of NNG common stock equal to the liquidation value of $100.00 per share plus accrued but unpaid dividends, whether or not declared, to the redemption date, divided by the current market price of a share of NNG common stock on the redemption date. In the event that Stockholder Approval has not occurred by the redemption date, the number to be divided in the above calculation will be the greater of the amount described above and the current market price on the redemption date of the number of shares of NNG common stock which would be issued upon conversion of a share of NNG preferred stock into NNG common stock on the redemption date pursuant to the provision for conversion.

  . Liquidation. In any liquidation of NNG, each share of NNG preferred stock will be entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the NNG common stock or any other class or series of NNG stock which is junior to the NNG preferred stock. In any liquidation of NNG, no distribution may be made on any NNG stock ranking on a parity with the NNG preferred stock, unless the holders of NNG preferred stock participate ratably in the distribution along with the holders of any NNG stock that ranks on a parity with the NNG preferred stock. In the event the Stockholder Approval has not occurred at the time of liquidation, the amount payable on liquidation will be the greater of the amount described above and the amount that would be distributed if such share of NNG preferred stock had been converted into NNG common stock pursuant to the provision for conversion.

  . Change of Control. For a period of not less than 20 business days following any merger, consolidation, sale of all or substantially all of NNG's assets, liquidation or recapitalization of the NNG common stock in which more than one-third of the previously outstanding NNG common stock is changed into or exchanged for cash, property or securities other than capital stock of NNG or another corporation, holders of shares of NNG preferred stock may exchange any and all such shares for shares of NNG common stock. Each share of NNG preferred stock so exchanged shall be exchanged for that number of shares of NNG common stock determined by dividing the liquidation value of $100.00 per share plus accrued and unpaid dividends as of the exchange date by the current market price of a share of NNG common stock. In the event the Stockholder Approval has not occurred by the exchange date, the number to be divided in the above calculation will be the greater of the amount described above and the current market price on the exchange date of the number of shares of NNG common stock which would be issued if such shares of NNG preferred stock were converted into NNG common stock on the exchange date pursuant to the provision for conversion.

  . Voting Rights. Holders of shares of NNG preferred stock generally will have no voting rights, except that approval of the holders of two-thirds of the NNG preferred stock will be required for certain actions that would adversely affect the rights of such holders. If NNG fails to pay or declare and set aside funds for six or more quarterly dividends (whether or not consecutive), the holders of shares of NNG preferred stock will have the right to elect two directors of NNG.

   See "Description of NNG Capital Stock-Series B Preferred Stock--Voting Rights" on page 73 for a more detailed description of the voting and other rights and preferences of the NNG preferred stock.

Conditions to the Offer

   The offer is subject to conditions, including, but not limited to:

  .  the satisfaction of the minimum tender condition;

  . the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this offer to purchase or exchange as the "HSR Act") or under Council Regulation (EEC) No. 4064/89 of the Council of the European Union;

  . the Registration Statement on Form S-4 filed with the Securities and Exchange Commission to register the issuance of the NNG common stock and NNG preferred stock (of which this offer to purchase or exchange is a part) in the offer will have become effective and not be the subject of any stop order or proceeding seeking a stop order; and

  . the shares of NNG common stock to be issued in the offer will have been approved for listing on the NYSE.

   These conditions and the other conditions to the offer are discussed in greater detail in "The Offer--Conditions of the Offer" beginning on page 31.

Litton's Support of the Offer and the Litton Merger

   Litton's board of directors has determined that the offer is fair to, and in the best interests of, holders of Litton common stock, and recommends that holders of Litton common stock accept the offer and tender their shares of Litton common stock in the offer. Litton's board of directors makes no recommendation regarding whether holders of Litton preferred stock should accept the offer and tender their shares of Litton preferred stock in the offer. Litton's board of directors has approved and declared advisable the amended merger agreement and the Litton merger. Information about the recommendation of Litton's board is more fully set forth in Litton's Amended Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Litton stockholders together with this offer to purchase or exchange.

Fairness Opinion

   Litton has received an opinion from Merrill Lynch & Co., dated January 23, 2001, substantially to the effect that, as of January 23, 2001, the aggregate consideration to be received by holders of Litton common stock other than Northrop Grumman and its affiliates pursuant to the offer and the Litton merger is fair from a financial point of view to the holders of Litton common stock. The opinion is attached as an annex to Litton's Schedule 14D-9.

Agreement With Litton's Largest Stockholder

   Unitrin and certain of its subsidiaries, who collectively owned approximately 27.8% of the outstanding shares of Litton common stock as of January 23, 2001, have agreed to tender all of their shares of Litton common stock in the offer and elect to receive not less than 3,750,000 shares of NNG preferred stock and, as to the remainder, NNG common stock pursuant to the stockholder's agreement described in greater detail in "Other Agreements--The Stockholder's Agreement" on page 61.

Litton Stockholder Approval of the Litton Merger

   The Litton merger will require the affirmative vote of at least a majority of the shares of Litton common stock and Litton preferred stock outstanding on the record date for the meeting to approve the Litton merger, unless 90% or more of the outstanding shares of Litton common stock and 90% or more of the outstanding shares of Litton preferred stock are acquired in the offer, in which case the Litton merger can be accomplished without a meeting or vote of the Litton stockholders. If the minimum tender condition is satisfied and NNG purchases the tendered Litton common stock and Litton preferred stock, approval of the merger by Litton stockholders will be assured because NNG will own over 50% of the outstanding voting stock of Litton.

Appraisal Rights

   There are no appraisal rights available in connection with the offer. After the offer and subject to Delaware state law, appraisal rights will be available to holders of Litton common stock, and may be available (depending on circumstances at the time) to holders of Litton preferred stock who do not vote in favor of the Litton merger. See "Summary of Certain Statutory Provisions-- Appraisal Rights" beginning on page 82.

Tendering Litton Shares

   To tender Litton shares, Litton stockholders should do the following:

  . If the Litton shares are held in the stockholder's own name, the stockholder should complete and sign the enclosed letter of transmittal and return it with the Litton share certificates to EquiServe Trust Company, the depositary for the offer, at the applicable address on the back cover of this offer to purchase or exchange.

  . If the Litton shares are held in uncertificated form in the stockholder's name, the stockholder should complete and sign the enclosed letter of transmittal and return it to EquiServe Trust Company at the applicable address printed on the back cover of this offer to purchase or exchange.

  . If the Litton shares are held in "street name" through a broker, the stockholder will need to ask its broker to tender its Litton shares.

   For more information on the timing of the offer, extensions of the offer period and Litton stockholders' rights to withdraw previously tendered Litton shares from the offer, see "The Offer" beginning on page 22, or call the information agent, Georgeson Shareholder Communications Inc., toll-free at
(800) 223-2064.

   Litton Stockholders Who Already Tendered Their Shares

   Litton stockholders who have already tendered shares of Litton common stock in the original offer need take no action if they still wish to receive $80.00 in cash per share. If any such holder wishes to elect to receive consideration other than cash, such holder must submit a new letter of transmittal (or agent's message, if applicable), properly completed to indicate such election, and clearly identifying the shares previously tendered.

   Litton stockholders who have already tendered shares of Litton preferred stock need take no action if they still wish to tender such shares for $35.00 in cash per share.

   Shares previously tendered will not be returned unless withdrawn as described herein or upon expiration of the offer if not accepted for payment or exchange. For information concerning the status of previously tendered Litton shares, please call the information agent, Georgeson Shareholder Communications, Inc., toll free at (800) 223-2064.

Tax Consequences of the Receipt of Cash, NNG Common Stock and NNG Preferred
Stock

   If the offer and the Litton merger are consummated as contemplated, for federal income tax purposes:

  . Litton stockholders who receive only cash for their Litton common stock or Litton preferred stock will recognize any gain or loss;

  . Litton stockholders who receive solely NNG common stock or NNG preferred stock for their Litton common stock will recognize neither gain nor loss; and

  . Litton stockholders who receive a combination of cash, NNG common stock and NNG preferred stock for their Litton common stock will not recognize any loss and will recognize any gain in an amount not to exceed the cash received.

   The federal income tax consequences of the offer and the Litton merger will also depend on each Litton stockholder's particular circumstances. For a more detailed discussion of the potential federal income tax consequences, see "Material Federal Income Tax Consequences" beginning on page 41. Litton stockholders also should consult their tax advisors and other financial advisors for a full understanding of these and other tax consequences.

Extension of the Offer Period

   The offer is currently scheduled to expire at Midnight, New York City time, on Thursday, March 1, 2001.

   The amended merger agreement provides that NNG may, without Litton's consent:

  . from time to time extend the offer for successive periods of up to five business days until each of the conditions to the offer have been satisfied or waived; or

  . extend the offer for any period required by any rule, regulation, interpretation or position of the SEC.

   If the offer is extended for any reason, NNG will promptly publicly announce the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the offer, all Litton common stock and Litton preferred stock previously tendered and not withdrawn will remain subject to the offer, subject to the holder's right to withdraw. See "The Offer--Withdrawal Rights" beginning on page 27 and "The Amended Merger Agreement" beginning on page 45 for more details.

Delay; Termination; Waiver; Amendment

   Subject to the SEC's rules and regulations and the terms of the amended merger agreement, NNG also reserves the right, in its sole discretion, at any time or from time to time:

  . to delay acceptance for payment or exchange of any shares of Litton common stock or Litton preferred stock pursuant to the offer if any of the conditions of the offer have not been satisfied; and

  .  to waive any condition (other than the minimum tender condition)

by giving oral or written notice of the delay, termination or amendment to the depositary and by making a public announcement as promptly as practicable after the delay, termination or amendment. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which NNG may choose to make any public announcement, NNG assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

Withdrawal Rights

   Tenders of shares of Litton common stock and Litton preferred stock in the offer may be withdrawn at any time prior to the expiration of the offer and at any time after Tuesday, March 6, 2001, unless NNG previously has accepted the shares for payment.

Reasons for the Proposed Transactions

   NNG and Northrop Grumman are proposing the offer and the Litton merger because they believe that the offer and the Litton merger will significantly benefit Northrop Grumman's stockholders and customers. Northrop Grumman believes that the offer and the Litton merger will provide access to new product areas, increase diversification into new markets, increase market presence and opportunities and increase operating efficiencies. See "Background of the Amended Merger Agreement--Reasons for the Offer and the Litton Merger" beginning on page 40.

Accounting Treatment

   NNG will account for the Litton merger as a "purchase" transaction for accounting and financial reporting purposes, in accordance with United States generally accepted accounting principles. Accordingly, NNG will make a determination of the fair value of Litton's assets and liabilities and allocate the purchase price on its books to the acquired assets.

Material Differences in Rights of Stockholders

   The governing documents of NNG and Litton vary, and to that extent, holders of Litton common stock will have different rights as NNG stockholders. The differences are described in more detail under "Comparison of Stockholders' Rights" beginning on page 77.

Questions About the Offer and the Litton Merger

   If you have any questions about the offer or the Litton merger, please call our information agent, Georgeson Shareholder Communications Inc., toll-free at
(800) 223-2064.

      IMPORTANT CONSIDERATIONS CONCERNING ELECTIONS TO RECEIVE NNG STOCK

   In deciding whether to tender shares of Litton stock pursuant to the offer, Litton stockholders should read this offer to purchase or exchange and the accompanying Schedule 14D-9 of Litton carefully. Litton common stockholders also should carefully consider the following factors before electing to receive NNG stock in the offer.

   Elections to Receive NNG Stock are Subject to Pro Rata Reduction Because of the Limited Numbers of Shares Available

   Only 13,000,000 shares of NNG common stock and 3,500,000 shares of NNG preferred stock are available for exchange in the offer. The maximum common stock consideration could be reduced as described below under "--The Amount of NNG Common Stock Offered in Exchange for Litton Common Stock is Subject to Possible Reduction." If Litton common stockholders elect to receive more than the available number of shares of either class of NNG stock, their elections will be subject to pro rata reduction. Several alternative elections are available to Litton common stockholders for treatment of any shares of Litton common stock not exchanged by reason of proration for the class of NNG stock they have elected to receive. Litton common stockholders who are considering such elections should carefully consider the information provided herein under "The Offer--Possible Pro Rata Reductions of Elections for NNG Stock."

   The Trading Market for NNG Preferred Stock May Be Limited

   The total number of NNG preferred shares to be issued in the offer is limited to 3,500,000, with each share having a liquidation preference of $100.00. As the result, the total initial liquidation value of the issue will be no more than $350,000,000, and the liquidity of those shares may be limited. Of course, the actual market value of the NNG preferred stock may be more or less than $100.00 per share depending on circumstances over time.

   Resales of NNG Common Stock Following the Offer May Adversely Affect the Market Value of Such Shares

   The issuance of 13,000,000 new shares of NNG common stock in the offer could lead to a significant redistribution of the new shares following their initial issuance. Resales of a large number of the new NNG shares could adversely affect the market price for NNG common stock.

   The Exchange Ratio for NNG Common Stock in the Offer, and the Conversion Price for the NNG Preferred Stock, Will Not be Known Until Two Trading Days Prior to Expiration of the Offer

   The exact number of NNG common shares to be exchanged for each Litton common share will be determined by dividing $80.25 by the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on the second trading day before expiration of the offer. Accordingly, Litton stockholders will not be able to know the NNG common stock exchange ratio until the last two trading days during which the offer is open. Further, the exchange ratio which results may not reflect the actual market price for NNG common stock following completion of the offer.

   The conversion price for NNG preferred stock will be 127% of the average of the closing prices of the Northrop Grumman common stock used to set the NNG common stock exchange ratio. Accordingly, the conversion price for NNG preferred stock will also not be known until two trading days prior to the expiration of the offer.

   The Amount of NNG Common Stock Offered in Exchange for Litton Common Stock is Subject to Possible Reduction

   If the average of the closing prices for Northrop Grumman common stock on the NYSE for any five consecutive trading days ending not later than two trading days before expiration of the offer is less than

$75.00, NNG will have the irrevocable option to reduce the number of shares of NNG common stock available for exchange in the offer and substitute cash at the rate of $80.00 per share of Litton common stock. If this should occur, a public announcement of the fact will be made and the offer will be extended, if necessary, in accordance with the applicable rules of the SEC to allow Litton stockholders to consider the information.

   Convertibility of the NNG Preferred Stock is Subject to a Vote of Northrop Grumman Stockholders Which Will Not Occur Until the 2001 Meeting of Northrop Grumman Stockholders

   The issuance of NNG common stock upon conversion of the NNG preferred stock is conditioned upon the approval of stockholders of Northrop Grumman (if such vote occurs prior to the issuance of shares in the offer) or NNG (if the vote occurs thereafter). The matter will be voted on at the 2001 annual meeting of stockholders, currently scheduled for May 16, 2001, which is expected to be after expiration of the offer. As the result, Litton stockholders who elect to receive NNG preferred stock must recognize that such shares may not be convertible into common stock. See "Description of NNG Capital Stock--Series B Preferred Stock."

   The Indebtedness of NNG Following the Offer Will be Much Higher Than the Existing Indebtedness of Northrop Grumman

   The indebtedness of Northrop Grumman as of September 30, 2000 was approximately $1.820 billion. NNG's pro forma indebtedness as of September 30, 2000 giving effect to the offer and the Litton merger and assuming the Minimum Equity Issuance (as described in "Selected Consolidated Financial Data" below), is approximately $6.4 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the Litton merger, which could have important effects on the investment in NNG's common stock and NNG's preferred stock. For example, the increased levels of indebtedness could:

  . reduce funds available for investment in research and development and capital expenditures; or

  . create competitive disadvantages compared to other companies with lower debt levels.

   Successful Integration of the Northrop Grumman and Litton Businesses is not Assured

   Integrating and coordinating the operations and personnel of Northrop Grumman and Litton will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive, and may disrupt the business of the companies. The integration of the companies may not result in the benefits expected by the companies. The difficulties, costs and delays that could be encountered may include:

  . unanticipated issues in integrating the information, communications and other systems;

  . negative impacts on employee morale and performance as a result of job changes and reassignments;

  .  loss of customers;

  . unanticipated incompatibility of systems, procedures and operating methods;

  .  inability to obtain necessary consents of third parties;

  . unanticipated costs in termination or relocation of facilities and operations, and

  . the effect of complying with any government imposed organizational conflict-of-interest rules.

   Risks Relating to the Businesses of Northrop Grumman and Litton

   Results of operation of NNG will be subject to numerous risks affecting the businesses of Northrop Grumman and Litton, many of which are beyond the companies' control. Many of these risks are identified under "Forward-Looking Statements" on page 87.

                 RECENT RESULTS OF NORTHROP GRUMMAN CORPORATION

   On January 24, 2001, Northrop Grumman announced its results of operations for the three months and year ended December 31, 2000 as follows [unaudited]:

                                          Three months ended    Year ended
                                          December 31, 2000  December 31, 2000
                                          ------------------ -----------------
                                           ($ in millions, except per share)
   Net sales.............................       $2,229            $7,618
   Operating margin......................          252             1,098
   Interest expense (net)................          (31)             (145)
   Income from continuing operations.....          144               625
   Diluted earnings per share from
    continuing operations................       $ 1.99            $ 8.82

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following is a summary of selected historical consolidated financial data of Northrop Grumman for each of the years in the five-year period ended December 31, 1999 and for the nine-month periods ended September 30, 2000 and 1999 and selected unaudited pro forma combined financial data of Northrop Grumman and Litton for the year ended December 31, 1999 and the nine-month period ended September 30, 2000. The operating results for the nine months ended September 30, 2000 are not necessarily indicative of results for the full fiscal year ending December 31, 2000. See "Additional Information" on page 86. Litton stockholders should read this summary together with the financial statements referred to below and incorporated by reference and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Northrop Grumman and Litton contained in such reports.

   The historical consolidated financial data of Northrop Grumman for each of the years in the three year period ended December 31, 1999 are derived from the audited financial statements of Northrop Grumman contained in its Current Report on Form 8-K as filed on August 8, 2000, which is incorporated by reference in this offer to purchase or exchange. The historical consolidated financial data for the fiscal years ended December 31, 1996 and 1995 are derived from the audited financial statements of Northrop Grumman. The historical consolidated financial data for the nine-month periods ended September 30, 2000 and 1999 are derived from the unaudited financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q as filed on November 3, 2000, which is incorporated by reference in this offer to purchase or exchange.

   The selected unaudited pro forma combined financial data of Northrop Grumman and Litton was derived from Northrop Grumman's audited consolidated financial statements for the year ended December 31, 1999, Northrop Grumman's unaudited consolidated financial statements for the nine months ended and as of September 30, 2000, Litton's audited consolidated financial statements for the year ended July 31, 2000 and Litton's unaudited consolidated financial statements for the quarter ended and as of October 31, 2000. In addition, the audited financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and the unaudited financial statements of Litton contained in Litton's Quarterly Reports on Form 10-Q for the periods ended January 31, 2000 and 1999 have been used to bring the financial reporting periods of Litton to within 31 days of those of Northrop Grumman.

   The selected unaudited pro forma combined financial data give effect to the offer and the Litton merger as if they had occurred on the dates referenced under "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 68. The selected unaudited pro forma combined financial data do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the offer and the Litton merger. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that Unitrin tenders its shares of Litton common stock for NNG stock as described in "Other Agreements--The Stockholder's Agreement," beginning on page 61 and all other stockholders tender their shares for cash. The Maximum Equity Issuance scenario is based upon the assumption that the maximum number of shares of NNG common stock (i.e. 13,000,000) and maximum number of shares of NNG preferred stock (i.e. 3,500,000) are issued, with the remainder of the consideration in the offer paid in cash. The selected unaudited pro forma combined financial data do not purport to represent what NNG's results of operations or financial position actually would have been if the transactions referred to therein had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. Litton stockholders should read this summary together with "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 67 and the accompanying notes.

                          NORTHROP GRUMMAN CORPORATION

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                      (In millions, except per share data)

                             Pro Forma
                         ------------------
                         Minimum   Maximum
                          Equity    Equity
                         Issuance  Issuance            Historical Data
                         --------  --------  ---------------------------------------
                            Year ended
                           December 31,            Year ended December 31,
                         ------------------  ---------------------------------------
                           1999      1999     1999    1998    1997    1996     1995
                         --------  --------  ------  ------  ------  -------  ------
Operating data:
  Net sales............. $12,826   $12,826   $7,616  $7,367  $7,798  $ 7,667  $6,310
  Operating margin......   1,255     1,255      954     752     741      752     526
  Interest expense
   (net)................    (505)     (474)    (206)   (221)   (240)    (261)   (136)
  Income from continuing
   operations before
   accounting changes...     403       423      474     193     318      330     246
  Diluted earnings per
   share from continuing
   operations before
   accounting change.... $  4.78   $  4.68   $ 6.80  $ 2.78  $ 4.67  $  5.18  $ 4.19

Balance sheet data:
  Total assets..........                     $9,285  $9,536  $9,667  $ 9,645  $5,642
  Net working capital...                        329     666     221      106     435
  Total debt............                      2,225   2,831   2,791    3,378   1,372
  Shareholders' equity..                      3,257   2,850   2,623    2,282   1,586

Other data:
  Net cash from
   operations...........                     $1,207  $  244  $  730  $   743  $  777
  Funded order backlog..                      8,499   8,415   9,700   10,451   8,063
  Depreciation and
   amortization......... $   613   $   613      352     360     381      342     255
  Earnings before
   interest, taxes,
   depreciation and
   amortization
   (EBITDA)(a).......... $ 1,774   $ 1,774    1,305     890   1,133    1,081     790

                          NORTHROP GRUMMAN CORPORATION

      SELECTED UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                      (In millions, except per share data)

                                                  Pro Forma
                                              ------------------
                                              Minimum   Maximum
                                               Equity    Equity    Historical
                                              Issuance  Issuance      Data
                                              --------  --------  --------------
                                                                   Nine months
                                              Nine months ended       ended
                                                September 30,     September 30,
                                              ------------------  --------------
                                                2000      2000     2000    1999
                                              --------  --------  ------  ------
Operating data:
  Net sales.................................. $ 9,670   $ 9,670   $5,389  $5,436
  Operating margin...........................   1,140     1,140      846     699
  Interest expense (net).....................    (358)     (331)    (114)   (172)
  Income from continuing operations before
   accounting changes........................     507       524      481     335
  Diluted earnings per share from continuing
   operations before accounting changes...... $  6.14   $  5.94   $ 6.84  $ 4.82

Balance sheet data:
  Total assets............................... $16,542   $16,543   $9,354  $9,630
  Net working capital........................     810       810      271     433
  Total debt.................................   6,413     5,983    1,820   2,599
  Shareholders' equity.......................   4,520     4,951    3,805   3,135

Other data:
  Net cash from operations...................                     $  596  $  633
  Funded order backlog.......................                      9,080   9,876
  Depreciation and amortization.............. $   466       466      261     260
  Earnings before interest, taxes,
   depreciation and amortization
   (EBITDA)(a)...............................   1,643     1,643    1,131     962

--------
(a) EBITDA was calculated by adding back net interest expense and depreciation and amortization expense to income from continuing operations before taxes and accounting change. Since all companies do not calculate EBITDA or similarly titled financial measures in the same manner, disclosures by other companies may not be comparable with EBITDA as defined herein. EBITDA is a financial measure used by analysts to value companies. Therefore, Northrop Grumman's management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with United States generally accepted accounting principles ("GAAP") or as a measure of liquidity. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by applicable law upon the payment of dividends or distributions, among other things.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LITTON

   The following is a summary of selected consolidated financial data of Litton for each of the years in the five-year period ended July 31, 2000 and the three-month periods ended October 31, 2000 and October 31, 1999. The operating results for the three months ended October 31, 2000 are not necessarily indicative of results for the full fiscal year ending July 31, 2001. This information is derived from the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and from the unaudited consolidated financial statements of Litton contained in its Current Report on Form 8-K, as filed on January 30, 2001, which are incorporated by reference in this offer to purchase or exchange, and from Litton's Quarterly Report on Form 10-Q for the period ended October 31, 1999, and is qualified in its entirety by such documents. See "Additional Information" on page 86. You should read this summary together with the financial statements to which we refer and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Litton contained in such reports.

                    LITTON INDUSTRIES, INC. AND SUBSIDIARIES

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (In millions, except per share data)

                              Three Months
                            Ended October 31         Year Ended July 31
                            ---------------------------------------------------
                              2000    1999    2000   1999   1998   1997   1996
                            -------- -------------- ------ ------ ------ ------
                              (unaudited)
Operating data:
  Sales and service
   revenues................ $  1,413 $ 1,371 $5,588 $4,828 $4,400 $4,176 $3,612
  Total segment operating
   profit..................      114     132    562    339    410    370    320
  Income before accounting
   change .................       45      53    221    121    181    162    151
  Diluted earnings per
   share before accounting
   change.................. $    .97 $  1.13 $ 4.80 $ 2.58 $ 3.82 $ 3.40 $ 3.15

Balance sheet data:
  Total assets............. $  4,849 $ 4,937  4,836  4,260  4,114  3,545  3,454
  Net working capital......      539     246    500    295    164    163    107
  Total debt...............    1,424   1,667  1,399  1,033  1,046    680    787
  Total stockholders'
   investment..............    1,545   1,351  1,496  1,300  1,187  1,039    917

Other data:
  Net cash from
   operations..............       29       7    250    244    228    223     70
  Depreciation and
   amortization............       46      47    190    161    148    138    114
  Earnings before interest,
   taxes, depreciation and
   amortization
   (EBITDA)(a).............      146     162    683    441    502    452    381

--------
(a) EBITDA was calculated by adding back net interest expense and depreciation and amortization expense to income from continuing operations before taxes and accounting change. Since all companies do not calculate EBITDA or similarly titled financial measures in the same manner, disclosure by other companies may not be comparable with EBITDA as defined herein. EBITDA is a financial measure used by analysts to value companies. Therefore, Northrop Grumman's management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by applicable law upon the payment of dividends or distributions, among other things.

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes unaudited per share information for Northrop Grumman and Litton on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Grumman and Litton, the unaudited interim consolidated financial statements of Northrop Grumman and Litton, and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference in this offer to purchase or exchange. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the offer, the Litton merger and the Northrop reorganization had been consummated as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations is computed by dividing the pro forma income from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. Litton's equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman's pro forma combined per share amounts by 0.9106, the percentage of a share of NNG common stock that would be exchanged for each share of Litton common stock in the offer, based upon the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on January 26, 2001 ($88.125).

                                                  Nine months ended  Year ended
                                                    September 30,   December 31,
                                                        2000            1999
                                                  ----------------- ------------
NORTHROP GRUMMAN

Historical per common share data:
  Basic earnings per share.......................      $ 6.86          $ 6.84
  Diluted earnings per share.....................        6.84            6.80
  Book value per common share....................       54.13           46.72
  Dividends declared--Common.....................        1.20            1.60
  Dividends declared--Preferred..................         --              --

Pro forma combined per common share data:

 Minimum Equity Issued
  Basic earnings per share.......................      $ 6.23          $ 4.86
  Diluted earnings per share.....................        6.14            4.78
  Book value per common share....................       57.00           48.44
  Dividends declared--Common.....................        1.20(a)         1.60(a)
  Dividends declared--Preferred..................        6.75            9.00

 Maximum Equity Issued
  Basic earnings per share.......................      $ 6.02          $ 4.75
  Diluted earnings per share.....................        5.94            4.68
  Book value per common share....................       58.80           50.75
  Dividends declared--Common.....................        1.20(a)         1.60(a)
  Dividends declared--Preferred..................        6.75            9.00

                                                 Nine months ended  Year ended
                                                   September 30,   December 31,
                                                       2000            1999
                                                 ----------------- ------------
LITTON

Historical per common share data:
  Basic earnings per share before accounting
   change.......................................      $ 3.87          $ 2.59
  Diluted earnings per share before accounting
   change.......................................        3.84            2.55
  Book value per common share...................       33.77           30.18
  Dividends declared--Common....................         --              --
  Dividends declared--Preferred.................        1.50            2.00

Equivalent pro forma combined per common share data:

 Minimum Equity Issued
  Basic earnings per share......................      $ 5.67          $ 4.43
  Diluted earnings per share....................        5.59            4.35
  Book value per common share...................       51.90           44.11
  Dividends declared--Common....................        1.09            1.46
  Dividends declared--Preferred.................        6.15            8.20

 Maximum Equity Issued
  Basic earnings per share......................      $ 5.48          $ 4.33
  Diluted earnings per share....................        5.41            4.26
  Book value per common share...................       53.54           46.21
  Dividends declared--Common....................        1.09            1.46
  Dividends declared--Preferred.................        6.15            8.20

--------
(a) Pro forma dividends declared per common share assumes consistent rate maintained for additional shares issued in the offer and actual shares.

                          MARKET PRICES AND DIVIDENDS

   Northrop Grumman common shares currently are listed and principally traded on the NYSE and the Pacific Exchange under the symbol "NOC." After the consummation of the offer, the NNG common stock will trade on the NYSE under the symbol "NOC," and NNG will seek to list the NNG preferred stock on the NYSE if there are enough holders to satisfy the NYSE minimum listing requirements. The Litton common stock and the Litton preferred stock are listed and principally traded on the NYSE under the symbols, "LIT" and "LIT.B" respectively.

   The last reported sale price for Northrop Grumman common stock on January 31, 2001 was $86.68 and the last reported sale prices for Litton common stock and Litton preferred stock on January 31, 2001 were $79.08 and $34.30, respectively.

   The following table sets forth, for the calendar quarters ended on the dates indicated, the high and low last reported sale prices per share of Northrop Grumman common stock, Litton common stock and preferred stock, in each case as reported on the NYSE Composite Transaction Tape. The following tables also set forth the cash dividends declared per share of Northrop Grumman common stock, Litton common stock and preferred stock for the corresponding periods.

                                    Northrop Grumman
                                      Common Stock        Litton Common Stock
                                ------------------------ ----------------------
                                 High     Low   Dividend  High   Low   Dividend
                                ------- ------- -------- ------ ------ --------
1998
  March 31, 1998............... $139.00 $103.50  $0.40   $62.88 $55.88    --
  June 30, 1998................  109.69   99.00   0.40    63.44  56.06    --
  September 30, 1998...........  108.00   59.63   0.40    61.81  47.56    --
  December 31, 1998............   83.19   69.50   0.40    67.19  56.44    --

1999
  March 31, 1999...............   73.25   57.00   0.40    64.50  51.63    --
  June 30, 1999................   73.31   57.75   0.40    73.88  54.94    --
  September 30, 1999...........   75.69   59.94   0.40    72.44  54.75    --
  December 31, 1999............   62.31   49.00   0.40    55.50  42.50    --

2000
  March 31, 2000...............   55.19   43.56   0.40    50.81  27.94    --
  June 30, 2000................   80.25   52.44   0.40    45.69  38.81    --
  September 30, 2000...........   91.81   65.63   0.40    58.47  41.00    --
  December 31, 2000............   92.50   74.13   0.40    79.88  44.00    --

2001
  Quarter through January 31,
   2001........................   89.50   79.81     --    79.08  78.69    --

                                                          Litton Preferred Stock
                                                          ----------------------
                                                           High   Low   Dividend
                                                          ------ ------ --------
1998
  March 31, 1998......................................... $35.50 $32.00  $0.50
  June 30, 1998..........................................  33.75  30.00  $0.50
  September 30, 1998.....................................  33.25  30.00  $0.50
  December 31, 1998......................................  33.25  29.00  $0.50

1999
  March 31, 1999.........................................  33.50  30.00  $0.50
  June 30, 1999..........................................  32.50  28.75  $0.50
  September 30, 1999.....................................  31.50  27.50  $0.50
  December 31, 1999......................................  30.00  25.25  $0.50

2000
  March 31, 2000.........................................  26.75  24.75  $0.50
  June 30, 2000..........................................  26.50  23.50  $0.50
  September 30, 2000.....................................  25.50  23.00  $0.50
  December 31, 2000......................................  35.00  23.25  $0.50

2001
  Quarter through January 31, 2001.......................  34.63  34.00    --

                                   THE OFFER

Exchange of Litton Shares; Exchange Ratio

   Litton stockholders who tender shares of Litton common stock in the offer may elect to receive any of the following in exchange for each share of Litton common stock:

  . $80.00 in cash;

  . $80.25 in market value of shares of NNG common stock, determined by dividing $80.25 by the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on the second trading day before expiration of the offer; or

  . 0.80 of a share of NNG preferred stock.

   Litton stockholders who tender shares of Litton preferred stock in the offer will receive $35.00 in cash in exchange for each share of Litton preferred stock. Holders of Litton preferred stock cannot exchange their Litton preferred stock for NNG common stock or NNG preferred stock, only cash.

   Each form of consideration paid in the offer will be paid net of any required withholding of taxes and without the payment of interest.

Elections by Tendering Stockholders

   There is no limit on the number of shares of Litton common stock or Litton preferred stock that may be exchanged for cash in the offer. There is a limit on the number of shares of NNG common stock and the number of shares of NNG preferred stock that may be issued in exchange for Litton common stock in the offer. The maximum number of shares of NNG common stock that will be issued in the offer is 13,000,000, and the maximum number of shares of NNG preferred stock that will be issued in the offer is 3,500,000. It is possible that the maximum common stock consideration could be reduced. Elections for the NNG common stock and the NNG preferred stock will be subject to pro rata reduction if Litton common stockholders request more than the maximum common stock consideration or the maximum preferred stock consideration, as the case may be.

   In addition to deciding whether to receive cash, NNG common stock or NNG preferred stock, or a combination of this consideration, tendering stockholders who elect to receive NNG common stock or NNG preferred stock must choose among the available alternatives described below for the treatment of any shares of Litton common stock not exchanged, by reason of proration, for the form of NNG stock they have elected to receive:

   Alternative A. A tendering Litton stockholder may make an Alternative A election with respect to Litton common stock which is tendered for either NNG common stock or NNG preferred stock. If the total number of NNG common stock elections (including the deemed elections referred to in the next sentence) exceeds the NNG common stock available, the Alternative A elections will first be reduced, pro rata, to the extent necessary so that the total number of shares of NNG common stock required for common stock elections does not exceed the maximum common stock consideration. If the tendering stockholder elects to receive NNG preferred stock, any shares subject to the Alternative A election which are not exchanged for NNG preferred stock by reason of proration will be deemed subject to an Alternative A common stock election.

   The stockholder's agreement provides, in substance, that Unitrin and certain of its subsidiaries will accept NNG common stock in exchange for all of their shares of Litton common stock which are not exchanged for NNG preferred stock in the offer. However, Unitrin and its subsidiaries agreed to accept NNG common stock only to the extent that other Litton stockholders do not elect to receive the available NNG common stock. Pursuant to the stockholder's agreement, Unitrin will specify Alternative A for all of the Litton common stock tendered by it. While Alternative A may be selected by any holder of Litton common stock, it is expected that Litton stockholders other than Unitrin will likely find it in their interests to select either:

  . Alternative B, if they wish to maximize the NNG common stock received in the offer (for any shares not exchanged, by reason of proration, for NNG preferred stock, or otherwise); or

  . Alternative C, if they wish to receive only NNG preferred stock or cash.

   The stockholder's agreement is described below under "Other Agreements--The Stockholder's Agreement."

   Alternative B. A tendering Litton stockholder may make an Alternative B election with respect to Litton common stock which is tendered for either NNG common stock or NNG preferred stock. In the event that proration of elections to receive shares of NNG common stock is still required after the elimination of shares in accordance with Alternative A elections, holders of shares of Litton common stock who elect Alternative B will have their elections to receive NNG common stock reduced pro rata based on the number of shares covered thereby. If the tendering stockholder elects to receive NNG preferred stock, any shares subject to the Alternative B election which are not exchanged for NNG preferred stock by reason of proration will be deemed subject to an Alternative B common stock election.

   Alternative C. An Alternative C election is only available for those Litton common stockholders who elect to receive NNG preferred stock in exchange for tendered Litton shares. Any such shares which are not exchanged for NNG preferred stock by reason of proration will be exchanged for $80.00 in cash per share.

   If no election among the three alternatives described above is made in connection with a tender of Litton common stock in exchange for NNG common or preferred stock, the tendering stockholder will be deemed to have elected Alternative B.

Pro Rata Reduction of Elections for NNG Stock

   If holders tendering Litton common stock elect to receive more than the maximum common stock consideration or the maximum preferred stock consideration, elections will be subject to pro rata reduction as described below.

   Elections to receive NNG preferred stock will be reduced, pro rata in accordance with the numbers of shares covered thereby, until all of the shares subject to the elections remaining can be exchanged for NNG preferred stock. Shares of Litton common stock which are not so exchanged by reason of proration will be exchanged for:

  . $80.00 per share in cash, if Alternative C is selected by the tendering stockholder; or

  . NNG common stock (subject to further proration, if required) in all other cases.

   Elections to receive NNG common stock will also be subject to pro rata reduction, in accordance with the numbers of shares covered thereby, until all the shares subject to the elections remaining can be exchanged for the maximum common stock consideration. As described above, shares subject to Alternative A elections will be reduced before any shares subject to Alternative B elections. Shares of Litton common stock which are not so exchanged for NNG common stock by reason of proration will be exchanged for $80.00 in cash per share.

Reduction in Number of Shares of NNG Common Stock

   Pursuant to the amended merger agreement, if the average of the closing prices for Northrop Grumman common stock on the NYSE is less than $75.00 for any five consecutive trading days ending not later than two trading days before expiration of the offer, NNG will have the option to irrevocably elect to reduce the number of shares of NNG common stock available for exchange in the offer and substitute cash at the rate of $80.00 per share of Litton common stock. If this should occur, NNG will promptly publicly announce the amount of cash to be substituted and the new maximum common stock consideration and will extend the offer, if necessary, in accordance with the applicable rules of the SEC to allow Litton stockholders to consider the information.

Illustrative Table of NNG Common Stock Exchange Ratios at Specified Average Closing Prices

   The following table illustrates the number of shares of NNG common stock that would be issued for one share of Litton common stock at each of the average Northrop Grumman trading prices presented in the table.

                           Average Closing
                              Prices of
                           Northrop Grumman                     NNG Common Stock
                             Common Stock                        Exchange Ratio
                           ----------------                     ----------------
             $70.00...........................................       1.1464
             $75.00...........................................       1.0700
             $80.00...........................................       1.0031
             $85.00...........................................        .9441
             $90.00...........................................        .8917

   The values of Northrop Grumman common stock used in the table above are for purposes of illustration only. The average closing prices used in calculating the NNG common stock exchange ratio may be higher or lower than these numbers, depending on what the average of the closing prices of Northrop Grumman common stock on the NYSE actually is for the five consecutive trading days ending two trading days before expiration of the offer.

More Information about NNG Common Stock Exchange Ratio

   NNG will notify Litton stockholders by issuing a press release announcing the final NNG common stock exchange ratio and filing the press release with the SEC. Litton stockholders may also call the information agent, Georgeson Shareholder Communications Inc., at any time toll free at (800) 223-2064 to request information about the NNG common stock exchange ratio, including the average trading price of shares of Northrop Grumman common stock used to calculate the number of shares of NNG common stock issuable per share of Litton common stock in the offer.

Stockholder Rights Plans

   The offer to acquire Litton common stock is also an offer to acquire the associated preferred stock purchase rights issued pursuant to the rights agreement dated as of August 17, 1994 between Litton and The Bank of New York as amended as of December 21, 2000 and January 23, 2001. All references to Litton common stock include the associated rights to purchase preferred stock. Under no circumstances will additional consideration be paid for those rights.

   The shares of NNG common stock to be issued in the offer include the associated NNG preferred stock purchase rights pursuant to the rights agreement between NNG and ChaseMellon Shareholder Services to be entered into prior expiration of the offer. The NNG rights agreement will be on the same terms and conditions as Northrop Grumman's current rights agreement dated as of September 23, 1998 between Northrop Grumman and ChaseMellon Shareholder Services. However, provisions will be added to permit the acquisition by Unitrin of NNG common stock (and NNG common stock issuable upon conversion of the NNG preferred stock) as contemplated by the offer and the stockholder's agreement described under "Other Agreements--The Stockholder's Agreement" on page 61. All references to shares of NNG common stock in this offer to purchase or exchange are also references to the associated NNG preferred stock purchase rights.

Stockholders List

   NNG has relied on Litton's stockholders list and security position listings to communicate with Litton stockholders and to distribute the offer. NNG will send this offer to purchase or exchange, related letter of transmittal and other relevant materials to Litton stockholders and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Litton's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Extension; Termination; Amendment

   The offer is currently scheduled to expire at Midnight, New York City time, on Thursday, March 1, 2001.

   rSubject to the terms of the amended merger agreement, NNG may extend the period of time during which the offer remains open without Litton's consent by giving oral or written notice of such extension to the depositary. If the offer is extended for any reason, NNG will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The amended merger agreement, subject to certain exceptions, allows NNG to extend the offer for successive periods of up to five business days until all conditions have been satisfied or waived. Northrop Grumman has agreed to cause NNG to extend the offer for the shortest time periods which it reasonably believes are necessary until the consummation of the offer if the conditions of the offer have not been satisfied or waived. During any such extension, all shares of Litton stock previously tendered and not withdrawn will remain subject to the offer, subject to each tendering stockholder's right to withdraw its Litton common stock or Litton preferred stock. Litton stockholders should read the discussion under the caption "The Offer--Withdrawal Rights" beginning on page 27 for more details about withdrawal rights.

   Subject to the SEC's applicable rules and regulations and subject to the terms of the amended merger agreement, NNG also reserves the right, in its sole discretion, at any time or from time to time, (a) to delay acceptance for purchase or exchange of or, regardless of whether NNG previously accepted Litton stock, the purchase or exchange of any Litton stock pursuant to the offer and (b) to waive any condition (other than the minimum tender condition) or otherwise amend the offer by giving oral or written notice of such delay or amendment to the depositary and by making a public announcement. NNG will follow any amendment or delay as promptly as practicable with a public announcement. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which NNG may choose to make any public announcement, NNG assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   Subject to the terms of the amended merger agreement, if NNG makes a material change in the terms of the offer or the information concerning the offer (including any election to substitute cash for NNG common stock), or if NNG waives a material condition of the offer, NNG will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, NNG changes the consideration offered for Litton shares, that change will apply to all holders whose Litton common stock or Litton preferred stock are accepted for purchase or exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to Litton stockholders, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first published, sent or given, NNG will extend the offer in accordance with the applicable rules of the SEC to allow Litton stockholders to consider the information. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

Purchase and Exchange of Litton Stock; Delivery of NNG Stock

   Upon the terms and subject to the conditions of the offer, including the terms and conditions of any extension or amendment of the offer, NNG will accept, and will purchase or exchange, shares of Litton common stock (in accordance with the elections of tendering Litton stockholders) or Litton preferred stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC and the terms of the amended merger agreement, NNG expressly reserves the right to delay acceptance of Litton stock in order to comply with any applicable law. In all cases, purchases and exchanges of Litton stock tendered and accepted for exchange will be made only after timely receipt by the depositary of:

  . certificates for the shares of Litton common stock or Litton preferred stock tendered (if such certificates were ever issued) or a confirmation of a book-entry transfer of those shares of Litton common stock or Litton preferred stock in the depositary's account at The Depository Trust Company, referred to as the "DTC";

  . a properly completed and duly executed letter of transmittal (or a facsimile of that document) or agent's message if applicable; and

  . any other required documents.
   For purposes of the offer, NNG will be deemed to have accepted for purchase and exchange shares of Litton stock tendered when NNG notifies the depositary of its acceptance of those shares. The depositary will deliver cash, NNG common stock and NNG preferred stock in exchange for Litton stock pursuant to the offer. The depositary will act as agent for tendering stockholders for the purpose of receiving cash and shares of NNG stock (including cash to be paid instead of fractional shares) from NNG and transmitting such cash and NNG stock to tendering Litton stockholders. NNG will not pay interest on any amount payable in the offer or the Litton merger, regardless of any delay in making payment.

   If NNG does not accept any Litton stock tendered in the offer for any reason, or if stock certificates are submitted for more shares of Litton stock than are tendered, NNG will return certificates for such tendered or untendered Litton stock, as the case may be, without expense to the tendering stockholder or, in the case of Litton stock tendered by book-entry transfer into the depositary's account at DTC pursuant to the procedures set forth below under the discussion entitled "The Offer--Procedures for Tendering," those shares of Litton stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

   If NNG increases the consideration offered to Litton stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose Litton shares are tendered pursuant to the offer, whether or not such Litton shares were tendered or accepted for exchange prior to such increase in consideration.

Cash Instead of Fractional Shares of NNG Stock

   NNG will not issue certificates representing fractional shares of NNG stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of NNG stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by (i) the average of the closing prices for Northrop Grumman common stock on the NYSE for the five consecutive trading days ending on the second trading day before expiration of the offer, in the case of NNG common stock, or (ii) $100.00 in the case of NNG preferred stock, in each case minus any required withholding of taxes and without payment of interest.

Transfer Charges

   Litton stockholders who tender Litton common stock or Litton preferred stock in the offer, will not be obligated to pay any charges or expenses of the depositary. Except as set forth in the instructions to the letter of transmittal, transfer taxes on tenders will be paid by NNG or on NNG's behalf. Record owners of Litton common stock or Litton preferred stock who tender shares in the offer will not have to pay brokerage fees or incur similar expenses. Holders who own Litton common stock or Litton preferred stock through a broker or other nominee, and whose broker or other nominee exchanges such Litton stock on the holder's behalf, may be subject to a charge from the broker or nominee for doing so. Litton stockholders should consult their broker or nominee to determine whether any charges will apply.

Interest

   NNG will not pay interest on any amount payable in the offer or the Litton merger, regardless of any delay in making payment.

Withdrawal Rights

   All tenders of Litton stock in the offer are irrevocable, except that Litton stock previously tendered may be withdrawn at any time prior to expiration of the offer, and, unless previously accepted for purchase or exchange pursuant to the offer, may also be withdrawn at any time after Tuesday, March 6, 2001.

   For a withdrawal to be effective, the depositary must receive a written, telegraphic, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this offer to purchase or exchange, and such notice must include the tendering stockholder's name, the number of shares of Litton common stock or Litton preferred stock to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered the shares of Litton stock being withdrawn.

   A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, any of which is an "eligible institution," unless the Litton shares have been tendered for the account of any eligible institution. If Litton shares have been tendered pursuant to the procedures for book-entry transfer discussed under the caption entitled "Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Litton shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Litton stock being withdrawn must also be furnished to the depositary, prior to the physical release of such certificates. NNG will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in NNG's sole discretion, and NNG's decision will be final and binding. Neither NNG, the depositary, the information agent nor any other person has any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Litton stock properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Litton stockholder may retender withdrawn shares of Litton stock by following one of the procedures discussed in the section entitled "The Offer--Procedures for Tendering" below at any time prior to expiration of the offer.

   If a holder withdraws any shares of Litton common stock, such holder automatically withdraws the associated rights to purchase preferred stock. A holder may not withdraw the rights to purchase preferred stock unless the associated shares of Litton common stock are also withdrawn.

Procedures for Tendering

   To validly tender Litton shares pursuant to the offer, before expiration of the offer, a Litton stockholder must transmit a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, an agent's message in connection with a book-entry transfer, and any other required documents to the depositary at one of its addresses set forth on the back cover of this offer to purchase or exchange, and certificates for Litton stock being tendered must be received by the depositary at such address. Shares of Litton stock held in book-entry form must be tendered pursuant to the procedures for book-entry exchange set forth below and a confirmation of receipt of such tender (we refer to this confirmation below as a "book-entry confirmation") must be received by the depository. In the alternative, Litton stockholders may comply with the guaranteed delivery procedures set forth below.

   The term "agent's message" means a message, transmitted by DTC to the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant exchanging the Litton shares which are the subject of such book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that NNG may enforce that agreement against such participant.

   The depositary will establish accounts with respect to the Litton stock at DTC for the offer within two business days after the date of this offer to purchase or exchange, and any financial institution that is a participant in DTC may make book-entry delivery of Litton stock by causing DTC to transfer such stock into the depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Litton stock may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to the depositary at the applicable address set forth on the back cover of this offer to purchase or exchange prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Litton stock is tendered either by a registered holder of Litton stock who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for Litton stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for untendered Litton shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered owner appears on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

   The method of delivery of Litton share certificates and all other required documents, including delivery through DTC, is at the tendering stockholder's option and risk, and delivery will be deemed made only when actually received by the depositary. If delivery is by mail, NNG recommends registered mail with return receipt requested, properly insured. In all cases, holders must allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to any cash received in the offer, the depositary must be provided with the tendering stockholder's correct taxpayer identification number and certification whether the tendering stockholder is subject to backup withholding of federal income tax by means of the substitute Form W-9 included in the letter of transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a Form W-8, signed under penalties of perjury, attesting to that person's exempt status.

   A stockholder who wishes to tender shares of Litton stock in the offer and whose stock certificates are not immediately available or who cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Litton common stock and Litton preferred stock, so long as all of the following conditions are satisfied:

  (a) tender is made by or through an eligible institution;

  (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by NNG, is received by the depositary as provided below on or prior to the expiration date; and

  (c) the certificates for all shares of Litton common stock or Litton preferred stock to be tendered (or a confirmation of a book-entry transfer of such securities into the depositary's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the depositary within three NYSE trading days after the date the notice of guaranteed delivery is executed.

   The notice of guaranteed delivery may be delivered to the depositary by hand or transmitted by telegram, telex, facsimile transmission or mail. A guarantee by an eligible institution in the form set forth in that notice must be provided.

   In all cases, NNG will exchange shares of Litton common stock or Litton preferred stock tendered and accepted for exchange only after timely receipt by the depositary of certificates for such shares (or timely confirmation of a book-entry transfer of such securities into the depositary's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents. Accordingly, holders may be paid at different times depending upon when the depositary actually receives the certificates for their Litton common stock or Litton preferred stock or confirmations of book-entry transfers of those shares.

   If a holder's shares of Litton common stock or Litton preferred stock were never issued in certificated form, the holder must follow all of the requirements for tendering shares other than the requirement to deliver the share certificates for the tendered shares. A holder who has lost a share certificate, must contact the Bank of New York, the transfer agent for the Litton stock, at (800) 432-0140 and receive a replacement certificate in order to tender the Litton shares represented by the lost share certificate. Receiving a replacement certificate may take time, so Litton stockholders who have lost their share certificate and want to tender Litton shares in the offer should contact the transfer agent to request a replacement certificate as soon as possible.

   By executing a letter of transmittal as set forth above, a tendering Litton stockholder irrevocably appoints NNG's designees as the holder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of the holder's rights with respect to the Litton common stock or Litton preferred stock tendered in the offer and any other Litton common stock or Litton preferred stock and other securities issued or issuable in respect of the Litton common stock or Litton preferred stock on or after February 1, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that NNG deposits with the depositary cash, the shares of NNG common stock and NNG preferred stock for the Litton common stock tendered. All such proxies shall be considered coupled with an interest and are not revocable. Upon the effectiveness of such appointment, all prior proxies of the tendering stockholder will be revoked, and any subsequent proxies will not be deemed effective. NNG's designees will be empowered, among other things, to exercise all of the tendering stockholder's voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Litton's stockholders or otherwise. NNG reserves the right to require that, in order for shares of Litton common stock and Litton preferred stock to be deemed validly tendered, NNG must be able to exercise full voting rights to the extent permitted under applicable law with respect to such shares immediately upon acceptance of such shares for purchase or exchange.

   NNG will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Litton common stock or Litton preferred stock, in its sole discretion, and NNG's determination shall be final and binding. NNG reserves the absolute right to reject any tenders of Litton common stock or Litton preferred stock that NNG determines are not in proper form or the acceptance for exchange of or exchange for which may, in the opinion of NNG's counsel, be unlawful. NNG also reserves the absolute right to waive any of the conditions of the offer (other than the minimum tender condition) or any defect or irregularity in the tender of any shares of Litton common stock or Litton preferred stock. No tender of Litton common stock or Litton preferred stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither NNG, the depositary, the information agent nor any other person is under any duty to give notification of any defects or irregularities in the tender of any Litton common stock or Litton preferred stock or will incur any liability for failing to give any such notification. NNG's interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto will be final and binding.

   The tender of shares of Litton stock pursuant to any of the procedures described above will constitute a binding agreement between NNG and the tendering stockholder upon the terms and subject to the conditions of the offer.

Purpose of the Offer; The Litton Merger

   NNG is making the offer in order to acquire control of, and ultimately the entire common equity interest in, Litton. The offer is the first step in NNG's acquisition of Litton, and is intended to facilitate the acquisition of all Litton shares. Litton stockholders do not have appraisal rights in connection with the offer. As soon as practicable after consummation of the offer, NNG intends to merge LII Acquisition, its wholly-owned subsidiary, with and into Litton. The purpose of the Litton merger is to acquire all shares of Litton common stock not exchanged in the offer. At the effective time of the Litton merger, each share of Litton common stock, except for Litton common stock held by Litton, NNG or their subsidiaries, will be converted into the right to receive the same amount of cash as is paid per share of Litton common stock in the offer, subject to appraisal rights that may be available to Litton stockholders under Delaware law and minus any required withholding of taxes and without interest. Each share of Litton preferred stock not tendered or accepted for payment in the offer will remain outstanding, without change, as a share of Series B $2 Cumulative Preferred Stock of Litton, the corporation surviving the Litton merger.

   If two-thirds or more of the shares of Litton preferred stock are tendered for purchase in the offer and NNG acquires such percentage of the Litton preferred stock, NNG will have sufficient voting power to amend the terms of the Litton preferred stock in accordance with the provisions set forth in Litton's Restated Certificate of Incorporation. If, after the offer, there are less than 300 registered holders of Litton preferred stock remaining, NNG currently anticipates that it will deregister and delist the Litton preferred stock from the NYSE, Northrop Grumman and NNG do not intend to redeem any shares of Litton preferred stock that are not tendered and accepted by NNG for purchase in the offer. However, following the Litton merger, NNG may seek to acquire the shares of Litton preferred stock that remain outstanding for cash at a price or prices not exceeding $35.00 per share through open market transactions, an amendment to the Certificate of Incorporation of Litton, a subsequent merger or otherwise.

  See "Summary of Certain Statutory Provisions--Appraisal Rights" for information concerning appraisal rights in the Litton merger.

   Rule 13e-3 of the General Rules and Regulations under the Exchange Act would require, among other things, that some financial information concerning Litton, and some information relating to the fairness of the Litton merger and the consideration offered to Litton stockholders, be filed with the SEC and disclosed to Litton stockholders prior to consummation. Rule 13e-3 will not apply to the Litton merger if it occurs within one year after the consummation of the offer.

   NNG reserves the right to acquire additional Litton stock through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise following the consummation or termination of the offer, upon such terms and at such prices as NNG decides, which may be more or less favorable than those of the offer. NNG and its affiliates also reserve the right to dispose of any or all shares of Litton stock acquired pursuant to the offer or otherwise, upon such terms and at such prices as NNG determines.

   Upon consummation of the offer, NNG intends to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. Other than the Litton merger, NNG currently does not have any plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Litton or any of its subsidiaries, or any material changes in Litton's corporate structure or business, or any change in its management.

   Upon consummation of the offer, NNG may also elect or seek the election of nominees of its choice to Litton's board of directors. Pursuant to the amended merger agreement, until the merger is completed, Litton has agreed to use its best efforts to ensure that at least three members of Litton's board of directors as of January 23, 2001 remain members of Litton's board of directors. See "The Amended Merger Agreement--The Litton Board."

Conditions of the Offer

   Notwithstanding any other provisions of the offer relating to NNG's obligation to accept for payment or exchange any tendered Litton common stock or Litton preferred stock and subject to the terms and conditions of the amended merger agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, NNG shall not be required to accept for payment or exchange or pay for or exchange, and may delay the acceptance of, any shares of Litton stock, if:

  (i) less than 25,646,399 shares of Litton common stock and Litton preferred stock, which represent a majority of the total outstanding common stock and preferred stock on a fully diluted basis, have been tendered pursuant to the offer by the expiration of the offer and not withdrawn;

  (ii) any applicable waiting period under the HSR Act or Regulation (EEC) No. 4064/89 of the Council of the European Union shall not have expired or been terminated prior to the expiration of the offer;

  (iii) the registration statement relating to the offer shall not have become effective under the Securities Act of 1933, as amended (the "Securities Act"), or shall be the subject of any stop order or proceeding seeking a stop order;

  (iv) the shares of NNG common stock to be issued in the offer shall not have been approved for listing on the NYSE, subject to official notice of issuance; or

at any time on or after the date hereof and prior to the acceptance for payment or exchange of Litton shares, any of the following conditions shall have occurred and continued to exist:

     (a) there shall have been any statute, rule, regulation, judgment, order or injunction enacted or entered and which shall remain in effect by any state or U.S. government or governmental authority or by any state, U.S. or European Union court or any agency or authority of the European Union, other than the routine application to the offer, the Northrop reorganization and the Litton merger or other subsequent business combination of waiting periods under the HSR Act or Regulation (EEC) No. 4064/89 of the Council of the European Union, that has the effect of (i) making the acceptance for payment of, or the payment for, some or all of the Litton shares illegal or otherwise prohibiting consummation of the offer, (ii) imposing limitations on the ability of NNG or Northrop Grumman to acquire or hold or to exercise effectively all rights of ownership of the Litton shares, or to control effectively the business, assets or operations of Northrop Grumman, Litton and their subsidiaries, of such magnitude as would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Northrop Grumman, Litton and their subsidiaries, taken as a whole;

     (b) a Company Material Adverse Effect, as defined in the amended merger agreement, shall have occurred and continued to exist;

     (c) there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Company Material Adverse Effect, (iv) any material limitation (whether or not mandatory) by any U.S. governmental authority or agency on the extension of credit by banks or other financial institutions, (v) from December 21, 2000 through the date of termination or expiration of the offer, a decline of at least 27.5% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses (i) through (v) inclusive, existing at the date of the commencement of the offer, a material acceleration or worsening thereof; or

     (d) the amended merger agreement shall have been terminated in accordance with its terms; or

     (e) (i) the representations of Litton contained in the amended merger agreement shall not be true and correct at and as of consummation of the offer with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, except, in either such case to the extent that the breach thereof would not have a Company Material Adverse Effect, or (ii) Litton shall have failed to comply with its covenants and agreements contained in the amended merger agreement in all material respects; or

     (f) prior to the purchase of Litton shares pursuant to the offer, the Litton board of directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to NNG its approval or recommendation of the offer, the merger agreement or the Litton merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing.

Regulatory Approvals

   Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Litton common stock and Litton preferred stock pursuant to the offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Northrop Grumman first filed a Notification and Report Form with respect to the offer and Litton merger with the Antitrust Division and the FTC on January 4, 2001. This filing was voluntarily withdrawn on January 16, 2001 with the result that the statutory waiting period requirement of 30 days applicable to the exchange offer began again when the filing was resubmitted on January 31, 2001. The waiting period applicable to the purchase of Litton common stock and Litton preferred stock pursuant to the offer is scheduled to expire at 11:59 p.m., New York City time, thirty days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the offer from Northrop Grumman. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by Northrop Grumman with such request, (or the next business day, if such date falls on a weekend or holiday). Thereafter, such waiting period can be extended only by court order.

   Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Offer--Withdrawal Rights" beginning on page 27. If NNG's purchase of Litton common stock or Litton preferred stock is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the offer will be extended in certain circumstances. See "The Amended Merger Agreement--Conditions to the Completion of the Litton Merger."

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Litton common stock and Litton preferred stock by NNG pursuant to the offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Litton common stock and/or Litton preferred stock pursuant to the offer or seeking divestiture of the Litton common stock and/or Litton preferred stock so acquired or divestiture of substantial assets of Northrop Grumman or Litton. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. NNG does not believe that the consummation of the offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be, including conditions with respect to litigation and certain governmental actions. See "The Amended Merger Agreement--Conditions to the Completion of the Litton Merger." See "The Amended Merger Agreement--Termination Events" for certain termination rights.

   The parties conduct business in a number of foreign countries. Under the laws of certain foreign nations and multinational authorities, such as the European Commission (under Council Regulation (EEC) 4064/89, or "ECMR"), the transaction may not be completed or control may not be exercised unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. The parties have filed or intend to file shortly all non-United States pre-merger notifications that they believe are required, including that required under the ECMR. Should any other approval or action be required, the parties currently contemplate that such approval or action would be sought. Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

Reduced Liquidity; Possible Delisting

   The tender of Litton common stock and Litton preferred stock pursuant to the offer will reduce the number of holders of Litton common stock and Litton preferred stock and the number of shares of Litton common stock and Litton preferred stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Litton common stock and Litton preferred stock held by the public. Litton common stock and Litton preferred stock currently are listed and principally traded on the NYSE. Depending on the number of shares of Litton common and Litton preferred stock acquired in the offer, following consummation of the offer, Litton common stock or Litton preferred stock may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Litton common stock and Litton preferred stock if, among other things:

  . the number of publicly held shares of Litton common stock or Litton preferred stock (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000;

  . the number of record holders of 100 or more shares of Litton common stock or Litton preferred stock should fall below 1,200; or

  . the aggregate market value of publicly held shares of Litton common stock or Litton preferred stock should fall below $5,000,000.

   According to Litton, as of November 30, 2000, there were approximately 45,518,647 shares of Litton common stock (excluding 2,734,083 shares of common stock held in Litton's treasury) and 410,643 shares of Litton preferred stock outstanding.

   If the NYSE were to delist the Litton common stock or Litton preferred stock, including after the exchange of Litton stock in the offer but prior to the Litton merger, the market for Litton common stock or Litton preferred stock could be adversely affected. It is possible that Litton's shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through NASDAQ or by other sources. However, the extent of the public market for Litton common stock and Litton preferred stock and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Litton common stock or Litton preferred stock remaining at such time, the interest in maintaining a market in the Litton common stock or Litton preferred stock on the part of securities firms, the possible termination of registration of Litton stock under the Exchange Act, as described below, and other factors.

Status as "Margin Securities"

   The Litton common stock and Litton preferred stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit with such stock as collateral. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, Litton common stock and Litton preferred stock stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event Litton common stock and Litton preferred stock would be ineligible as collateral for margin loans made by brokers.

Registration Under The Exchange Act

   Litton common stock and Litton preferred stock are currently registered under the Exchange Act. Litton can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Litton common stock or Litton preferred stock, as the case may be. Termination of registration of the Litton stock under the Exchange Act would reduce the information that Litton must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 (described above) no longer applicable with respect to Litton stock that is no longer registered. Furthermore, the ability of "affiliates" of Litton and persons holding "restricted securities" of Litton to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. In addition, if registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

Source and Amount of Funds

   The offer is not conditioned upon any financing arrangements. NNG estimates that the total amount of funds required to purchase all of the outstanding Litton stock pursuant to the offer and the Litton merger and to pay related fees and expenses will be between approximately $2.3 billion and $2.9 billion, depending upon the actual number of shares of NNG common stock and NNG preferred stock issued in the offer. NNG expects to obtain the funds necessary to consummate the offer and the Litton merger from Northrop Grumman. Northrop Grumman has received a commitment letter from Credit Suisse First Boston, The Chase Manhattan Bank and JP Morgan providing for the structure, arrangement and syndication of senior unsecured loans of up to $6,000,000,000, the initial proceeds of which will be used solely to acquire Litton common stock and preferred stock in the offer and the Litton merger, to retire and refinance certain outstanding debt of Litton and to pay any related expenses. The proceeds of subsequent borrowings under the loans will be used for general corporate purposes of NNG, Northrop Grumman and Litton. The loans will be in the form of a 364-day revolving credit facility with an aggregate maximum principal amount of $2,500,000,000, a five-year revolving credit facility with an aggregate principal amount of up to $2,500,000,000 and a 364-day term facility with an aggregate principal amount of $1,000,000,000. Each of the facilities will be an unsecured senior credit facility and will contain usual and customary affirmative and negative covenants, including customary financial covenants. Interest rates for the loans will be adjusted LIBOR (which will at all times include statutory reserves) or the adjusted base rate, at the election of Northrop Grumman, in each case plus spreads depending upon a schedule of certain specified Standard & Poor's and Moody's Investor Services ratings of Northrop Grumman. Northrop Grumman may elect periods of one, two, three or six months for adjusted LIBOR borrowings under the loans.

   It is expected that the loan documents will be negotiated while the offer is outstanding and signed on or before expiration of the offer.

Relationships with Litton

   Except as set forth in this offer to purchase or exchange, neither NNG nor Northrop Grumman nor, to the best of its knowledge, any of NNG's or Northrop Grumman's directors or executive officers, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Litton, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as described in this offer to purchase or exchange, neither NNG nor Northrop Grumman nor, to the best of its knowledge, any of NNG's or Northrop Grumman's directors or executive officers, has had any business relationship or transaction with Litton or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulation of the SEC applicable to the offer. Except as described in this offer to purchase or exchange, there have been no contracts, negotiations or transactions between NNG and Northrop Grumman or to the best of its knowledge any of NNG's or Northrop Grumman's directors or executive officers, on the one hand, and Litton or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   In the normal course of their business, Northrop Grumman and Litton are parties to transactions and agreements. During the two years ended October 31, 2000, no such transaction had an aggregate value in excess of 1% of Litton's consolidated revenues.

Fees and Expenses

   NNG has retained Georgeson Shareholder Communications Inc. to act as the information agent in connection with the offer. The information agent may contact holders of Litton stock by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of Litton stock. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and NNG will indemnify the information agent against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

   Salomon Smith Barney Inc. is acting as the dealer manager in connection with the offer and as financial advisor to NNG and Northrop Grumman in connection with the offer and the Litton merger, for which services Salomon Smith Barney Inc. will receive reasonable and customary compensation. Northrop Grumman has agreed to reimburse Salomon Smith Barney Inc. for reasonable fees and expenses incurred in performing its services, including reasonable fees and expenses of its legal counsel and to indemnify Salomon Smith Barney Inc. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney Inc. and its affiliates may actively trade or hold the securities of Northrop Grumman, Litton and their respective affiliates for Salomon Smith Barney's and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

   NNG will not pay any fees or commissions to any broker, dealer or other persons (other than the information agent and the dealer manager) for soliciting tenders of Litton stock pursuant to the offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by NNG for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   Merrill Lynch & Co. provided certain financial advisory services to Litton in connection with the offer and the Litton merger, including providing an opinion dated January 23, 2001 substantially to the effect that, as of such date, the aggregate consideration to be received by holders of Litton common stock, other than Northrop Grumman and its affiliates, pursuant to the amended merger agreement is fair from a financial point of view to the holders of Litton common stock. The opinion is attached as an exhibit to Litton's Schedule 14D-9, which is being mailed to the stockholders of Litton with this offer to purchase or exchange.

                   BACKGROUND OF THE AMENDED MERGER AGREEMENT

   In May 2000, Kent Kresa, Chairman and Chief Executive Officer of Northrop Grumman, and Michael Brown, Chairman and Chief Executive Officer of Litton, agreed that a small group of directors, officers and senior employees from the two companies would have discussions looking into the possibility of a strategic transaction. A confidentiality letter agreement was signed, dated June 23, 2000 (the "confidentiality agreement"), by which each company agreed to maintain the confidentiality of non-public information which might be received from the other and also agreed that no disclosure would be made concerning the discussions between the parties. From that time to the present a number of meetings and conversations have taken place between representatives of the two companies.

   In mid-September 2000, Mr. Kresa contacted Mr. Brown to advise him that Northrop Grumman would have an interest in acquiring Litton in a transaction in which the holders of Litton common stock would receive a combination of cash and stock having a value equivalent, on a per share basis, to 0.70 of a share of Northrop Grumman common stock. Subsequent to the conversation, a representative of Northrop Grumman was advised that Litton did not wish to pursue the proposal.

   On October 20, 2000, Litton publicly announced its intention to explore the sale of its Advanced Electronics group. Later the same day, Mr. Kresa spoke with Mr. Brown and wrote to him reiterating Northrop Grumman's interest in an acquisition of Litton in a transaction involving cash and stock valued at 0.70 of a share of Northrop Grumman common stock, for each share of Litton common stock. Mr. Kresa pointed out that the sale of the Advanced Electronics group would be inconsistent with Northrop Grumman's plans for the combined company and would diminish Northrop Grumman's interest in the combination. In response, Mr. Brown advised Mr. Kresa that the transaction value proposed by Northrop Grumman was not sufficient for Litton's board of directors to support such a transaction.

   On November 2, 2000, Mr. Kresa again wrote to Mr. Brown increasing the value of Northrop Grumman's proposal so that holders of Litton common stock would receive a combination of cash and Northrop Grumman common stock having a value equivalent, on a per share basis, to 0.75 of a share of Northrop Grumman common stock and offering the potential for some additional value to be delivered to the holders of Litton common stock through a contingent value mechanism.

   Following a meeting of the Litton board of directors on November 3, 2000, Mr. Brown again advised Mr. Kresa that the value proposed by Northrop Grumman was considered insufficient by the Litton board of directors. On November 29, 2000, Mr. Kresa wrote to Mr. Brown to specifically propose two alternatives for a potential transaction. The first proposed alternative would provide Litton's stockholders with a combination of cash and stock valued at 0.75 of a share of Northrop Grumman common stock plus a contingent value instrument which would provide the Northrop Grumman's stockholders with 75% of the net after-tax recovery in Northrop Grumman's pending litigation with Honeywell, Inc. as well as certain other litigation, and between 40% and 60% of the net after-tax value of the Electronic Components and Materials business segment achieved within the five-year period following closing. The second alternative proposed was for an acquisition for cash at $72.00 per share of Litton common stock.

   Following further discussions and negotiations and the exchange of additional non-public information between the parties, the board of directors of Northrop Grumman met on December 20, 2000 and unanimously approved the merger agreement. The Litton board of directors met on December 21, 2000 and also approved the merger agreement and determined unanimously that the transactions contemplated thereby, including the offer and the Litton merger, were fair to, and in the best interests of, the holders of Litton common stock.

   On December 21, 2000, the merger agreement was executed by Northrop Grumman, LII Acquisition and Litton, and Northrop Grumman and Litton issued a joint press release announcing the transaction. On January 5, 2001, LII Acquisition commenced an offer to purchase all of the Litton common stock and Litton preferred stock for cash.

   Following execution of the merger agreement on December 21, 2000 representatives of Litton and Northrop Grumman had a number of conversations with representatives of Litton's largest stockholder, Unitrin. In those conversations, Unitrin expressed its strong desire that the proposed transactions be modified to provide a means for the exchange of Litton common stock for stock of Northrop Grumman, or an affiliated company, on a tax-deferred basis. On January 16, 2001, Northrop Grumman and Litton announced that they were considering a possible amendment of the proposed transaction to provide the means for a tax-free exchange of Litton common stock for capital stock of Northrop Grumman following completion of the then-pending all cash tender offer for Litton common stock at $80.00 per share in cash.

   In the course of discussions among Litton, Northrop Grumman and Unitrin, Litton advised of its willingness to consider alternative structures for the transaction, provided that: (i) no stockholder who wanted cash would be required to accept securities in the transaction; (ii) the restructured transaction would be at least as certain to be completed as the original transaction; (iii) it would not materially delay the time at which Litton stockholders who wanted to sell their shares for cash would be paid; and (iv) all holders of Litton common stock would be treated equally. The parties considered a number of alternative possible structures for attaining the desired objectives and finally determined that the amended merger agreement accomplished their mutual objectives. The amended merger agreement, dated as of January 23, 2001 was executed and delivered on January 24, 2001. At the same time, Northrop Grumman and Unitrin executed and delivered a stockholder's agreement, dated as of January 23, 2001. On January 24, 2001, Unitrin stated, in a filing with the SEC, that it had agreed to tender its shares of Litton common stock in the offer pursuant to the terms of the amended merger agreement.

   Certain Projections

   Prior to entering into the amended merger agreement, Litton provided to Northrop Grumman certain information which was not publicly available, including a variety of projected financial data based on various differing assumptions for future fiscal years. Litton has advised that it does not publicly disclose projections, and the projections furnished to Northrop Grumman were not prepared with a view to public disclosure. Northrop Grumman analyzed the information in the projections, certain publicly available information and additional information obtained in Northrop Grumman's due diligence review of Litton, along with Northrop Grumman's own estimates of potential cost savings and benefits in evaluating the offer and the Litton merger.

   Litton does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of Litton has prepared the prospective financial information set forth below to assist Northrop Grumman's management in assessing Litton's future financial performance. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and Litton stockholders are cautioned not to place undue reliance on the prospective financial information.

   Neither Litton's nor Northrop Grumman's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

   The projections provided to Northrop Grumman by Litton included, among other things, the following forecasts of Litton's revenues, net income (excluding pension income) and earnings per share (excluding pension income), respectively (in millions, except per share data): $5,850.0, $151.9 and $3.31 in 2001; $6,473.0, $186.4 and $4.06 in 2002; $6,827.0, $220.8
and $4.81 in 2003; $7,183.0, $248.4 and $5.41 in 2004; and $7,436.0, $278.7,
and $6.07 in 2005. Including pension income, the projected net income and earnings per share were, respectively (in millions, except per share data):
$220.5 and $4.80 in 2001; $254.9 and $5.55 in 2002; $289.4 and $6.30 in 2003;
$317.0 and $6.90 in 2004; and $347.3 and $7.56 in 2005.

   Other projections provided to Northrop Grumman by Litton indicated the potential for increased profitability based upon more aggressive assumptions. Based upon the more aggressive assumptions, these projections indicated revenues and net income (including pension income), respectively (in millions), of: $6,019.0 and $228.0 in 2001; $6,740.0 and $300.0 in 2002; $7,329.0 and
$414.0 in 2003; $7,920.0 and $490.0 in 2004; and $8,426.0 and $548.0 in 2005.
Litton has advised Northrop Grumman that these projections do not give effect to customary processes of adjustment by senior management of projections provided by operating/divisional management.

   The projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by Litton in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of Litton with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of Litton, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Litton's control. Litton's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the United States government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, Litton's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. In addition, the projections do not take into account any of the transactions contemplated by the amended merger agreement, including the offer and the Litton merger. These events may cause actual results to differ materially from the projections.

   For these reasons, as well as the bases and assumptions on which the projections were compiled by Litton, the inclusion of such projections herein should not be regarded as an indication that Litton, Northrop Grumman, NNG or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Reasons for the Offer and the Litton Merger

   Northrop Grumman believes that the proposed acquisition of Litton by means of the offer and the Litton merger will produce the following benefits:

  . Access to New Product Areas. Litton's proprietary technology and products will provide NNG with technology and products to complement Northrop Grumman's existing technology and products.

  . Increased Diversification into New Markets. The combination of Northrop
    Grumman and Litton under NNG provides the affiliated entities with the opportunity for diversification into new markets and access to new customers.

  . Increased Market Presence and Opportunities. The combination of Northrop
    Grumman and Litton under NNG provides the affiliated entities with increased market presence and opportunities for growth that could allow them to be better able to respond to the needs of customers, the increased competitiveness of the marketplace and opportunities that changes in the market for their respective products might bring.

  . Product Mix. The complementary nature of Northrop Grumman's and Litton's products and services will benefit clients of both companies.

  . Operating Efficiencies. The combination of Northrop Grumman and Litton under NNG provides the opportunity for potential economies of scale and cost savings.

   The reasons for the Litton board's recommendation are set forth in Litton's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to Litton stockholders together with this offer to purchase or exchange.

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

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material federal income tax consequences that will apply to the following Litton stockholders:

  . holders of Litton common stock who tender their shares for cash, NNG common stock or NNG preferred stock (or a combination thereof) pursuant to the offer;

  . holders of Litton preferred stock who tender their shares for cash pursuant to the offer; and

  . holders of Litton common stock who receive cash in the Litton merger.

   The following discussion does not address any aspect of state, local or foreign taxation. It also does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws including:

  . life insurance companies;

  . foreign persons;

  . banks or other financial institutions;

  . tax-exempt entities;

  . dealers in securities;

  . employee benefit plans;

  . persons that hold such shares as part of a straddle, a hedge against currency risk or as a constructive sale or conversion transaction; and

  . persons who acquired their Litton common stock or Litton preferred stock pursuant to the exercise of employee stock options or otherwise as compensation.

   This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, judicial decisions, and current administrative rulings. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and the opinion of counsel described below is not binding on the Internal Revenue Service. Neither the delivery of the opinion of counsel described below, nor the delivery of any other tax opinion, is a condition to closing the offer or the Litton merger. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained in this summary.

   It is the opinion of Gibson, Dunn & Crutcher LLP, counsel for Northrop Grumman, and Ivins, Phillips & Barker Chartered, special tax counsel to Northrop Grumman, that the exchange of Litton common stock for NNG common stock, NNG preferred stock and cash will be treated together with the Northrop reorganization and the Litton merger as a transaction governed by Section 351(a) or Section 351(b) of the Code and that this discussion accurately sets forth the material federal income tax consequences of the transaction. Such opinions are based upon, among other things, a representation letter and other information provided by Northrop Grumman to counsel.

   The discussion below also reflects the opinion of Gibson, Dunn & Crutcher LLP and Ivins, Phillips & Barker Chartered that the NNG preferred stock will not be "nonqualified preferred stock." Under Section 351(g) of the Code, enacted in 1997, "nonqualified preferred stock" is treated as taxable "boot" in a Section 351 transaction. Since this provision is recent and since implementing regulations have not yet been promulgated, the Internal Revenue Service could take a position contrary to that expressed in the opinions of counsel. In such an event, holders of Litton common stock who receive NNG preferred stock would be taxed as though they had received cash equal to the fair market value of the NNG preferred stock. The discussion below is based on the conclusion that the NNG preferred stock will not be nonqualified preferred stock.

  Treatment of Holders of Litton Common Stock Who Tender Their Stock in the
 Offer

   The discussion below assumes that all holders of Litton common stock hold their stock as capital assets.

  Exchange of Litton Common Stock Solely for Cash

   A holder of Litton common stock who receives solely cash in exchange for Litton common stock pursuant to the offer will recognize capital gain or loss equal to the difference between the tax basis of the Litton common stock surrendered and the amount of cash received therefore. That capital gain or loss will constitute long-term capital gain or loss if the Litton common stock has been held by the holder for more than one year on the date of closing of the offer. Gain or loss must be calculated separately for each block of Litton common stock (i.e., shares of stock acquired at the same time in a single transaction).

  Exchange of Litton Common Stock Solely for NNG Common Stock and/or NNG Preferred Stock

   Except as discussed below under "--Cash in Lieu of Fractional Shares," a holder of Litton common stock who receives solely NNG common stock or NNG preferred stock, or some of each, in exchange for Litton common stock pursuant to the offer will not recognize gain or loss upon such exchange.

   The aggregate tax basis of the NNG common stock and NNG preferred stock received by the holder will be equal to the aggregate tax basis of the Litton common stock surrendered (excluding any portion of the holder's basis allocated to fractional shares). If a holder receives both NNG common stock and NNG preferred stock, the holder's basis in his shares of Litton common stock will be allocated to the shares of each class of stock received in proportion to the fair market value of each class.

   The holding period of the NNG common stock and NNG preferred stock will include the holding period of the Litton common stock surrendered.

   A holder of Litton common stock who is considering making an election to receive NNG common stock or NNG preferred stock in the exchange should note that there can be no assurance that such holder will receive only NNG common stock or NNG preferred stock (because of the possibility of proration). Such stockholders may receive some cash. Accordingly, there can be no assurance that a holder who makes such an election will recognize no taxable gain upon such holder's exchange of Litton common stock.

  Exchange of Litton Common Stock for a Combination of Cash and NNG Common Stock or NNG Preferred Stock or Some of Each

   Except as discussed below under "--Cash in Lieu of Fractional Shares," a holder of Litton common stock who receives a combination of cash and either NNG common stock, NNG preferred stock, or some of each, in exchange for Litton common stock (by reason of the elections made by the holder or by the application of the proration procedures) will not recognize any loss realized in the transaction but will recognize some capital gain, if any gain is realized. The amount of capital gain recognized will be calculated separately for each block of Litton common stock surrendered, in an amount equal to the lesser of

  . the amount of gain realized in respect of the block (i.e., the excess of (a) the sum of the amount of cash and the fair market value of NNG common stock and NNG preferred stock received that is allocable to the block over (b) the tax basis of the block); and

  . the amount of cash received that is allocable to the block.

   For this purpose, all of the cash, NNG common stock and NNG preferred stock received by a holder will be allocated in proportion to fair market values among the blocks of Litton common stock surrendered by such holder.

   Any capital gain will constitute long-term capital gain if the block of Litton common stock has been held for more than one year on the date of closing of the offer.

   The aggregate tax basis of the NNG common stock and NNG preferred stock received in exchange for a block of Litton common stock will be equal to the tax basis of the surrendered block of Litton common stock, decreased by the amount of cash received in respect of the block and increased by the amount of gain recognized in respect of the block. If a holder receives both NNG common stock and NNG preferred stock, the holder's basis will be allocated to the shares of each class of stock received in proportion to the fair market value of each class.

   The holding period of the NNG common stock and NNG preferred stock will include the holding period of the block of Litton common stock surrendered.

  Federal Income Tax Considerations in Making an Election

   A holder of Litton common stock who elects to receive cash pursuant to the offer will not be subject to any proration. However, holders who elect to receive NNG common stock or NNG preferred stock pursuant to the offer might receive cash as a result of the proration procedures. Thus, the actual federal income tax consequences to each Litton shareholder electing to receive NNG common stock or NNG preferred stock will not be ascertainable at the time the election is made because the extent to which the proration procedures will apply to those elections will not be known.

  Cash in Lieu of Fractional Shares

   A holder of Litton common stock who receives cash in lieu of fractional shares of NNG common stock or NNG preferred stock will be treated as having received such fractional shares at the closing of the offer and then as having exchanged such fractional shares for cash in a redemption by NNG. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the Litton common stock surrendered in the exchange that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the Litton common stock surrendered has been held by the holder for more than one year on the date of closing of the offer.

Treatment of Holders of Litton Preferred Stock Who Tender Their Litton Preferred Stock in the Offer

   The following discussion assumes that all holders of Litton preferred stock hold their stock as capital assets. A holder of Litton preferred stock who participates in the offer will receive solely cash for the Litton preferred stock tendered.

  Holders of Litton Preferred Stock Who Hold No Litton Common Stock

   A holder of Litton preferred stock who does not hold any Litton common stock and who participates in the offer will recognize capital gain or loss equal to the difference between the tax basis of the Litton preferred stock surrendered and the amount of cash received in the exchange. Such capital gain or loss will constitute long-term capital gain or loss if the Litton preferred stock has been held by the holder for more than one year on the date of closing of the offer. Gain or loss must be calculated separately for each block of Litton preferred stock (i.e., shares acquired at the same time in a single transaction).

  Holders of Litton Preferred Stock Who Also Hold Litton Common Stock That is Tendered in the Offer

   A holder of Litton preferred stock who also holds Litton common stock and who participates in the offer will be taxed according to the rules described above for holders of Litton common stock who tender their stock in the offer. The cash received for any Litton preferred stock will be treated the same as cash received for Litton common stock.

Treatment of Holders of Litton Common Stock in the Litton Merger

   The following discussion assumes that all holders of Litton common stock hold their stock as capital assets. Holders of Litton common stock who do not tender their stock pursuant to the offer will receive solely cash for their Litton common stock in the Litton merger.

  Holders of Litton Common Stock Who Tender No Stock in the Offer

   A holder of Litton common stock who does not tender any stock in the offer will receive cash in the Litton merger. Such a holder will recognize capital gain or loss equal to the difference between the tax basis of the Litton common stock surrendered in the Litton merger and the amount of cash received therefore. Such capital gain or loss will constitute long-term capital gain if the Litton common stock has been held by the holder for more than one year at the effective time of the merger. Gain or loss must be calculated separately for each block of Litton common stock (i.e., shares acquired at the same time in a single transaction).

  Holders of Litton Common Stock Who Tender Litton Common Stock in the Offer

   A holder of Litton common stock who tenders some (but not all) of that common stock in the offer will receive cash in the Litton merger for any Litton common stock that is not tendered in the offer. Such a holder will be taxed according to the rules described above for holders of Litton common stock who tender all their stock in the offer. The cash received in the Litton merger will be treated the same as cash received for Litton common stock tendered in the offer (except that the holding period for stock surrendered in the Litton merger will end on the merger effective date rather than the closing date of the offer).

Reporting Requirements

   Each holder of Litton common stock that receives NNG common stock or NNG preferred stock pursuant to the offer will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Litton merger. The statement and such records must include, among other things, the adjusted tax basis and number of shares of Litton common stock which you transfer pursuant to the offer and the number of shares and fair market value of the NNG common stock and NNG preferred stock received.

   This federal income tax discussion is for general information only and may not apply to all holders of Litton common stock and Litton preferred stock. Litton stockholders are urged to consult their own tax advisors as to the specific tax consequences of the offer and the Litton merger.

                          THE AMENDED MERGER AGREEMENT

   The amended merger agreement is filed as an exhibit to the registration statement of which this offer to purchase or exchange is a part and is incorporated by reference herein. The following summary describes the material terms of the amended merger agreement. However, the legal rights and obligations of the parties are governed by the specific language of the amended merger agreement, and not this summary.

   The amended merger agreement sets forth the principal terms of the offer, including:

  . the consideration offered;

  . the exchange ratio for exchanging Litton common stock for NNG common stock and NNG preferred stock;

  . terms and conditions of the NNG preferred stock;

  . the elections available to tendering stockholders;

  . the procedures for pro rata reduction of elections to receive NNG stock if required because of the limited amounts of NNG common stock and NNG preferred stock available; and

  . the conditions to the offer.

   The amended merger agreement prohibits NNG from taking any of the following actions without the prior written consent of Litton:

  . any decrease in the amount of cash or stock consideration offered per share of Litton common or preferred stock;

  . any change in the form of consideration payable in the offer;

  . any decrease in the number of shares of common or preferred sought in the offer, except as disclosed under "The Offer--Possible Reduction in Number of Shares of NNG Common Stock";

  . the imposition of additional conditions in the offer;

  . an amendment of the offer in a manner adverse to the holders of Litton common or preferred stock;

  . any reduction in the time in which the offer will remain open; or

  . any waiver of the minimum tender condition.

The Northrop Reorganization

   Immediately prior to the acceptance for purchase and exchange of Litton common and Litton preferred stock in the offer, a wholly-owned subsidiary of NNG will merge with and into Northrop Grumman, in order that Northrop Grumman will become a wholly-owned subsidiary of NNG. That merger is referred to as the "Northrop reorganization."

   In the Northrop reorganization, all of the outstanding shares of capital stock of Northrop Grumman will become the same number of shares of the same class of capital stock of NNG. Outstanding options to acquire common stock of Northrop Grumman will become options to acquire common stock of NNG. The certificate of incorporation and bylaws of NNG will be identical, in all material respects, to the certificate of incorporation and bylaws of Northrop Grumman, and NNG will adopt a stockholder rights plan which is identical, in all material respects, to the stockholder rights plan of Northrop Grumman. The directors and officers of Northrop Grumman will constitute the board of directors and officers of NNG.

   Upon completion of the Northrop reorganization, the name of NNG will be changed to "Northrop Grumman Corporation" and the name of the present Northrop Grumman Corporation will be changed to "Northrop Grumman Operations Corporation."

   The common stock of Northrop Grumman following the Northrop reorganization (i.e. the NNG common stock) will be listed for trading on the NYSE, and certificates representing shares of Northrop Grumman common stock will continue to represent shares of common stock of Northrop Grumman Corporation.

   No vote of the stockholders of Northrop Grumman is required for the Northrop reorganization.

The Litton Merger

   At the effective time of the Litton merger, LII Acquisition will merge with and into Litton. Litton will survive the Litton merger as a wholly-owned subsidiary of NNG.

Conditions to the Completion of the Litton Merger

   The Litton merger is subject to the satisfaction or waiver of the following conditions:

  . if required by Delaware law, the Litton stockholders must have approved and adopted the amended merger agreement;

  . no statute, rule, regulation, executive order, decree, ruling or injunction must have been enacted, entered, promulgated, or enforced by any U.S. court or U.S. or European Union governmental entity prohibiting, restraining or enjoining consummation of the Litton merger;

  . the expiration or termination of the applicable waiting period under the HSR Act, approval of the Litton merger by the Commission of the European Union under Regulation (EEC) No. 4064/89 of the Council of the European Union; and

  . NNG must have purchased Litton common stock in the offer.

Effective Time of the Litton Merger

   The Litton merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is mutually agreed by Northrop Grumman and Litton and is permissible in accordance with the DGCL. The filing of the certificate of merger will take place as soon as practicable after the closing of the Litton merger.

Additional Effects of the Litton Merger and the Northrop Reorganization

   Upon completion of the Litton merger:

  . each share of common stock held as treasury stock by Litton or its subsidiaries or owned by NNG or its subsidiaries will be canceled without payment;

  . each outstanding share of capital stock of LII Acquisition will be converted into one share of common stock of Litton, as the surviving corporation;

  . each issued and outstanding share of Litton common stock will be converted into the right to receive the highest amount of cash equal to the per share amount of cash received by holders of Litton common stock who tendered their shares for cash in the offer;

  . each issued and outstanding share of Litton preferred stock, other than shares of Litton preferred stock held by NNG, will remain outstanding, without any change, as a share of preferred stock of Litton as the surviving corporation;

  . each outstanding share of Litton preferred stock held by NNG will be canceled;

  . the directors of LII Acquisition will become the directors of Litton as the corporation surviving the Litton merger;

  . the officers of Litton at the effective time of the Litton merger will become the officers of Litton as the corporation surviving the merger;

  . the certificate of incorporation of Litton, as in effect immediately prior to the effective time of the Litton merger, will be amended as of the effective time of the Litton merger to provide that Litton will be authorized to issue 3,000,000 shares of common stock, par value $1.00 per share, 600,000 shares of preferred stock, par value $5.00 per share, and 1,000 shares of preference stock, par value, $2.50 per share, and, as so amended, such certificate of incorporation will be the certificate of incorporation of Litton as the corporation surviving the Litton merger; and

  . the bylaws of Litton at the effective time of the Litton merger will become the bylaws of Litton as the corporation surviving the Litton merger.

   Upon completion of the Northrop reorganization:

  . the directors and officers of Northrop Grumman prior to the Northrop reorganization will be the directors and officers of both Northrop Grumman and NNG after the Northrop reorganization;

  . the certificate of incorporation of Northrop Grumman, as in effect immediately prior to the effective time of the Northrop reorganization, will be amended as of the effective time of the reorganization to change Northrop Grumman's name to "Northrop Grumman Operations Corporation" and to specify that any act or transaction by or involving Northrop Grumman that requires the approval of the stockholders of Northrop Grumman will also require the approval of the stockholders of NNG and, as so amended, such certificate of incorporation will be the certificate of incorporation of Northrop Grumman as the corporation surviving the reorganization;

  . the bylaws of Northrop Grumman at the effective time of the reorganization will become the bylaws of Northrop Grumman as the corporation surviving the Northrop reorganization; and

  . the certificate of incorporation and bylaws of NNG immediately following the effective time of the Northrop reorganization will contain provisions identical to the certificate of incorporation and bylaws of Northrop Grumman immediately prior to the effective time of the Northrop reorganization, except that the name of NNG will be changed to "Northrop Grumman Corporation."

The Litton Board

   Upon the purchase of Litton common stock in the offer, NNG will be entitled to designate a number of Litton directors, constituting at least a majority of the Litton board, equal to the product of the number of Litton directors and the percentage that the number of shares of Litton common stock then held by NNG bears to the total number of outstanding Litton shares. Until the effective time of the Litton merger, Litton has agreed to use its best efforts to ensure that at least three members of Litton's board of directors as of January 23, 2001 remain members of Litton's board of directors. The amended merger agreement provides that, before the effective time of the Litton merger, if NNG designees are elected to the Litton board, the affirmative vote of a majority of the continuing Litton directors will be required to:

  . amend or terminate the amended merger agreement;

  . waive any of Litton's rights under the amended merger agreement;

  . extend the time for performance of Northrop Grumman's, NNG's or LII
    Acquisition's obligations under the amended merger agreement; or

  . approve any other action by Litton adversely affecting the rights of Litton's stockholders, other than Northrop Grumman, NNG or LII Acquisition, with respect to the transactions contemplated by the amended merger agreement.

Litton Stock Options

   The amended merger agreement provides that each outstanding option to purchase shares of Litton common stock that is vested at the effective time of the Litton merger will be converted into the right to receive a cash payment equal to the difference between the exercise price per share of Litton common stock subject to the option and $80.00.

   At the effective time of the Litton merger, each of up to 1,244,523 outstanding options to purchase shares of Litton common stock that is unvested will become an option to purchase shares of NNG common stock. Any unvested options in excess of 1,244,523 will be converted pro rata into the right to receive a cash payment equal to the difference between the exercise price per share of Litton common stock subject to the option and $80.00 and subject to compliance with Section 424 of the Code.

   NNG may provide holders of vested options and holders of unvested options whose options would be converted into cash, the opportunity to elect, prior to the Litton merger, to convert their options into options to acquire NNG common stock on a pro rata basis. If NNG provides these optionholders with the election, conversion will be allowed only to the extent a vote of Northrop Grumman's or NNG's stockholders would not be required pursuant to applicable law or the rules of any national securities exchange.

   At the effective time of the Litton merger each outstanding share of restricted stock will vest and holders of shares of restricted stock will have the right to receive a cash payment equal to $80.00 per share or any greater cash amount paid per share of Litton common stock in the offer.

   For more information on the treatment of Litton stock options in connection with the offer and the Litton merger, please refer to Item 4 of Litton's Amended Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to Litton stockholders together with this offer to purchase or exchange.

Representations and Warranties

   The amended merger agreement contains customary representations and warranties relating to, among other things:

  . corporate organization and similar corporate matters of Northrop Grumman, Litton, NNG and LII Acquisition;

  . authorization, execution, delivery and enforceability of the amended merger agreement and approval and recommendation of the board of directors of each of Northrop Grumman, Litton, NNG, LII Acquisition and NGC Acquisition with respect to the amended merger agreement and the transactions contemplated thereby;

  . due authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations of governmental authorities relating to, the amended merger agreement and related matters pertaining to each of the parties to the amended merger agreement;

  . the capital structure of each of Northrop Grumman, NNG and Litton;

  . amendment of Litton's rights plan so that none of Northrop Grumman, NNG or LII Acquisition will be deemed an acquiring person;

  . no current default of Northrop Grumman, Litton or their subsidiaries under governing documents, agreements and applicable laws;

  . proper filing of all SEC reports by Litton since October 1, 1997 and by Northrop Grumman since December 31, 1997 and the accuracy of information contained in such documents;

  . non-contravention of governing documents and agreements of and laws applicable to each of Litton, Northrop Grumman, NNG, LII Acquisition and NGC Acquisition as a result of the transactions contemplated by the amended merger agreement;

  . financial statements included in documents filed by Northrop Grumman and Litton with the SEC, the accuracy of the information in such financial statements, compliance with applicable accounting standards and requirements in such financial statements;

  . resolutions of the board of directors of Litton recommending that the stockholders of Litton approve and adopt the amended merger agreement;

  . the accuracy of information supplied by each of Northrop Grumman, Litton, NNG, LII Acquisition and NGC Acquisition in connection with this offer to purchase or exchange and the registration statement of which it is a part;

  . the absence of pending or threatened material litigation of each of Northrop Grumman and Litton;

  . the absence of material events, changes or effects concerning Litton or its subsidiaries since July 31, 2000 through the date of the amended merger agreement;

  . the absence of material events, changes or effects concerning Northrop
    Grumman or its subsidiaries since September 30, 2000 through the date of the amended merger agreement;

  . compliance with applicable laws and required permits, licenses, variances, exemptions, orders and approvals of all governmental entities by Litton and Northrop Grumman and their respective subsidiaries;

  . receipt of a written opinion of Litton's financial advisor that the aggregate consideration to be received by holders of Litton common stock other than Northrop Grumman and its affiliates in connection with the offer and the Litton merger is fair from a financial point of view to holders of Litton common stock;

  . absence of brokers' or finders' fees and expenses to be paid by Northrop
    Grumman, Litton and LII Acquisition;

  . subsidiaries of Litton;

  . timely filing of tax returns and payment of taxes by Litton and the absence of any penalties or tax sharing agreements or indemnity agreements;

  . timely filing of tax returns by Northrop Grumman and the absence of any action by Northrop Grumman, NNG, NGC Acquisition or LII Acquisition that would prevent the offer and the Litton merger, taken together, from qualifying as a tax exempt exchange under Section 351 of the Code;

  . material employee benefit plans of Litton;

  . employment agreements with executive officers of Litton;

  . the Employee Retirement Income Security Act of 1974 for Litton and
    Northrop Grumman;

  . any acceleration of benefits under any plan of Litton as a result of the Litton merger;

  . the absence of pending or threatened material controversies between Litton or any of its subsidiaries and any of their respective employees;

  . software, intellectual property and infringement matters concerning
    Litton and Northrop Grumman;

  . the compliance by Litton and Northrop Grumman with all applicable federal, state, local and foreign environmental regulations, except where noncompliance would not have a material adverse effect on Litton or Northrop Grumman;

  . contracts and other commitments between Litton or Northrop Grumman on the one hand and the U.S. government or prime contractors to the U.S. government on the other hand;

  . the absence of any unlawful contributions, gifts or other unlawful uses of funds related to political activities or in violation of the Foreign Corrupt Practices Act of 1977, as amended, by Litton or its subsidiaries or Northrop Grumman or its subsidiaries;

  . confirmation by Litton that the affirmative vote of holders of a majority of Litton common stock, voting together as one class, is the only vote of stockholders necessary to approve and adopt the amended merger agreement;

  . the absence of actions or threats by Litton customers to cancel or terminate their relationship with Litton from July 31, 2000 to December 21, 2000;

  . material ownership interests of Litton in any customer of Litton or any customer's subsidiaries;

  . the requirement that Northrop Grumman have sufficient funds or firm commitment letters for the payment of cash consideration and the performance of its obligations under the amended merger agreement at the time the conditions to the offer are satisfied or waived and at the effective time of the Litton merger;

  . requisite actions taken by NNG to reserve for issuance the NNG common stock and NNG preferred stock to be issued in the Litton merger;

  . the receipt by Litton of copies of Northrop Grumman's commitment letters which Northrop Grumman obtained to provide funds for the offer and the Litton merger;

  . the absence of any obligation or liability or other activity by NNG, LII
    Acquisition or NGC Acquisition except obligations incurred in connection with formation of each of NNG, LII Acquisition or NGC Acquisition or in connection with the amended merger agreement;

  . the absence of a vote of Northrop Grumman's stockholders to approve and adopt the amended merger agreement;

  . the absence of a vote of NNG's stockholders, other than Northrop Grumman to approve and adopt the amended merger agreement and the Litton merger or the Northrop reorganization;

  . the absence of a vote of Northrop Grumman's or NNG's stockholders pursuant to the rules of any national securities exchange;

  . the absence of actions by Northrop Grumman customers from July 31, 2000 to December 21, 2000 canceling or terminating or threatening to cancel or terminate their relationship with Northrop Grumman or its subsidiaries; and

  . material ownership interests of Northrop Grumman in its customers or any subsidiaries of its customers.
   All representations and warranties of Northrop Grumman, Litton, NNG, LII Acquisition and NGC Acquisition expire at the time the Litton merger becomes effective or the amended merger agreement is terminated.

Conduct of Business of Litton Prior to the Litton Merger

   Litton has agreed that Litton and its subsidiaries will carry on their respective businesses in the ordinary course in substantially the same manner as conducted before the date of the amended merger agreement and, to the extent consistent with such previous conduct, to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having significant business dealings with them. The amended merger agreement further provides that, except as expressly provided in the amended merger agreement or as set forth in the disclosure schedules thereto, during the period from the execution and delivery of the amended merger agreement to the effective time of the Litton merger, Litton will not, without the prior written consent of Northrop Grumman and LII Acquisition, and will not permit any of its subsidiaries to:

  . amend its governing documents;

  . issue or agree to issue any stock of any class or any other debt or equity equivalents, except for shares of Litton common stock (i) issued and sold under previously granted options, performance-based restricted stock or deferred stock units, (ii) issued and sold pursuant to rights previously granted or (iii) issued and sold by a subsidiary of Litton to any entity which is wholly-owned by Litton;

  . split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution, or make any other actual, constructive or deemed distribution in respect of its capital stock, except dividend payments made on the Litton preferred stock and dividend or distribution payments made by a wholly-owned subsidiary of Litton to Litton or another wholly-owned subsidiary of Litton;

  . redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

  . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalitzation or other reorganization of Litton or any of its subsidiaries other than the Litton merger;

  . alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary, except as provided in the amended merger agreement;

  . (i) incur any debt except for borrowings under existing lines of credit or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business and for obligations of subsidiaries of Litton incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person; (iv) pledge or otherwise encumber shares of capital stock of Litton or its subsidiaries except in connection with certain borrowings; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

  . enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not contemplated by any plan and arrangement in effect as of the date of the amended merger agreement, subject to certain exceptions;

  . acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $10,000,000 in the aggregate other than in connection with outsourcing agreements entered into with customers of Litton or its subsidiaries and in the ordinary course of business;

  . change any of the accounting principles or practices used by Litton, except as a result of a change in law or in generally accepted accounting principles other than immaterial changes;

  . revalue in any material respect any of Litton's assets other than in the ordinary course of business or as required by generally accepted accounting principles;

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

  . (i) acquire any corporation, partnership or other business organization by merger, consolidation or acquisition of stock or assets, other than in connection with outsourcing agreements entered into with customers of Litton or its subsidiaries; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Litton and its subsidiaries, taken as a whole; or (iii) authorize any new capital expenditure or expenditures which individually is in excess of $10,000,000 or capital expenditures in the aggregate are in excess of $210,000,000; provided that none of the foregoing shall limit any capital expenditure required pursuant to existing customer contracts or pursuant to Litton's existing capital expenditures budget;

  . make any material tax election or settle or compromise any income tax liability material to Litton and its subsidiaries, other than in the ordinary course of business;

  . settle or compromise any pending or threatened suit, action or claim relating to the offer and the Litton merger or which would have a material adverse effect on Litton;

  . commence any material research and/or development project or terminate any material research and/or development project that is ongoing, with certain exceptions;

  . amend the rights agreement between Litton and The Bank of New York dated as of August 17, 1994 and amended as of December 21, 2000 and January 23, 2001 in any manner that would permit any person other than Northrop Grumman or its affiliates to acquire more than 15% of the Litton common stock, or redeem the rights; or

  . take or agree to take any of the foregoing actions.

Conduct of Business of Northrop Grumman and NNG Prior to the Litton Merger

   The amended merger agreement contains restrictions on Northrop Grumman's, its subsidiaries' and NNG's conduct of their respective businesses pending the effective time of the Litton merger or the termination of the amended merger agreement. These restrictions are designed to prevent major changes in Northrop Grumman and NNG until the Litton merger takes place, except to the extent Litton consents to the changes. In general, Northrop Grumman and NNG have agreed that neither Northrop Grumman nor its subsidiaries nor NNG will:

  . acquire or agree to acquire any entity if such transaction would prevent or materially delay the consummation of the offer, the Litton merger or the Northrop reorganization, other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business;

  . amend their governing documents if such amendment would have a material adverse impact on the consummation of the offer, the Litton merger or the Northrop reorganization;

  . take any action that would prevent the offer, the Litton merger and the Northrop reorganization, taken together, from qualifying as an exchange described in Section 351 of the Code;

  . split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders, except for the payment of ordinary cash dividends in respect of the Northrop Grumman common stock;

  . adopt a plan of complete or partial liquidation or dissolution of Northrop Grumman or any of its material subsidiaries; or

  . take or agree to take any of the foregoing actions.

Other Potential Acquirers

   The amended merger agreement prohibits Litton and its subsidiaries, officers, directors, employees, representatives and agents from providing non-public information to, or having discussions or negotiations with, anyone other than Northrop Grumman, NNG or LII Acquisition with respect to a potential third party acquisition of Litton, unless:

  . Litton's board of directors receives an unsolicited proposal from a third party. In this case Litton or its representatives may make such inquiries or conduct such discussions as the Litton board of directors, based on the advice of its legal counsel, may deem necessary to inform itself for the purpose of exercising its fiduciary duties; or

  . Litton's board of directors receives an unsolicited proposal from a third party that Litton's board of directors by a majority vote decides in good faith, after consultation with its financial advisor, is reasonably likely to be a "superior proposal" (as defined below). In this case Litton and its representatives may conduct such additional discussions or provide such information as Litton's board of directors shall decide, if the third party enters into a confidentiality agreement with terms similar to the confidentiality agreement between Litton and Northrop Grumman and a majority of Litton's board of directors decides in good faith, based on the advice of its legal counsel, that its actions are necessary to comply with Litton's board of directors' fiduciary duties.

   The amended merger agreement does not prohibit Litton's board of directors from taking and disclosing to Litton's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to any tender offer.

   Litton's board of directors has agreed not to withdraw, change or modify its recommendation of the offer and the Litton merger or approve or recommend any third party acquisition, or cause Litton to enter into any agreement for a third party acquisition, unless a majority of Litton's board of directors decides in good faith, after consultation with and based upon the advice of its legal counsel, that it is required to do so in order to comply with its fiduciary duties, in which case the Litton board of directors may withdraw its recommendation of the offer and the Litton merger and approve or recommend a superior proposal if:

  . Litton has provided written notice to Northrop Grumman specifying the material terms, conditions and identity of the person making the superior proposal; and

  . Northrop Grumman has not made an equally favorable proposal within five business days of Northrop Grumman's receiving notice of a superior proposal.
   However, Litton may not enter into an agreement with respect to a superior proposal until the amended merger agreement is terminated and Litton has paid Northrop Grumman a termination fee in the amount of $110,000,000 as liquidated damages simultaneously with such termination. See "--The Amended Merger Agreement--Termination Fee; Expenses" on page 59.

   The amended merger agreement defines a "third party acquisition" to mean any of the following:

  . the acquisition of Litton by merger or otherwise by a party other than Northrop Grumman, LII Acquisition or any of their affiliates;

  . the acquisition of 20% of more of the assets of Litton and its subsidiaries taken as a whole by a party other than Northrop Grumman, LII Acquisition or any of their affiliates;

  . the acquisition of 20% or more of the outstanding Litton common stock by a party other than Northrop Grumman, LII Acquisition or any of their affiliates;

  . Litton's adoption of a plan of liquidation or the declaration or payment of an extraordinary dividend;

  . the repurchase of more than 20% of its outstanding common stock by Litton or any of subsidiaries; or

  . Litton's acquisition by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of Litton.

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

   The amended merger agreement defines a "superior proposal" as any bona fide proposal:

  . to acquire 50% or more of the common stock of Litton or substantially all the assets of Litton for cash and/or securities; and

  . that is determined by the Litton board of directors by a majority vote, based on the advice of its financial advisor, to be more favorable, from a financial point view, to Litton's stockholders than the Litton merger.

   Litton has agreed to promptly advise Northrop Grumman of any request for information relating to a third party acquisition proposal or any inquiry relating to or which could result in a third party acquisition proposal, including the terms, conditions and the identity of the person submitting the third party proposal. Litton has also agreed to inform Northrop Grumman of the status and any developments regarding any third party acquisition proposal.

Litton Stockholders Meeting

   If required by applicable law to complete the Litton merger, the amended merger agreement requires Litton as soon as practicable after consummation of the offer to call a meeting of its stockholders to consider and vote upon the adoption and approval of the amended merger agreement and to prepare and file with the SEC a proxy statement. Under the amended merger agreement, at any such meeting, Northrop Grumman, NNG and their subsidiaries have agreed to vote all Litton shares acquired in the offer or otherwise beneficially owned by them in favor of adoption of the amended merger agreement.

   Litton's board of directors may withdraw, modify or amend its recommendation that Litton common stockholders accept the offer and that Litton stockholders approve and adopt the amended merger agreement and the Litton merger if:

  . Litton receives a superior proposal; and

  . Litton's board of directors determines in its good faith judgment by a majority vote, based on the advice of its legal counsel, that it is required to recommend the superior proposal to comply with its fiduciary duties.

   Litton has also agreed to use all reasonable efforts to:

  . obtain and provide the information required to be included in the proxy statement;

  . respond promptly to any comments from the SEC concerning the proxy statement, after consultation with Northrop Grumman and NNG;

  . mail the proxy statement to Litton's stockholders as soon as possible after the expiration or termination of the offer; and

  . obtain the necessary approvals of Litton's stockholders of the amended merger agreement.

Access to Information and Confidentiality

   Litton has agreed to give Northrop Grumman and its representatives, and Northrop Grumman and its representatives have agreed to:

  . give Litton reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities;

  . give Litton reasonable access during normal business hours to all books and records of itself and its subsidiaries;

  . to furnish the other party with financial and operating data and such other information concerning its business and properties and those of its subsidiaries as may be reasonably requested; and

  . to permit the other party to make inspections as may be reasonably required.

Confidentiality

   The amended merger agreement provides that Litton is not required to provide certain confidential information. Litton and Northrop Grumman have entered into a confidentiality agreement relating to all documents and information provided to the other party in connection with the offer, the Litton merger and the Northrop reorganization.

Additional Agreements

   Each of Litton, Northrop Grumman, NNG and LII Acquisition has agreed to:

  . use all reasonable best efforts to take, or cause to be taken, all reasonable actions necessary, proper or advisable to consummate and make effective as promptly as practicable the offer, Litton merger and the Northrop reorganization;

  . reasonably cooperate with the others in connection with actions necessary to consummate the offer, Litton merger and the Northrop reorganization;

  . use all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

  . use all reasonable efforts to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

  . use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the offer, Litton merger and Northrop reorganization;

  . use all reasonable efforts to effect all necessary registrations and filings including, but not limited to, filings and submissions of information requested or required by any domestic or foreign government or governmental or multinational authority, including, the Antitrust Division of the Department of Justice, the Federal Trade Commission, any State Attorney General, or the European Commission (referred to collectively as "governmental antitrust authority");

  . use all reasonable efforts to fulfill all conditions to the amended merger agreement; and

  . use all reasonable efforts to prevent the entry, enactment or promulgation of a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the offer, the Litton merger and the Northrop reorganization.

   None of Northrop Grumman, NNG and LII Acquisition has to take any of the above actions if such action would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Northrop Grumman, Litton or their respective subsidiaries, taken as a whole.

Antitrust Approvals

   Each of Litton, Northrop Grumman, NNG and LII Acquisition has agreed to:

  . use their best efforts to resolve any objections that may be asserted with respect to the offer, the Litton merger or the Northrop reorganization under any antitrust, competition or trade regulatory laws or regulations of any domestic or foreign government or governmental or multinational authority (collectively, the "antitrust laws");

  . use their best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or unreasonably delay the consummation of the offer, Litton merger, Northrop reorganization; and

  . take any and all steps necessary to avoid or eliminate any impediment, including the institution of proceedings, under any antitrust laws that may be asserted by any governmental antitrust authority with respect to the offer, the Litton merger, and the Northrop reorganization, including:

   . proposing, negotiating, committing to and effecting the sale, divestiture or disposition of such assets or businesses of Northrop Grumman or its subsidiaries, Litton or its subsidiaries; or

   . otherwise taking or committing to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of Northrop Grumman or its affiliates, Litton or its affiliates, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or unreasonably delaying the consummation of the offer, the Litton merger or the Northrop reorganization.
   None of Northrop Grumman, NNG and LII Acquisition has to take any of the above actions if the taking of such action would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Northrop Grumman and Litton and their respective subsidiaries, taken as a whole.

   Each of Litton, Northrop Grumman, NNG and LII Acquisition also agreed to keep the other parties apprised of the status of matters relating to the completion of the offer, the Litton merger and the Northrop reorganization and to reasonably cooperate in connection with obtaining the requisite approvals, consents or orders of any governmental antitrust authority, including:

  . cooperating with the other parties in connection with filings under the HSR Act or any other antitrust laws;

  . providing copies of filings under the HSR Act or any other antitrust laws to the non-filing parties and their advisers prior to filing, other than documents containing confidential business information that will be shared only with outside counsel to the non-filing parties, and if requested, to accept all reasonable additions, deletions or changes suggested in connection with any such filing;

  . furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act or any other antitrust laws in connection with the offer, the Litton merger and the Northrop reorganization;

  . promptly notifying the other parties of any communications from or with any governmental antitrust authority with respect to the offer, the Litton merger or the Northrop reorganization;

  . permitting the other parties to review in advance and considering in good faith the views of the other parties in connection with any proposed communication with any governmental antitrust authority in connection with proceedings under or relating to the HSR Act or any other antitrust laws;

  . not agreeing to participate in any meeting or discussion with any governmental antitrust authority in connection with proceedings under or relating to the HSR Act or any other antitrust laws unless it consults with the other parties in advance, and, to the extent permitted by such governmental antitrust authority, gives the other parties the opportunity to attend and participate thereat; and

  . consulting and cooperating with the other parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust laws.

   If any party or any of their respective affiliates receives a request for additional information or documentary material from any governmental antitrust authority with respect to the offer, the Litton merger or the Northrop reorganization, such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. Northrop Grumman, NNG and LII Acquisition will advise Litton promptly in respect of any understandings, undertakings or agreements which Northrop Grumman, NNG and LII Acquisition propose to make or enter into with any governmental antitrust authority in connection with the offer, the Litton merger or the Northrop reorganization.

Directors' and Officers' Liability Insurance and Indemnification

   The amended merger agreement provides that Northrop Grumman and Litton, as the surviving corporation in the Litton merger, will jointly and severally indemnify and hold harmless the current and former directors and officers of Litton or any of its subsidiaries against:

  . all losses, claims, damages, costs, expenses, settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Litton or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the effective time of the Litton merger and whether or not asserted or claimed prior to or at or after the effective time of the Litton merger (collectively, "indemnified liabilities"); and

  . all indemnified liabilities based on or arising out of or pertaining to the amended merger agreement or the offer, the Litton merger or the Northrop reorganization, to the fullest extent required or permitted under applicable law or under the governing documents of Litton, as the surviving corporation of the Litton merger, provided, however, that the provisions of the governing documents of Litton, as the surviving corporation of the Litton merger relating to indemnification and exoneration from liability will be at least as favorable as the provisions of Litton's governing documents as of the date of the amended merger agreement.

   Furthermore, each of Litton, Northrop Grumman and NNG intend, to the extent not prohibited by applicable law, that the indemnification described above will apply to negligent acts or omissions by current and former directors and officers of Litton or any of its subsidiaries.

   The amended merger agreement provides that Litton, as the surviving corporation in the Litton merger, will maintain for six years after the Litton merger directors' and officers' liability insurance on terms no less favorable than Litton's current insurance policy, subject to a limitation on the amount of the premium required to be paid for the insurance to 300% of the amount paid as of December 21, 2000.

Employee Matters

   Except as otherwise provided in the amended merger agreement, NNG has agreed to assume and honor in accordance with their terms all Litton employee plans and all employment agreements disclosed to Northrop Grumman and all accrued benefits vested thereunder. In addition, for a period of not less than two years from the effective time of the Litton merger, NNG has agreed to provide current and former employees of Litton and its subsidiaries ("Litton employees"), for a period of not less than two years following the effective time of the Litton merger, with employee benefits in the aggregate no less favorable than those benefits provided to Litton employees immediately prior to the effective time of the Litton merger. However, Northrop Grumman is not prevented from terminating any employment agreement or employee plan in accordance with its terms or reducing the employment or otherwise changing the compensation or employee benefits of any individual Litton employee.

   Under any new employee benefit plan enacted by NNG, a Litton employee will be credited with all years of services for which such Litton employee was credited before the effective time of the Litton merger under similar Litton employee plans, except to the extent such credit would result in a duplication of benefits. Each Litton employee will be immediately eligible to participate in any new employee benefit plans to the extent coverage under the new employee benefit plan replaces coverage under a comparable Litton employee plan in which such Litton employee participated immediately prior to the effective time of the Litton merger. In addition, NNG will assume and honor Litton's obligations to provide lifetime benefits under Litton's Supplemental Medical Insurance Plan. Furthermore, NNG has agreed not to demand repayment of the loans outstanding under Litton's Incentive Loan Program before December 31, 2001.

   On or before January 31, 2001, Litton has agreed to provide Northrop Grumman with copies of certain documents and information pertaining to employee plans, employee agreements and arrangements.

Additional Covenants

   Each of Northrop Grumman, LII Acquisition and Litton has undertaken additional covenants in the amended merger agreement. The following summarizes the principal additional covenants.

   Each of Northrop Grumman, NNG, LII Acquisition and Litton has agreed to:

  . consult with each other before issuing press releases or public statements regarding the offer, Litton merger and Northrop reorganization.

   Northrop Grumman has agreed to:

  . cause NNG to issue a press release prior to the opening of trading on the second trading day prior to the expiration of the offer announcing the exchange ratio for exchanging shares of Litton common stock for NNG common stock;

  . use reasonable best efforts to list the NNG common stock and NNG preferred stock to be issued in the offer on the NYSE; and

  . cause NNG to file an amended and restated certificate of incorporation and certificate of designations of the rights, preferences and privileges of the NNG preferred stock in the forms attached to the amended merger agreement with the Secretary of the State of Delaware.

   Northrop Grumman or NNG, as applicable, have agreed to:

  . use reasonable efforts to seek at its 2001 annual stockholder meeting stockholder approval for the issuance of shares of NNG common stock upon conversion of NNG preferred stock.

   Litton has agreed to:

  . provide Litton's quarterly unaudited balance sheet and related financial statements to Northrop Grumman within 25 business days after the end of each fiscal quarter.

Termination Events

   The amended merger agreement may be terminated at any time prior to the purchase of Litton common stock in the offer:

  . by the mutual written consent of Northrop Grumman, LII Acquisition and Litton; or

  . by either Northrop Grumman and LII Acquisition or Litton if:

   . any court of competent jurisdiction or other U.S. or European Union governmental entity issues a non-appealable, final ruling prohibiting the offer, Litton merger or Northrop reorganization;

   . the offer is not completed by September 15, 2001; unless the party seeking to terminate the amended merger agreement is responsible for the delay due to that party's failure to fulfill its obligations under the amended merger agreement; or

  . by Northrop Grumman and LII Acquisition if:

   . Litton breaches any representation or warranty in the amended merger agreement or if any representation or warranty of Litton becomes untrue and such breach would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Litton and its subsidiaries and such breach is not capable of being rectified by September 15, 2001;

   . Litton breaches any covenants or agreements in the amended merger agreement that would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Litton and its subsidiaries or would materially adversely affect or materially delay the consummation of the offer, the Litton merger or the Northrop reorganization, and the breach has not been cured within twenty business days after Northrop Grumman or LII Acquisition gives Litton notice of such breach, so long as neither Northrop Grumman nor LII Acquisition has not breached any of its obligations under the amended merger agreement;

   . Litton's board of directors enters into, or recommends to its stockholders, a superior proposal;

   . Litton's board of directors withdraws, modifies or changes its approval or recommendation of the amended merger agreement, the offer, Litton merger or Northrop reorganization or adopts any resolution to such effect;

   . a third party acquisition occurs, except that, the definition of third party acquisition relating to the acquisition of Litton common stock will be deemed to occur only upon the acquisition by a third party of 50% or more of the outstanding Litton common stock; or

  . by Litton if:

   . Northrop Grumman, NNG or LII Acquisition breaches any representation or warranty in the amended merger agreement or any representation or warranty becomes untrue and such breach would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Northrop Grumman or would materially adversely affect the consummation of the offer, Litton merger or the Northrop reorganization and is not cured within twenty business days after notice by Litton of such breach, so long as Litton has not breached any of its obligations under the amended merger agreement; or

   . Northrop Grumman, NNG or LII Acquisition breaches any of their respective covenants or agreements under the amended merger agreement and such breach would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Northrop Grumman or would materially adversely affect the consummation of the offer, Litton merger or the Northrop reorganization and is not cured within twenty business days after notice by Litton of such breach, so long as Litton has not breached any of its obligations under the amended merger agreement; or

   . Litton's board of directors receives a superior proposal and resolves to accept the superior proposal after providing Northrop Grumman an opportunity to make an equally favorable proposal, and paying Northrop Grumman $110,000,000 in liquidated damages.

   Termination of the amended merger agreement by the parties as described above will void the agreement without any liability to Northrop Grumman, NNG, LII Acquisition, or Litton or any of their affiliates, directors, officers or stockholders, other than:

  . the liability for breach of the amended merger agreement;

  . the obligations of the parties to keep confidential all nonpublic information furnished in connection with the offer and Litton merger; and

  . the liquidated damages and expense provisions described immediately below.

Termination Fee; Expenses

   Litton has agreed to pay Northrop Grumman $110,000,000 as liquidated damages within three business days after the termination of the amended merger agreement, if the amended merger agreement is terminated:

  . By Northrop Grumman and LII Acquisition because Litton's board of directors enters into or recommends to its stockholders a superior proposal;

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

  . By Northrop Grumman and LII Acquisition because Litton's board of directors withdraws, modifies or changes its approval or recommendation of the amended merger agreement, the offer, Litton merger or Northrop reorganization or adopts any resolution to such effect;

  . By Northrop Grumman and LII Acquisition because a third party acquisition occurs, except that, the definition of third party acquisition relating to the acquisition of Litton common stock will be deemed to occur only upon the acquisition by a third party of 50% or more of the outstanding Litton common stock;

  . By Litton because Litton's board of directors receives a superior proposal and resolves to accept such superior proposal, except that, Litton must pay the $110,000,000 liquidated damages fee simultaneously with such termination;

  . By Northrop Grumman and LII Acquisition because Litton breaches its covenants or agreements contained in the amended merger agreement and such breaches would have a material adverse effect on the business, assets, long-term earnings capacity or financial condition of Litton and its subsidiaries, and within twelve months after termination of the amended merger agreement Litton enters into an agreement with respect to or consummates an acquisition by a third party:

   . with whom Litton had negotiations concerning a third party acquisition;

   . to whom Litton furnished information in connection with a third party acquisition;

   . who had submitted a proposal for a third party acquisition at the time of the breach, in each case after December 21, 2000 and prior to the termination of the amended merger agreement; or

  . By Northrop Grumman and LII Acquisition if the offer is not completed by September 15, 2001; as long as neither Northrop Grumman nor LII Acquisition is principally responsible for the delay due to its failure to fulfill its obligations under the amended merger agreement, and:

   . the minimum tender condition is not satisfied;

   . there is an outstanding publicly announced offer by a third party to consummate a third party acquisition;

   . no other condition of the offer is unsatisfied; and

   . within twelve months thereafter Litton enters into an agreement with respect to a third party acquisition or a third party acquisition occurs in either case involving the third party referred to above.

   Except for the liquidated damages described above, each party will pay its own expenses in connection with the amended merger agreement.

                                OTHER AGREEMENTS

The Stockholder's Agreement

   The stockholder's agreement is filed as an exhibit to the registration statement of which this offer to purchase or exchange is a part and is incorporated by reference herein. The following summary describes the material terms of the stockholder's agreement. However, the rights of the parties are governed by its specific terms and provisions and not this summary.

   Effective as of January 23, 2001, Northrop Grumman, NNG and Unitrin, a principal stockholder of Litton, entered into the stockholder's agreement described below. Unitrin and its subsidiaries collectively hold an aggregate of 12,657,764 outstanding shares of Litton common stock, representing approximately 27.8% of the outstanding Litton common stock as of January 23, 2001.

   Tender and Voting of Shares. Unitrin has agreed to:

  . tender all of the shares of Litton stock owned by it and its subsidiaries in the offer, and elect to receive (a) NNG preferred stock in the offer, with respect to at least 3,750,000 shares of Litton common stock it owns and (b) NNG common stock in exchange for the remainder of the shares it owns;

  . specify Alternative A in connection with its tender;

  . vote its shares of Litton stock at any meeting of the Litton stockholders:

   . in favor of the Litton merger and the amended merger agreement;

   . against any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the offer, Litton merger and Northrop reorganization or the consummation of these transactions; and

   . in favor of any other matter necessary for consummation of the offer, Litton merger and Northrop reorganization considered at a meeting of the Litton stockholders.

   In addition, Unitrin and its subsidiaries have agreed not to withdraw their tenders or elections unless the stockholder's agreement is terminated.

   No Inconsistent Arrangements. Other than actions contemplated in the amended merger agreement and the stockholder's agreement, Unitrin has agreed not do any of the following:

  . transfer or consent to any transfer of the shares of Litton stock it owns or interest therein;

  . create or permit to exist any pledge, lien, security interest, mortgage, trust, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or encumbrance of any kind on the shares of Litton stock it owns;

  . enter into any contract, option or other agreement or understanding to any transfer of any of shares of Litton stock it owns or interest therein;

  . grant any proxy, power-of-attorney or other authorization in or with respect to its shares of Litton stock;

  . deposit its shares of Litton stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of Litton stock; or

  . take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the stockholder's agreement or the amended merger agreement.

   Proxy. Unitrin and three of its subsidiaries which own Litton common stock granted NNG and Northrop Grumman, or any nominee of NNG and Northrop Grumman, an irrevocable proxy for all of the shares of Litton common stock Unitrin and such subsidiaries own to vote on the matters and in the manner discussed above at every Litton stockholders meeting.

   Stop Transfer. Unitrin cannot request that Litton register the transfer of any shares of its Litton stock, unless the transfer is made in compliance with the stockholder's agreement.

   No Solicitation. Unitrin and its subsidiaries have agreed not to or permit any of their officers, directors, employees, agents or representatives to:

  . solicit or initiate, or encourage any inquiries regarding or the submission of, any proposal for a third party acquisition; or

  . enter into any agreement or proposal with respect to any proposal for a third party acquisition.

   Unitrin and its subsidiaries have agreed to cease any existing discussions, activities or negotiations with any parties concerning a third party acquisition. In addition, Unitrin has agreed to notify Northrop Grumman of the existence of any proposal, discussion, negotiation or inquiry received by it, and to provide Northrop Grumman with the terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation.

   The stockholder's agreement does not prevent Unitrin and its subsidiaries from complying with their obligations under Section 13(d) of the Exchange Act.

   Representations And Warranties. The stockholder's agreement contains customary representations and warranties of Unitrin, relating to, among other things:

  . authorization, execution, delivery and performance of the stockholder's agreement, tendering of the shares of Litton stock, appointment of NNG and Northrop Grumman as proxy and consummation of the transactions contemplated by the stockholder's agreement;

  . enforceability of the stockholder's agreement;

  . no conflict with or violation of any applicable laws;

  . no breach of or default under any note, bond, mortgage, indenture, contract, agreement lease, license, permit, franchise or other instruments and applicable law;

  . no consents, approvals, authorizations or permits of, or the filing with or notification to any governmental or regulatory authority, domestic or foreign, are required, subject to limitation;

  . ownership of the shares of Litton stock; and

  . the shares of Litton stock being free and clear of any pledge, lien, security interest, mortgage, trust, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or encumbrance of any kind.

   The stockholder's agreement also contains customary representations and warranties of NNG and Northrop Grumman, relating to, among other things:

  . organization, good standing and similar corporate matters;

  . authorization, execution, delivery and enforceability of the stockholder's agreement;

  . no conflict with or violation of any applicable law;

  . no breach of or default under any note, bond, mortgage, indenture, contract, agreement lease, license, permit, franchise or other instruments and applicable law; and

  . no consents, approvals, authorizations or permits of, or the filing with or notification to any governmental or regulatory authority, domestic or foreign, are required, subject to limitation.

   Termination. The stockholder's agreement provides that the stockholder's agreement and the proxies granted under the stockholder's agreement will terminate:

  . upon the mutual written consent of the parties;

  . automatically upon the termination of the amended merger agreement;

  . at the election of Unitrin after September 15, 2001; and

  . automatically upon the effective time of the Litton merger.

   The covenants and agreements of Unitrin and its subsidiaries and the proxies will terminate at Unitrin's election if Northrop Grumman and NNG:

  . amend or provide any waiver of the amended merger agreement without Unitrin's prior written consent, if such amendment or waiver would:

   . change the amount or terms of the NNG common stock or the NNG preferred stock that Unitrin and its subsidiaries would receive in the offer, the Litton merger or upon conversion of the NNG preferred stock;

   . change the U.S. tax treatment to Unitrin or its subsidiaries or the offer and Litton merger;

   . materially adversely affect Unitrin's and its subsidiaries' interests;

   . take any actions having the effect of any of the foregoing; or

   . materially breach the stockholder's agreement.

The Registration Rights Agreement

   The registration rights agreement is filed as an exhibit to the registration statement, of which this offer to purchase or exchange is a part, and is incorporated by reference herein. The following summary describes the material terms of the registration rights agreement. However, the rights of the parties are governed by its specific terms and conditions and not this summary.

   Effective as of January 23, 2001, Northrop Grumman, NNG and Unitrin entered into the registration rights agreement described below.

   Unitrin, its subsidiaries and affiliates and approved transferees may request that NNG register all or a portion of its shares so long as the aggregate offering to the public is at least $100,000,000. NNG is required to file three registration statements in response to a demand for registration by Unitrin and NNG is not required to file more than one registration statement in any six month period. NNG may postpone the filing of any registration statement for up to 75 days if NNG would be required to disclose nonpublic information and NNG's board of directors determines that disclosure of such nonpublic information would materially and adversely affect an existing or pending material business, transaction or negotiation or otherwise materially and adversely affect Northrop Grumman. NNG may exercise this right to postpone once in any 12 month period.

   If NNG registers any securities for public sale, Unitrin will have the right to include its shares in this registration. Unitrin's right, however, does not apply to a registration statement relating to any of NNG's employee benefit plans or to a corporate reorganization. If marketing reasons dictate, the managing underwriter of any underwritten offering will have the right to limit the number of shares registered by Unitrin and its subsidiaries and affiliates to be included in the registration statement on a pro rata basis to the extent required.

   NNG is not obligated to register securities pursuant to the registration rights described above if, in the opinion of NNG's counsel, the sale or disposition of all of Unitrin's registrable securities may be effected without registering such registrable securities under the Securities Act, except with respect to a demand registration pursuant to an underwritten public offering.

   Either NNG or Northrop Grumman will pay all expenses incurred in connection with the filings described above. In addition, Unitrin may be required to agree not to sell its shares of NNG stock during the 7 day period prior to, and during the 90 day period beginning with, the effectiveness of such registration statement.

Change of Control Severance Agreements

   Litton is party to change of control employment agreements with 53 of its executives, including all its executive officers. The parties to the amended merger agreement acknowledged and agreed that the consummation of the offer will constitute a "change of control" under these agreements. Accordingly, upon termination of employment by the executive officer for "good reason" or "without cause" by Litton within three years following the change of control, or, if the executive officer terminates employment for any reason during the 30-day period following the first anniversary of the change of control, the executive officer will be entitled to three times the executive officer's base salary and highest bonus award of any type, including, without limitation, any annual or signing bonus paid during the last three full fiscal years, continuation of welfare benefits for three years, three years of service credit under Litton's pension plan and, if applicable, the Supplemental Executive Retirement Plan, and provision of certain other benefits in accordance with Litton's plans and practices. On December 21, 2000, the compensation and selection committee of the Litton board of directors specified that the following comprise these other benefits:

  . Incentive Loan Program:

   . use of a company automobile by the executive officer without cost, with a tax gross-up, for three years following termination;

   . executive financial planning for an additional year following termination;

   . Directors' and Officers' Liability Insurance for six years following termination;

   . continued participation in the Hyatt Legal Plan for three years following termination; and

   . educational assistance programs for three years following termination.

   In addition, the compensation and selection committee of the Litton board of directors specified that the welfare plan benefits that continue under the agreements during the three-year period following termination include:

   . the supplemental medical insurance plan for key executive employees;

   . the executive survivor benefit plan; and

   . the executive physical plan.

   Under the terms of the change of control employment agreements, Litton will also pay any legal fees and expenses incurred by the executive officer in connection with a dispute arising out of the subject matter of the agreement. If any payment received under an executive officer's change of control employment agreement or otherwise is subjected to the excise tax imposed under
Section 4999 of the Code, the executive officer is entitled to an additional payment to restore the executive officer to the same after-tax position that the executive officer would have been in if the excise tax had not been imposed.

   On December 21, 2000, Dr. Sugar's change of control employment agreement, dated June 21, 2000, was modified to clarify the intent of both parties that Dr. Sugar's letter agreement, dated June 21, 2000, was not to be superseded by his change of control employment agreement.

   It is estimated that the total maximum amount of cash severance payable to each executive officer under these agreements, not including any excise tax gross-up, would be: $6,188,052 for Mr. Brown, $5,000,000 for Dr. Sugar, $3,084,869 for Mr. Steuert, $2,997,540 for Mr. St. Pe, $3,366,800 for Mr.
Halamandaris, and $16,128,160 for all remaining executive officers as a group.

   Employment Agreement between Northrop Grumman and Dr. Sugar. On December 21, 2000, Northrop Grumman entered into a letter agreement with Dr. Sugar pursuant to which Dr. Sugar will serve as Corporate Vice President of Northrop Grumman, President and Chief Executive Officer of Litton, and a member of the board of directors of Northrop Grumman effective upon the closing date of the Litton merger, provided that the Litton merger closes on or before December 31, 2001. On January 31, 2001, Northrop Grumman and Dr. Sugar amended the letter agreement to provide that Dr. Sugar would be named as an officer and director of NNG. In general, under the terms of this letter agreement, Northrop Grumman assumes Litton's obligations under Dr. Sugar's change of control employment agreement and his letter agreement dated June 21, 2000. However, Dr. Sugar's rights under those agreements are modified in two respects. First, Dr. Sugar will not be entitled to severance benefits under those agreements if he terminates his employment during the employment period commencing on the closing date of the Litton merger and ending on the later of (i) the date six months following the closing date or (ii) December 31, 2001, although he will retain the right to receive severance benefits if he terminates his employment after that employment period on the basis of an event that occurs during that employment period that constitutes "good reason" under his change of control employment agreement or a "constructive termination without cause" prior to December 31, 2001 under the letter agreement dated June 21, 2000. Second, during the 30-day period following such employment period, Dr. Sugar will have the right to voluntarily terminate his employment for any reason and such termination will be considered a termination for "good reason" under his change of control employment agreement and a "constructive termination without cause" prior to December 31, 2001 under the letter agreement dated June 21, 2000. The letter agreement affirms that in the event of any such termination, Dr. Sugar will be entitled to a total severance benefit under those agreements equal to the greater of (i) $5,000,000 or (ii) three times the sum of his annual base salary and highest bonus award during the last three full fiscal years. In addition, the letter agreement will not affect Dr. Sugar's right to accelerated vesting of stock options or restricted stock upon the consummation of the offer.

Confidentiality Agreement

   The confidentiality agreement described below is filed as an exhibit to the Schedule TO filed by Northrop Grumman and LII Acquisition on January 5, 2001 and subsequently amended, and is incorporated herein by this reference. The following summary describes the material terms of the agreement. However, the rights of the parties are governed by its specific terms and provisions and not this summary.

   On June 23, 2000, Northrop Grumman and Litton entered into a confidentiality letter agreement dated as of the same date. The confidentiality agreement contains customary provisions pursuant to which, among other matters, Northrop Grumman and Litton have mutually agreed, subject to certain exceptions, to keep confidential all non-public, confidential or proprietary information exchanged between each other, including analyses, compilations, forecasts, studies, notes, summaries, reports, analyses or other materials derived from the information exchanged, and to use such confidential information solely for the purpose of evaluating a possible transaction involving Northrop Grumman and Litton, together with any of their subsidiaries or affiliates. Northrop Grumman and Litton each agreed not to solicit certain members of the other's directors, officers or employees with whom they have had dealings for employment for a period of two years from June 23, 2000. Northrop Grumman and Litton also agreed for the same period not to:

  . acquire more than one percent of any securities of the other party or any of its subsidiaries;

  . solicit proxies or consents with respect to the other party or any of its subsidiaries;

  . seek to advise, control or influence the management, board of directors or policies of the other party or any of its subsidiaries;

  . make any proposal or any public announcement relating to a tender or exchange offer for securities of the other party or any of its subsidiaries

  . enter into any discussions or understandings with any third party with respect to any of the foregoing; or

  . advise, assist or encourage any other person in connection with any of the foregoing.

      RATIO OF COMBINED EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table sets forth the ratios of combined earnings to fixed charges and preferred dividends of Northrop Grumman for the one year period ended December 31, 1999 and for the nine-month period ended September 30, 2000 and pro forma combined ratios of Northrop Grumman and Litton for the year ended December 31, 1999 and nine-month period ended September 30, 2000.

   The Pro Forma Ratios of Combined Earnings to Fixed Charges and Preferred Dividends are based upon the historical financial statements of Northrop Grumman and Litton adjusted to give effect to the business combination. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that Unitrin, Inc. tenders its shares of Litton common stock for NNG stock as described in "Other Agreements--The Stockholder's Agreement" beginning on page 62 of this offer to purchase or exchange and all other shareholders tender their shares of Litton common stock for cash. The Maximum Equity Issuance scenario is based upon the assumption that the maximum number of shares of NNG common stock (i.e. 13,000,000) and the maximum number of shares of NNG preferred stock (i.e. 3,500,000) are issued, with the remainder of the purchase price paid in cash. The pro forma amounts have been developed from (a) the audited consolidated financial statements of Northrop Grumman contained in Northrop Grumman's Current Report on Form 8-K as filed on August 8, 2000 and from the unaudited consolidated financial statements of Northrop Grumman contained in Northrop Grumman's Quarterly Report on Form 10-Q for the period ended September 30, 2000, which are incorporated by reference in this offer to purchase or exchange, and (b) the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and from the unaudited consolidated financial statements as of and for the quarter ended October 31, 2000 contained in Litton's Current Report on Form 8-K, as filed on January 30, 2001, which are incorporated by reference in this offer to purchase or exchange. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Reports on Form 10-Q for the periods ended January 31, 1999 and 2000 have been used to bring the financial reporting periods of Litton to within 31 days of those of Northrop Grumman.

                                               Pro Forma
                         -----------------------------------------------------
                          Minimum Equity Issuance    Maximum Equity Issuance
                         -------------------------- --------------------------
                          Nine months                Nine months                Nine months  Fiscal Year
                             ended      Year ended      ended      Year ended      ended        Ended
                         September 30, December 31, September 30, December 31, September 30, December 31,
                             2000          1999         2000          1999         2000          1999
                         ------------- ------------ ------------- ------------ ------------- ------------
 Fixed Charges Ratio:...     2.69          1.95         2.82          2.03         5.50          3.78

   For purposes of computing the ratios of combined earnings to fixed charges and preferred dividends, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, and preferred stock dividend. The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this offer to purchase or exchange. See "Additional Information" on page 86.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The Unaudited Pro Forma Condensed Combined Financial Information of Northrop Grumman and Litton presented below is derived from the historical consolidated financial statements of each of Northrop Grumman and Litton. The Unaudited Pro Forma Condensed Combined Financial Information is prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the transactions had been completed as of the beginning of the periods presented for statements of operations purposes and on September 30, 2000 for balance sheet purposes.

   For a summary of the proposed business combination, see "The Offer" beginning on page 23 of this offer to purchase or exchange.

   The Unaudited Pro Forma Condensed Combined Financial Information is based upon the historical financial statements of Northrop Grumman and Litton adjusted to give effect to the business combination. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that Unitrin tenders its shares for stock as described in "Other Agreements--The Stockholder's Agreement" beginning on page [ ] of this offer to purchase or exchange and all other shareholders tender their shares for cash. The Maximum Equity Issuance scenario is based upon the assumption that the maximum number of shares of NNG common stock (i.e. 13,000,000) and the maximum number of shares of NNG preferred stock (i.e. 3,500,000) are issued, with the remainder of the purchase price paid in cash. The pro forma adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The pro forma statements have been developed from (a) the audited consolidated financial statements of Northrop Grumman contained in Northrop Grumman's Current Report on Form 8-K as filed on August 8, 2000 and from the unaudited consolidated financial statements of Northrop Grumman contained in Northrop Grumman's Quarterly Report on Form 10-Q for the period ended September 30, 2000, which are incorporated by reference in this offer to purchase or exchange, and (b) the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and from the unaudited consolidated financial statements as of and for the quarter ended October 31, 2000 contained in Litton's Current Report on Form 8-K, as filed on January 30, 2001, which are incorporated by reference in this offer to purchase or exchange. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Reports on Form 10-Q for the periods ended January 31, 1999 and 2000 have been used to bring the financial reporting periods of Litton to within 31 days of those of Northrop Grumman.

   The final determination and allocation of the purchase price paid for the acquisition of Litton may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Information.

   Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with the excess recorded as goodwill. As of the date of this filing, Northrop Grumman has not commenced the valuation studies necessary to arrive at the required estimates of the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price, nor has it identified the adjustments, if any, necessary to conform Litton data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Litton and has used the historical revenue recognition policies of Litton to prepare the unaudited pro forma financial statements set forth herein, with the excess of the purchase price over the historical net assets of Litton recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocation and have identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocation of purchase price and the pro forma statement of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of NNG would have been had the offer and the Litton merger occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the offer and the Litton merger.

   The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Grumman and Litton that are incorporated by reference in this offer to purchase or exchange.

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

                               September 30, 2000
                                ($ in millions)

                                               Minimum Equity          Maximum Equity
                                                  Issuance                Issuance
                                            ----------------------- -----------------------
                          Northrop          Pro Forma     Pro Forma Pro Forma     Pro Forma
                          Grumman   Litton  Adjustment    Combined  Adjustment    Combined
                          --------  ------  ----------    --------- ----------    ---------
         ASSETS

Current assets:
  Cash..................  $   753   $   66   $   --        $   819   $   --        $   819
  Accounts receivable...    1,292      765                   2,057                   2,057
  Inventoried costs.....      603      774                   1,377                   1,377
  Deferred income
   taxes................       14      386                     400                     400
  Prepaid expenses......       47       36                      83                      83
                          -------   ------   -------       -------   -------       -------
    Total current
     assets.............    2,709    2,027       --          4,736       --          4,736
                          -------   ------   -------       -------   -------       -------
Property, plant and
 equipment..............    2,298    1,826                   4,124                   4,124
Accumulated
 depreciation...........   (1,335)    (969)                 (2,304)                 (2,304)
                          -------   ------   -------       -------   -------       -------
                              963      857       --          1,820       --          1,820
                          -------   ------   -------       -------   -------       -------
Other assets:
  Goodwill and other
   purchased
   intangibles..........    4,134    1,243     2,284 (a)     7,661     2,285 (a)     7,662
  Prepaid retiree
   benefits cost,
   intangible pension
   asset and benefit
   trust fund...........    1,321      538                   1,859                   1,859
  Other assets..........      227      184        55 (a)       466        55 (a)       466
                          -------   ------   -------       -------   -------       -------
                            5,682    1,965     2,339         9,986     2,340         9,987
                          -------   ------   -------       -------   -------       -------
                          $ 9,354   $4,849   $ 2,339       $16,542   $ 2,340       $16,543
                          =======   ======   =======       =======   =======       =======
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and
   current portion of
   long term debt.......  $   215   $  137   $   --        $   352   $   --        $   352
  Accounts payable......      364      326                     690                     690
  Accrued employees'
   compensation.........      341      241                     582                     582
  Advances on
   contracts............      412      242                     654                     654
  Income taxes..........      652       65                     717                     717
  Other current
   liabilities..........      454      477                     931                     931
                          -------   ------   -------       -------   -------       -------
    Total current
     liabilities........    2,438    1,488       --          3,926       --          3,926
                          -------   ------   -------       -------   -------       -------
Long-term debt..........    1,605    1,287     2,869 (a)     5,761     2,389 (a)     5,281
Accrued retiree
 benefits...............    1,095      302                   1,397                   1,397
Deferred tax and other
 long-term liabilities..      411      227                     638                     638
Mandatorily redeemable
 preferred stock........                         300 (a)       300       350 (a)       350
Shareholders' equity:
  Paid in capital.......    1,177      399       316 (a)     1,892       747 (a)     2,323
  Retained earnings.....    2,647    1,205    (1,205)(a)     2,647    (1,205)(a)     2,647
  Accumulated other
   comprehensive loss...      (19)     (59)       59 (a)       (19)       59 (a)       (19)
                          -------   ------   -------       -------   -------       -------
                            3,805    1,545      (830)        4,520      (399)        4,951
                          -------   ------   -------       -------   -------       -------
                          $ 9,354   $4,849   $ 2,339       $16,542   $ 2,340       $16,543
                          =======   ======   =======       =======   =======       =======

  (See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Nine Months Ended September 30, 2000
                     ($ in millions, except per share data)

                                              Minimum Equity         Maximum Equity
                                                 Issuance               Issuance
                                           ---------------------- ----------------------
                          Northrop          Pro Forma   Pro Forma  Pro Forma   Pro Forma
                          Grumman  Litton  Adjustments  Combined  Adjustments  Combined
                          -------- ------  -----------  --------- -----------  ---------
Net sales...............   $5,389  $4,281     $ --       $9,670      $ --       $9,670
Cost of sales
  Operating costs.......    3,899   3,552        64 (b)   7,515         64 (b)   7,515
  Administrative and
   general expenses.....      644     371       --        1,015        --        1,015
                           ------  ------     -----      ------      -----      ------
Operating margin........      846     358       (64)      1,140        (64)      1,140
Interest expense........     (135)    (77)     (167)(c)    (379)      (140)(d)    (352)
Other, net..............       45      13       --           58        --           58
                           ------  ------     -----      ------      -----      ------
Income from continuing
 operations before
 income taxes...........      756     294      (231)        819       (204)        846
Federal and foreign
 income taxes...........      275     118       (81)(e)     312        (71)(e)     322
                           ------  ------     -----      ------      -----      ------
Income from continuing
 operations.............   $  481  $  176     $(150)     $  507      $(133)     $  524
                           ======  ======     =====      ======      =====      ======
Less, dividends paid to
 preferred
 shareholders...........                        (20)(f)     (20)       (24)(f)     (24)
                                              -----      ------      -----      ------
Income available to
 common shareholders....                      $(170)     $  487       (157)     $  500
                                              =====      ======      =====      ======
Average shares basic....     70.1                          78.2                   83.1
Average shares diluted..     70.3                          79.3                   84.2
Basic earnings per
 share:
  Continuing
   operations...........   $ 6.86                        $ 6.23                 $ 6.02
Diluted earnings per
 share:
  Continuing
   operations...........   $ 6.84                        $ 6.14                 $ 5.94


  (See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          Year ended December 31, 1999
                     ($ in millions, except per share data)

                                              Minimum Equity         Maximum Equity
                                                 Issuance               Issuance
                                           ---------------------- ----------------------
                          Northrop          Pro Forma   Pro Forma  Pro Forma   Pro Forma
                          Grumman  Litton  Adjustments  Combined  Adjustments  Combined
                          -------- ------  -----------  --------- -----------  ---------
Net sales...............   $7,616  $5,210     $ --       $12,826     $ --       $12,826
Cost of sales:
  Operating costs.......    5,634   4,307        85 (b)   10,026        85 (b)   10,026
  Administrative and
   general expenses.....    1,028     517       --         1,545       --         1,545
                           ------  ------     -----      -------     -----      -------
  Operating margin......      954     386       (85)       1,255       (85)       1,255
  Interest expense......     (224)    (90)     (209)(c)     (523)     (178)(d)     (492)
  Special Charges*......      --      (81)      --           (81)      --           (81)
  Other, net............       17     (12)      --             5       --             5
                           ------  ------     -----      -------     -----      -------
Income from continuing
 operations before
 income taxes...........      747     203      (294)         656      (263)         687
Federal and foreign
 income taxes...........      273      83      (103)(e)      253       (92)(e)      264
                           ------  ------     -----      -------     -----      -------
Income from continuing
 operations.............   $  474  $  120     $(191)     $   403     $(171)     $   423
                           ======  ======     =====      =======     =====      =======
Less, dividends paid to
 preferred
 shareholders...........                        (27)(f)      (27)      (32)(f)      (32)
                                              -----      -------     -----      -------
Income available to
 common shareholders....                      $(218)     $   376     $(203)     $   391
                                              =====      =======     =====      =======
Average shares basic....     69.3                           77.3                   82.3
Average shares diluted..     69.7                           78.7                   83.6
Basic earnings per
 share:
  Continuing
   operations...........   $ 6.84                        $  4.86                $  4.75
Diluted earnings per
 share:
  Continuing
   operations...........   $ 6.80                        $  4.78                $  4.68

--------
* Special Charges were primarily due to acceptance of plan to exit the mainframe outsourcing and professional services business.


  (See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(a) Adjustments to (i) eliminate the equity of Litton (ii) record issuance of preferred and common stock and (iii) record new financing for the acquisition of Litton along with additional acquisition related costs and refinancing of debt using the Revolving Credit Facility.

(b) Adjustment to amortize goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 27 years on a straight line basis.

(c) Adjustment to record interest on new financing for the acquisition of
    Litton: under the minimum equity issuance, a weighted average rate of 7.03 percent and an annualized weighted average of 7.54 percent was used, for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively, plus the amortization of debt issuance costs.

(d) Adjustment to record interest on new financing for the acquisition of
    Litton: under the maximum equity issuance, a weighted average rate of 7.14 percent and an annualized weighted average of 7.53 percent was used, for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively, plus the amortization of debt issuance costs.

(e) Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of 35 percent.

(f) Adjusted for dividends to preferred shareholders using $9 per share dividend rate for minimum equity issuance of 3,000,000 shares and the maximum equity issuance of 3,500,000 shares of preferred stock.

                        DESCRIPTION OF NNG CAPITAL STOCK

   The terms and conditions of the capital stock of NNG are determined by NNG's restated certificate of incorporation, which is identical in all material respects with the certificate of incorporation of Northrop Grumman, and which is filed as an exhibit to the registration statement, of which this offer to purchase or exchange a part. The rights preferences and privileges of the NNG preferred stock are also governed by a certificate of designations, preferences and rights, which is also filed as an exhibit to the abovementioned registration statement. The following summary describes the material terms of these documents. However the legal rights and obligations of stockholders are governed by the specific language of the restated certificate of incorporation and certificate of designations, preferences and right, not by this summary.

Authorized Capital Stock

   Under NNG's certificate of incorporation, immediately prior to consummation of the offer, NNG will be authorized to issue (i) 200,000,000 shares of common stock, par value $1.00 per share, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of which 3,500,000 will be shares of Series B Preferred Stock, par value $1.00 per share. As of January 31, 2001, 1,000 of NNG's common stock and no shares of Series B Preferred Stock were issued and outstanding. NNG's common stock will be listed on the NYSE under the symbol "NOC." NNG will seek to list the NNG preferred stock on the NYSE if there are enough holders to satisfy the minimum listing requirements.

   NNG's board of directors is authorized to provide for the issuance by NNG from time to time of preferred stock in one or more classes or series and, as to each class or series, to fix the designation or title, the dividend rate, if any, the voting rights, if any, and the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Common Stock

 Full Payment and Nonassessability

   The outstanding shares of NNG's common stock are, and the shares of NNG's common stock issued pursuant to the offer will be, duly authorized, validly issued, fully paid and nonassessable when issued and delivered against payment for the shares.

 Voting Rights

   Each holder of NNG's common stock is entitled to one vote for each share of NNG common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. The NNG common stock does not have cumulative voting rights.

 Dividends

   Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends when and as declared by NNG's board of directors.

 Liquidation

   If NNG is liquidated, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of NNG's liabilities and the preferential rights of any preferred stock that may be outstanding at the time. The holders of NNG common stock do not have any preemptive, conversion or redemption rights.

 Rights Plan

   For a description of the rights to acquire NNG preferred stock that are attached to shares of our common stock, see "Comparison of Stockholders' Rights--Rights Plan" on page 81.

Series B Preferred Stock

 Conversion

   The conversion rights of the NNG preferred stock are subject to stockholder approval of the issuance of NNG common stock upon conversion of the NNG preferred stock. No conversion rights may be exercised until such stockholder approval is obtained. Northrop Grumman and NNG have agreed to seek the necessary stockholder approval at the annual meeting of stockholders in May 2001.

   Subject to stockholder approval, each share of NNG preferred stock will be convertible, at any time, at the option of the holder into the right to receive shares of NNG common stock, par value $1.00 per share. Initially, each share of NNG preferred stock will be convertible into the right to receive the number of shares of NNG common stock equal to the liquidation value of $100.00 per share divided by 127% of the average closing price of Northrop Grumman common stock for the five trading days ending two trading days prior to expiration of the offer.

   The conversion ratio is subject to adjustment in the event of certain dividends and distributions; a reclassification; a merger, consolidation or sale of substantially all of NNG's assets; liquidation or distribution and certain other events.

   If any adjustment in the number of shares of common stock into which each share of NNG preferred stock may be converted would result in an increase or decrease of less than 1% in the number of shares of NNG common stock into which each share of NNG preferred stock is then convertible, the amount of the adjustment will be carried forward and the adjustment will be made at the time of and together with any subsequent adjustment, which, together with any amounts so carried forward, will aggregate at least 1% of the number of shares of NNG common stock into which each share of NNG preferred stock is then convertible.

 Liquidation

   In any liquidation of NNG, each share of the NNG preferred stock will be entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the NNG common stock or any other class or series of NNG stock which is junior to the NNG preferred stock. In any liquidation of NNG, no distribution may be made on any NNG stock ranking on a parity with the NNG preferred stock as to dividends, redemption payments and rights upon liquidation dissolution or winding up of NNG, unless the holders of NNG preferred stock participate ratably in the distribution along with the holders of any NNG stock ranking on a parity with the NNG preferred stock as to such matters. In the event stockholder approval has not occurred, the amount payable in liquidation will be the greater of the amount described above and the amount that would be distributed if such share of NNG preferred stock had been converted into NNG common stock pursuant to the provision for conversion.

 Reacquired Shares

   Any shares of NNG preferred stock converted, redeemed, purchased or otherwise acquired by NNG will be retired and canceled. The reacquired shares will become authorized but unissued shares of NNG preferred stock, which NNG may reissue at a later date.

 Full Payment and Nonassessability

   The shares of NNG's Series B Preferred Stock (referred to as the "NNG preferred stock") issued pursuant to the offer will be duly authorized, validly issued, fully paid and nonassessable when issued and delivered against payment for the shares.

 Rank

   The NNG preferred stock ranks with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up, prior to the NNG common stock and any class or series of preferred stock which by its terms ranks junior to the NNG preferred. The NNG preferred stock ranks on parity with each other class or series of preferred stock.

 Voting Rights

   Holders of NNG preferred stock have no voting rights except in certain specified circumstances described below or as required by applicable law. The affirmative vote of the holders of two-thirds of the aggregate number of outstanding shares of the NNG preferred stock is required for an amendment of the NNG restated certificate of incorporation, merger or other action which would:

  . authorize any class or series of stock ranking prior to the NNG preferred stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up;

  . adversely alter the preferences, special rights or powers given to the NNG preferred stock; or

  . cause or permit the purchase or redemption of less than all of the NNG preferred stock unless all dividends to which such shares are entitled have been declared and paid or provided for.

   If accrued dividends on the NNG preferred stock are not paid for six quarterly dividend periods (whether or not consecutive), a majority of the holders of the NNG preferred stock, voting separately as a class, will have the right to elect two directors. If such holders exercise their right to elect two directors to NNG's board, the size of NNG's board will be increased by two members until the dividends in default are paid in full or payment is set aside.

 Dividends

   Holders of NNG preferred stock will be entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year. If the NNG preferred stock is issued prior to the 2001 annual meeting of stockholders of Northrop Grumman (scheduled for May 16, 2001), the initial dividend rate per share will be $7.00 per year. Commencing after the dividend payable in October 2001, the dividend rate per share will be $7.00 per year if stockholder approval for the issuance of NNG common stock upon conversion of the NNG preferred stock has been obtained or $9.00 per year if it has not been obtained. The dividend rate per share will be reduced from $9.00 to $7.00 per year after stockholder approval is obtained. If the NNG preferred stock is issued after the Northrop Grumman 2001 annual meeting, the initial dividend rate will be $7.00 per year if stockholder approval for the issuance of the NNG common stock upon conversion has been obtained and $9.00 per year if stockholder approval has not been obtained. If the dividend rate per share is set at $9.00 per year, it will be reduced from $9.00 to $7.00 per year after stockholder approval is obtained. Dividends are cumulative and payable in cash.

   If dividends are payable and have not been paid or set apart in full, the deficiency must be fully paid or set apart for payment before:

  . distributions or dividends are paid on stock ranking junior to the NNG preferred stock; and

  . the redemption, repurchase or other acquisition for consideration of any NNG stock ranking junior to the NNG preferred stock.

 Redemption

  . Mandatory Redemption For Cash After Twenty Years. NNG is required to redeem all of the shares of NNG preferred stock for cash twenty years and one day from the date of issuance of the NNG preferred stock. The redemption price per share is equal to the liquidation value of $100.00 per share plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date. In the event that Stockholder Approval has not occurred by the mandatory redemption date, the amount payable for each share of NNG preferred stock will be the greater of (a) the liquidation value of $100.00 per share of NNG preferred stock plus accrued but unpaid dividends to the redemption date, whether or not declared, and (b) the current market price on the redemption date of the number of shares of NNG common stock which would be issued upon conversion of a share of NNG preferred stock into NNG common stock pursuant to the provision for conversion.

  . Optional Redemption For Common Stock After Seven Years. NNG has the option to redeem shares of the NNG preferred stock in exchange for NNG common stock seven years from the date of the initial issuance of the NNG preferred. Upon redemption, holders of NNG preferred stock will receive the number of shares of NNG common stock equal to the liquidation value of $100.00 per share plus accrued but unpaid dividends to the redemption date divided by the current market price of the NNG common stock on the redemption date. In the event that stockholder approval has not occurred by the redemption date, the number to be divided in the above calculation will be the greater of the amount described above and the current market price on the redemption date of the number of shares of NNG common stock which would be issued if all shares of NNG preferred stock were converted on the redemption date into NNG common stock pursuant to the provision for conversion.

 Change in Control

   Upon a fundamental change in control, as defined below, of NNG, holders of NNG preferred stock have the right, which may be exercised during the period of 20 business days following notice from NNG, to exchange their shares of NNG preferred stock for NNG common stock. Each share of NNG preferred stock may be exchanged in such circumstances for that number of shares of NNG common stock determined by dividing the liquidation value of $100.00 per share, plus accrued but unpaid dividends to such date by the current market value of the NNG common stock on the exchange date. In the event stockholder approval has not been obtained for the issuance of NNG common stock upon conversion of the NNG preferred stock, the number to be divided in the above calculation will be the greater of the amount described above or the current market price of the number of shares of NNG common stock which would be issued if such share of NNG preferred stock were converted into NNG common stock pursuant to the provision for conversion.

   A "fundamental change in control" is defined as any merger, consolidation, sale of all or substantially all of NNG's assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the NNG common stock in which more than one-third of the previously outstanding NNG common stock is exchanged for cash, property or securities other than capital stock of NNG or another corporation.

   If the change in control occurred as a result of a transaction (excluding certain dividends or distributions on, and reclassifications of, NNG common stock) in which the previously outstanding NNG common stock is changed into or exchanged for different securities of NNG or securities of another corporation or interests in a noncorporate entity, the NNG common stock that would otherwise have been issued to a holder of NNG preferred stock for each share of NNG preferred stock will be deemed to instead be the kind and amount of securities and property receivable upon completion of such transaction in respect of the NNG common stock that would result in the fair market value of such securities and property, measured as of the exchange date, being equal to the liquidation value plus accrued and unpaid dividends. In the event that the Stockholder Approval has not occurred, the fair market value of the securities and property will instead be calculated to be equal to the greater of the amount described above, and the fair market value of the securities and property which would have been issued if such share of NNG preferred stock had been converted into NNG common stock, if conversion were permitted.

Transfer and Dividend Paying Agent and Registrar

   First Chicago Trust Company is the transfer and dividend paying agent and registrar for the NNG common stock.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

   Upon completion of the offer, stockholders of Litton who request NGC stock will become stockholders of NNG. As an NNG stockholder, the rights of former Litton stockholders will be governed by NNG's restated certificate of incorporation and NNG's bylaws, which differ in certain material respects from Litton's restated certificate of incorporation and Litton's bylaws. Set forth on the following pages is a summary comparison of certain material differences between the rights of NNG's stockholders under the NNG restated certificate of incorporation and the NNG bylaws and the rights of a Litton stockholder under the current Litton restated certificate of incorporation and the current Litton bylaws. Delaware is the jurisdiction of incorporation for both NNG and Litton. Therefore, the rights of former Litton stockholders who become NNG stockholders will continue to be governed by the DGCL.

   The restated certificate of incorporation and bylaws of NNG are filed as exhibits to the registration statement of which this offer to purchase or exchange is a part. The specific provisions of such documents, and not this summary, determine the rights and obligations of the parties.

   Amendments to Certificate of Incorporation

   The affirmative vote of a majority of the outstanding shares entitled to vote is required to amend NNG's restated certificate of incorporation. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affect the rights of such class, must be approved by the majority vote of each class of stock affected, unless, in the case of an increase in the number of shares, the charter takes away such right, and provided that, if the amendment affects some but not all series, then only those affected series will have a vote. NNG's restated certificate of incorporation provides that certain articles may only be adopted, repealed, rescinded, altered or amended by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of voting stock regardless of class and voting together as a single voting class. However, if such action is proposed by an interested stockholder, as defined in NNG's restated certificate of incorporation, or by an associate or affiliate of an interested stockholder, the affirmative vote of a majority of the voting power of all of the outstanding shares of voting stock other than shares held by such interested person is required, voting together as a single class; provided, however, that where such action is approved by a majority of the continuing directors, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class shall be required for approval of such action. In general, NNG's charter defines an "interested stockholder" as a beneficial owner of 10% or more of the voting power of all outstanding shares of voting stock.

   Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend Litton's restated certificate of incorporation. In addition, the affirmative vote of the holders of at least two-thirds of the aggregate number of shares of the affected class or series of preferred stock outstanding are entitled to vote on any amendment of Litton's restated certificate of incorporation that would:

  . create a new class of stock having rights or preferences with respect to payment of dividends or distribution of assets that are prior to the shares of such class of preferred stock;

  . alter or change the preferences, special rights or powers given to any class or series of preferred stock so as to adversely affect such class of stock; or

  . effect a purchase or redemption of less than all of the shares of preferred stock then outstanding unless the full dividends to which all shares of the preferred stock of all series then outstanding shall then be entitled shall have been paid or declared and a sum set aside sufficient for the payment thereof.

   Amendments to the NNG Bylaws and the Litton Restated Bylaws

   Under the NNG restated certificate of incorporation and the NNG bylaws, the NNG bylaws may be adopted, repealed, rescinded, altered or amended by NNG stockholders, but only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class. However, if an interested stockholder or any associate or affiliate of an interested stockholder proposes amending the NNG bylaws, then, approval by the holders of a majority of the voting power of all outstanding shares or voting stock other than the shares held by such interested stockholder is required, regardless of class and voting together as a single class; provided, however, that where such action is approved by a majority of the continuing directors, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class shall be required for approval of such action.

   The Litton restated certificate of incorporation provides that the Litton board of directors may make, alter, amend, change, add to, or repeal the Litton restated bylaws. The Litton restated bylaws provide that they may be altered or repealed and new bylaws may be adopted either:

  . at any annual or special meeting of stockholders by the affirmative vote of a majority of the issued and outstanding voting stock, if notice of the proposed alteration, repeal or adoption of the new provision(s) is contained in the notice of such special meeting; or

  . by the affirmative vote of a majority of the directors present at any regular meeting, or at any special meeting of the Litton board of directors, if notice of the proposed alteration, repeal or new provision(s) is contained in the notice of such special meeting.

   Vote Required for Merger and Other Business Combinations

   Under the DGCL, generally, the approval of a majority of the outstanding shares is needed to adopt a plan of merger or consolidation. Section 203 of the DGCL prohibits a Delaware corporation which has a class of stock which is listed on a national securities exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if two-thirds of the outstanding shares not owned by such interested stockholder approve the business combination, or if, upon becoming an interested stockholder, such stockholder owned 85% of the outstanding shares excluding those held by officers, directors and some employee stock plans.

   In addition to the DGCL requirements, NNG's restated certificate of incorporation provides that, subject to some exceptions, any business combination between NNG or any NNG subsidiary and an interested stockholder must be approved by at least 80% of the voting power of all outstanding voting stock, regardless of class and voting together as a single class and a majority of the voting power of all outstanding shares of voting stock, other than the shares held by any interested stockholder which is a party to such business combination or by any affiliate or associate of such interested stockholder, regardless of class and voting together as a single class.

   The Litton restated certificate of incorporation and the Litton bylaws do not contain any special voting requirements regarding a merger or other business combination.

   Directors

   Classification of Board of Directors. A classified board is one with respect to which a designated number of directors, but not necessarily all, are elected on a rotating basis each year. Under the DGCL, classification of a board of directors is permitted but not required, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. NNG's restated certificate of incorporation provides that the NNG board of directors be divided into three classes of directors as nearly equal in number as reasonably possible, with staggered three-year terms. Each director will serve until his or her successor is duly elected and qualified or until the director's death, resignation or removal. See "Removal of Directors" below.

   Litton does not have a classified board of directors. Each Litton director is elected each year at the annual meeting of stockholders. Each director serves until a successor is duly elected and qualified, or until the director resigns, or is otherwise removed.

   Removal of Directors. NNG's restated certificate of incorporation provides that NNG directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of all outstanding shares of capital stock of NNG having general voting power entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class; provided, however, that if a proposal to remove a director is approved by a majority of continuing directors, the affirmative vote of a majority of all outstanding shares of voting stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, is required for approval of such removal.

   Pursuant to Litton's bylaws, Litton directors may be removed, either with or without cause, at any time by the affirmative vote of the holders of a majority of all outstanding shares of voting stock entitled to vote at a special meeting of the stockholders called for that purpose.

   Newly Created Directorships and Vacancies. Under NNG's restated certificate of incorporation and NNG's bylaws, newly created directorships resulting from death, resignation, disqualification, an increase effected by NNG's board of directors, or any other cause, may be filled solely by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been elected and qualified. No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of his or her term of office.

   Under the Litton restated bylaws, vacancies in the Litton board of directors may be filled by the affirmative vote of a majority of the directors then in office. Each director so chosen to fill a vacancy will hold office for the remainder of the term and until a successor is duly chosen. However, Litton's charter provides that the holders of preferred stock, voting separately as class, will be entitled to elect two directors, if and whenever accrued dividends on any series of preferred stock of Litton have not been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends or three semiannual dividends on all shares of such series of preferred stock at the time outstanding.

   Size of Board. NNG's bylaws provide that the number of directors will be fixed by resolution of the board of directors, but will not be less than three.

   The Litton restated bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors but shall not be less than eight nor more than fourteen.

   Quorum of the Board. NNG's bylaws provide for a quorum of a majority of the board of directors, except that when the board of directors consists of one director, then that one director will constitute a quorum.

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   Litton's restated bylaws provide for a quorum of a majority of the board of directors. No more than a minority of the number of directors necessary to constitute a quorum of the board of directors can be non U.S. citizens.

   Stockholders

   Annual Meetings. NNG's bylaws provide that the annual meeting of stockholders will be held between May 1 and July 1 of each year on a date and time fixed by the board of directors.

   Litton's restated bylaws provide that the annual meeting of stockholders, and all other meetings of the stockholders, will be held on a date fixed by resolution of the board of directors.

   Special Meetings. Under NNG's restated certificate of incorporation and NNG's bylaws, special stockholder meetings may be called at any time by a majority of the board of directors, the Chairman of the board of directors or by the President and Chief Executive Officer.

   Under Litton's restated bylaws, special stockholder meetings may be called by resolution of the Litton board of directors or the Litton executive committee or at any time by the written request of stockholders of record owning at least 51% of the issued and outstanding voting shares of Litton common stock.

   Quorum Requirements. Under both the NNG bylaws and the Litton restated bylaws, the presence in person or by proxy of the holders of record of a majority of the shares issued and outstanding and entitled to vote at the meeting constitutes a quorum for that meeting, except as otherwise provided by the DGCL.

   Certain Voting Requirements. Under the NNG bylaws, except as otherwise provided by NNG's charter or by applicable law, action by NNG stockholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the outstanding shares entitled to vote thereon, including extraordinary actions, such as mergers, consolidations and amendments to NNG's charter. However, NNG's restated certificate of incorporation requires the affirmative vote of at least 80% of the outstanding shares of voting stock to approve an amendment of specified articles in the restated certificate of incorporation. The restated certificate of incorporation also requires the affirmative vote of (i) at least 80% of all outstanding shares entitled to vote and (ii) a majority of all outstanding shares other than shares held by an interested stockholder and its affiliates for the approval of:

  . certain business combinations (as defined in the restated certificate of incorporation) and other significant transactions involving the interested stockholder or its affiliate, and

  . the amendment of specified provisions of the restated certificate of incorporation if proposed by the interested stockholder.

   Litton does not have any special voting provisions beyond those described above for holders of Litton preferred stock. See "Description of NNG Capital Stock--Series B Preferred Stock--Voting Rights" beginning on page 75.

   Stockholder Action by Written Consent. Under NNG's restated certificate of incorporation and NNG's bylaws, any action required or permitted to be taken by stockholders must be effected at a duly called annual meeting or at a special meeting of stockholders, unless such action requiring or permitting stockholder approval is approved by a majority of the continuing directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having at least the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and the NNG restated certificate of incorporation have been satisfied.

   Under Litton's restated certificate of incorporation and Litton's restated bylaws, stockholder actions may not be taken by written consent, in lieu of a meeting.

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   Stockholder Proposal Procedures. Under NNG's bylaws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given timely notice thereof in writing to NNG's Secretary not less than 45 days nor more than 75 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice must state as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the matter desired to be brought, the reasons for conducting such business at the meeting, any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, or (b) if the stockholder is nominating an individual as a director (i) information regarding the person whom the stockholder proposes to nominate as a director; (ii) the name and address of the stockholder proposing such action; (iii) the class and number of shares of NNG which are beneficially owned by the stockholder; and (iv) whether the stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of NNG's voting shares to elect such nominee.

   Under Litton's restated bylaws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given timely notice thereof in writing to Litton's Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Litton stockholders are subject to the same stockholder notice requirements set forth above for NNG stockholders except that a Litton stockholder is not subject to the requirement of disclosing his or her intention to deliver a proxy statement and form of proxy.

   Rights Plan

   NNG has adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of NNG common stock that is or becomes outstanding prior to October 31, 2008. The NNG rights become exercisable 10 days after the public announcement that any person or group has (i) acquired 15% or more of the outstanding shares of NNG common stock, or (ii) initiated a tender offer for shares of NNG common stock, which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of NNG common stock. Once exercisable, each NNG right will entitle the holder to purchase one one-thousandth of a share of NNG Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of the NNG common stock outstanding, each NNG right will entitle its holder to purchase, at a fifty percent discount, a number of shares of NNG common stock having a market value of two times the exercise price of the NNG right. NNG may (i) exchange the NNG rights at an exchange ratio of one share of NNG common stock per NNG right, and
(ii) redeem the NNG rights, at a price of $0.01 per NNG right, at any time prior to an acquisition of 15% or more of the outstanding shares of Litton common stock by any person or group.

   The NNG rights plan will contain provisions to permit the acquisition by Unitrin of NNG common stock (and NNG common stock issuable upon conversion of NNG preferred stock) as contemplated by the offer and the stockholder's agreement. See "Other Agreements--The Stockholder's Agreement" on page 61.

   These rights have certain anti-takeover effects and cause substantial dilution to a person or group that attempts to acquire control of the corporation on terms not approved by the corporation's board of directors.

   Litton has adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of Litton common stock that is or becomes outstanding prior to August 17, 2004. The terms upon which the Litton rights become exercisable are identical to those for the NNG rights. Once exercisable, each Litton right will entitle the holder to purchase one one-thousandth of a share of Litton Series A participating preferred stock, par value $5.00 per share, at a price of $150.00 per one one-thousandth of a share, subject to adjustment. Under certain circumstances involving an acquisition of 15% or more of the Litton common stock outstanding, each Litton right will entitle its holder to purchase, at a 50% discount, a number of shares of Litton common stock having a market value of two times the exercise price of the Litton right. Litton may (i) exchange the Litton rights at an exchange ratio of one share of Litton common stock per Litton right, and (ii) redeem the Litton rights, at a price of $0.01 per Litton right, at any time prior to an acquisition of 15% or more of the

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outstanding shares of Litton common stock by any person or group. Litton's board of directors has amended the Litton rights plan so that none of Northrop Grumman, NNG or LII Acquisition will be deemed an acquiring person.

                    SUMMARY OF CERTAIN STATUTORY PROVISIONS

Appraisal Rights

   No appraisal rights are available in connection with the offer.

   If NNG acquires at least 90% of the shares of Litton common stock and at least 90% of the shares of Litton preferred stock pursuant to the offer, the Litton merger may be consummated without a meeting or vote of the Litton stockholders.

   If less than 90% of the shares of Litton preferred stock are acquired pursuant to the offer and a stockholder vote is required to approve the Litton merger, holders of Litton preferred stock may have appraisal rights in connection with the Litton merger under certain circumstances. If the Litton preferred stock is not listed on a national securities exchange or quoted on the NASDAQ National Market System on the record date fixed to determine the stockholders entitled to receive notice of and to vote on the Litton merger, the Litton preferred stock will have appraisal rights pursuant to Section 262 of the DGCL ("Section 262").

   In addition, holders of Litton common stock at the effective time of the Litton merger who do not wish to accept the same amount of cash consideration in the Litton merger as was paid to holders of Litton common stock in the offer will have the right to seek an appraisal and to be paid the "fair value" of their shares of Litton common stock at the effective time of the Litton merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to it in cash, provided that such holder complies with the provisions of such Section 262.

   The following is a brief summary of the statutory procedures to be followed in order to dissent from the Litton merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in Annex B to this offer to purchase or exchange. Any Litton stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights, if any, will not be available unless and until the Litton merger (or a similar business combination) is consummated.

   Litton stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Litton common stock or Litton preferred stock must be delivered to the Secretary of Litton (x) before the taking of the vote on the approval and adoption of the amended merger agreement if the Litton merger is not being effected without a vote of stockholders pursuant to Section 253 of the DGCL (a "short-form merger"), but rather is being consummated following approval thereof at a meeting of the Litton stockholders (a "long-form merger") or (y) within twenty days after the date that Litton, as the corporation surviving the Litton merger, mails to the Litton stockholders a notice (the "Notice of Merger") to the effect that the Litton merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 and any other information required thereby) if the Litton merger is being effected as a short-form merger without a vote or meeting of the Litton stockholders. If the Litton merger is effected as a long-form merger, this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the amended merger agreement, and neither voting against, abstaining from voting, nor failing to vote on the amended merger agreement will constitute a demand for appraisal within the meaning of Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Litton common stock or Litton preferred stock for which appraisal is sought on the date the demand is made and, continuously hold such Litton common stock or Litton preferred stock through the effective time of the Litton merger, and otherwise comply with the provisions of Section 262.

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   In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of Litton common stock and Litton preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Litton common stock or Litton preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

   A record owner, such as a broker, who holds Litton common stock or Litton preferred stock as a nominee for others, may exercise appraisal rights with respect to the Litton common stock or Litton preferred stock held for all or less than all beneficial owners of Litton common stock or Litton preferred stock as to which the holder is the record owner. In such case the written demand must set forth the number of Litton common stock or Litton preferred stock covered by such demand. Where the number of shares of Litton common stock or Litton preferred stock is not expressly stated, the demand will be presumed to cover all shares of Litton common stock or Litton preferred stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Litton merger in the case of a long-form merger and within twenty days following the mailing of the Notice of Merger in the case of a short-form merger.

   Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Litton Industries, Inc., 21240 Burbank Boulevard, Woodland Hills, California 91367. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Litton common stock or Litton preferred stock covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, Litton must, within ten days after the effective time of the Litton merger, provide notice of the effective time of the Litton merger to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the amended merger agreement.

   In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the amended merger agreement or consent thereto in writing. Voting in favor of the approval and adoption of the amended merger agreement, or delivering a proxy in connection with the stockholders meeting called to approve the amended merger agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the amended merger agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

   Regardless of whether the Litton merger is effected as a long-form merger or a short-form merger, within 120 days after the effective time of the Litton merger, either Litton or any Litton stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Litton stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Litton common stock and/or Litton preferred stock owned by such Litton stockholders, determining the fair value of such Litton common stock and/or Litton preferred stock exclusive of any element of value arising from the accomplishment or expectation of the Litton merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously

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requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   Litton stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Litton common stock or Litton preferred stock determined under Section 262 could be more than, the same as, or less than the cash consideration paid for such Litton stock in the offer if they do seek appraisal of their Litton common stock or Litton preferred stock, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, NNG intends to cause Litton, as the corporation surviving the Litton merger, to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Litton common stock or Litton preferred stock, as the case may be, is less than that paid in the offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Litton common stock and/or Litton preferred stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   Any Litton stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time, of the Litton merger, be entitled to vote for any purpose the Litton common stock and/or Litton preferred stock subject to such demand or to receive payment of dividends or other distributions on such Litton common stock or Litton preferred stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Litton merger.

   At any time within 60 days after the effective time of the Litton merger, any former holder of Litton common stock or Litton preferred stock shall have the right to withdraw his or her demand for appraisal and to accept the merger consideration paid for such Litton stock in the offer. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Litton, as the corporation surviving the Litton merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Litton merger, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the cash consideration paid for the same class or series of the offer. Inasmuch as Litton has no obligation to file such a petition, and NNG has no present intention to cause or permit Litton to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

   Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

   Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Litton merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Litton merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

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   Litton stockholders who sell or exchange Litton common stock or sell Litton preferred stock in the offer will not be entitled to exercise appraisal rights in connection with the offer but, rather, will receive the cash consideration paid in the offer for such shares.

   The foregoing summary of the rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Litton stockholders desiring to exercise any available dissenters' rights. The foregoing summary is qualified in its entirety by reference to Section 262. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL. See Annex B attached to this offer to purchase or exchange.

Certain Business Combinations

   Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

   Section 203 of the DGCL limits specified business combinations of Delaware corporations with interested stockholders. Under the DGCL, if a person acquires beneficial ownership of 15% or more of the stock of a Delaware corporation, thereby becoming an interested stockholder, that person generally may not engage in specified transactions with the corporation for a period of three years following the time that such stockholder became an interested stockholder unless:

  . the corporation's board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder;

  . upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers and certain employee stock ownership plans; or

  . at or subsequent to such time, the transaction is approved by the board of directors and at an annual or special meeting by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
   Litton has represented to Northrop Grumman, NNG and LII Acquisition in the amended merger agreement that all actions necessary to ensure that Section 203 of the DGCL does not apply to NNG in connection with the offer, the Litton merger and the other transactions contemplated by the amended merger agreement and the stockholder's agreement have been taken.

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                            ADDITIONAL INFORMATION

   Northrop Grumman and Litton file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's Internet web site at www.sec.gov. NNG filed a registration statement on Form S-4 with the SEC to register the shares of NNG common stock and NNG preferred stock to be issued in the offer. This offer to purchase or exchange is a part of that registration statement. As allowed by SEC rules, this offer to purchase or exchange does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   Northrop Grumman and LII Acquisition also filed with the SEC an amendment to their statement on Schedule TO originally filed on January 5, 2001, as subsequently amended, pursuant to rule 14d-3 under the Securities Exchange Act of 1934, as amended, furnishing certain information about the offer. You may read and copy the Schedule TO and any amendments to it at the SEC's public reference rooms referred to above.

   The SEC allows NNG to "incorporate by reference" certain information into this offer to purchase or exchange, which means that NNG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to purchase or exchange, except for any information amended or superseded by information contained in this offer to purchase or exchange. This offer to purchase or exchange incorporates by reference the documents set forth below that Northrop Grumman or Litton have previously filed with the SEC. These documents contain important information about Northrop Grumman and Litton and their respective financial condition.

   Documents filed by Northrop Grumman and incorporated by reference are available without charge upon request to: Investor Relations, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. Documents filed by Litton and incorporated by reference are available without charge upon request to: Investor Relations, Litton Industries, Inc., 21240 Burbank Boulevard, Woodland Hills, California 91367.

   The following documents filed by Northrop Grumman with the SEC are hereby incorporated by reference:

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  .  Proxy Statement for the Annual Meeting of Stockholders held on May 17,
     2000;

  . Quarterly Report on Form 10-Q for the period ended September 30, 2000, which each contain consolidated financial statements beginning on page 1 of the report;

  . Current Report on Form 8-K filed July 24, 2000 and Current Report on From 8-K filed August 8, 2000 in connection with the restatement of Northrop's consolidated financial statements to reflect the sale of its Aerostructures business and the discontinuance of the Aerostructures operations; and

   The following documents filed by Litton with the SEC are hereby incorporated by reference:

  .  Annual Report on Form 10-K for the fiscal year ended July 31, 2000;

  . Proxy Statement for the Annual Meeting of Stockholders held on December 8, 2000;

  .  Quarterly Report on Form 10-Q for the period ended October 31, 2000; and

  . Form 8-A12B/A filed on January 4, 2001, which amends and restates in their entirety Items 1 and 2 of Litton's registration statement on Form 8-A (File No. 001-03998), filed with the SEC on August 24,

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   1994, in connection with the amendment to the terms of the Rights
   Agreement, dated as of August 17, 1994 between Litton and The Bank of New
   York.

  . Current Report on Form 8-K, filed January 30, 2001.

   All documents filed by Northrop Grumman or Litton pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 from the date of this offer to purchase or exchange to the date that Litton shares are accepted for exchange in the offer (or the date that the offer is terminated) and, if later, until the earlier of the date of the meeting of the Litton stockholders to approve the Litton merger and the date on which the Litton merger is consummated shall also be deemed to be incorporated in this offer to purchase or exchange by reference.

                          FORWARD-LOOKING STATEMENTS

   Certain of the information included in this offer to purchase or exchange and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than planned.

   Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  . Northrop Grumman and Litton depend on a limited number of customers. Both companies' businesses are heavily dependent on government contracts, many of which are only partially funded. The termination or failure to fund one or more of these contracts could have a negative impact on operations. Northrop Grumman and Litton are suppliers, either directly or as subcontractors or team members, to the U.S. Government and its agencies as well as foreign governments and agencies. These contracts are subject to each customer's political and budgetary constraints, changes in short-range and long-range plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the government's ability to terminate contracts for convenience or for default, as well as other risks such as contractor debarment in the event of certain violations of legal and regulatory requirements.

  . Many of the companies' contracts are fixed price contracts. While firm, fixed price contracts allow the companies to benefit from cost savings, they also create exposure to the risk of cost overruns. If adjustments to the estimates used for calculating the contract price are required, losses may result. In addition, some contracts have provisions relating to cost controls and audit rights and failure to meet the terms specified in those contracts can have costly consequences.

  . Success or failure in winning new contracts or follow on orders for existing or future products may cause material fluctuations in future revenues and operating results. Failure to meet the terms and conditions specified in those contracts may have adverse consequences.

  . Operations are subject to external events which can adversely affect the ability of Northrop Grumman and Litton to meet contract obligations within anticipated cost and time parameters. Problems and delays in delivery may result from issues with respect to design technology, licensing and patent rights, labor or materials and components that prevent achievement of contract requirements. Delivery or performance issues with key suppliers and subcontractors, as well as other factors may arise. Changes in inventory requirements or other production cost increases may also have a negative impact on operating results.

  . The businesses of Northrop Grumman and Litton are dependent upon the companies' ability to anticipate changing needs for defense products, military and civilian electronic systems and support, and information technology. Failure to design new products which will respond to such requirements within customers' price limitations would adversely affect the companies' ability to compete.

  . In recent periods, Northrop Grumman has realized significant amounts of pension income. Future pension income is based upon market performance of pension assets, which may fluctuate with external economic conditions. As the result, the portion of earnings attributed to pension income could vary significantly.

  . Results of operations for Northrop Grumman and Litton require management to make estimates of cost to complete major contracts and other factors which materially affect reported earnings. Changes in such estimates and failures to achieve anticipated levels of performance can result in significant charges against earnings.

   See also "Important Considerations Concerning Elections to Receive NNG Stock" beginning on page 11. Readers are cautioned not to put undue reliance on forward-looking statements. NNG disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

   The legality of NNG common stock and preferred stock offered by this offer to purchase or exchange will be passed upon by John H. Mullan, Corporate Vice President, Secretary and Associate General Counsel of NNG. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule incorporated in this offer to purchase or exchange by reference from Northrop Grumman Corporation's Current Report on Form 8-K dated August 8, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information as of March 31, 2000, June 30, 2000, and September 30, 2000 and for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999, and September 30, 2000 and 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Northrop Grumman Corporation's Current Report on Form 8-K dated August 8, 2000 for the quarter ended March 31, 2000 and Northrop Grumman Corporation's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this offer to purchase or exchange by reference from Litton Industries, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    ANNEX A

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors And Executive Officers Of Northrop Grumman and NNG

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman and NNG are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Northrop Grumman and each individual has held such occupation(s) for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman Corporation at 1840 Century Park East, Los Angeles, California 90067.

                                   DIRECTORS
                (including executive officers who are directors)

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Kent Kresa*.............  62 Kent Kresa is Chairman, President and Chief
                              Executive Officer of Northrop Grumman and Chief
                              Executive Officer of NNG. Before joining Northrop
                              Grumman, Mr. Kresa was associated with the
                              Lincoln Laboratory of M.I.T. and the Defense
                              Advanced Research Projects Agency of the
                              Department of Defense. In 1975, he joined
                              Northrop Grumman as Vice President and Manager of
                              Northrop Grumman's Research and Technology
                              Center. He became General Manager of the Ventura
                              Division in 1976, Group Vice President of the
                              Aircraft Group in 1982 and Senior Vice President
                              for Technology and Development in 1986. Mr. Kresa
                              was elected President and Chief Operating Officer
                              of Northrop Grumman in 1987. He was named Chief
                              Executive Officer in 1989 and Chairman of the
                              Board in 1990. Mr. Kresa is a member of the
                              National Academy of Engineering and is a past
                              Chairman of the Board of Governors of the
                              Aerospace Industries Association. He is also an
                              Honorary Fellow of the American Institute of
                              Aeronautics and Astronautics. He serves on the
                              Board of Directors of the W.M. Keck Foundation
                              and on the Board of Trustees of the California
                              Institute of Technology, and serves as a director
                              of Avery Dennison Corporation, the Los Angeles
                              World Affairs Council, the John Tracy Clinic and
                              Eclipse Aviation. He is also a Member of the
                              corporation, Draper Laboratories, Inc., and
                              serves on the Board of Governors of the
                              Performing Arts Center of Los Angeles. Mr. Kresa
                              became Chief Executive Officer of NNG in January
                              2001.

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Jack R. Borsting*.......  72 E. Morgan Stanley Professor of Business
                              Administration and Director of the Center for
                              Telecommunications Management, University of
                              Southern California. Dr. Jack R. Borsting was at
                              the Naval Postgraduate School in Monterey,
                              California from 1959 to 1980. During his tenure
                              at Monterey, he was professor of
                              Operations Research, Chairman of the Department
                              of Operations Research and Administration
                              Science, and Provost and Academic Dean. Dr.
                              Borsting was Assistant Secretary of Defense
                              (Comptroller)
                              from 1980 to 1983 and Dean of the School of
                              Business at the University of Miami from 1983 to
                              1988. From 1988 to 1994, he was the Robert R.
                              Dockson professor and Dean of the School of
                              Business Administration at the University of
                              Southern California, Los Angeles. He is past
                              president of both the Operations Research Society
                              of America and the Military Operations Research
                              Society. He is currently Chairman of the Board of
                              Trustees of the Orthopedic Hospital of Los
                              Angeles and serves as a director of Whitman
                              Education Group and TRO Learning, Inc. He is also
                              a trustee of the Rose Hills Foundation.

 John T. Chain, Jr.*.....  66 General, United States Air Force (Ret.) and
                              Chairman of the Board, Thomas Group, a management
                              consulting company. During his military career,
                              General John T. Chain held a number of Air Force
                              commands. In 1978, he became military assistant
                              to the Secretary of the Air Force. In 1984, he
                              became the Director of Politico-Military Affairs,
                              Department of State. General Chain has been Chief
                              of Staff of Supreme Headquarters Allied Powers
                              Europe, and Commander in Chief, Strategic Air
                              Command, the position from which he retired in
                              February 1991. In March 1991, he became Executive
                              Vice President for Burlington Northern Railroad,
                              serving in that capacity until February 1996. In
                              December 1996, he assumed the position of
                              President of Quarterdeck Equity Partners, Inc.
                              and in May 1998, he became Chairman of the Board
                              of Thomas Group, Inc. He is also a director of
                              R.J. Reynolds, Inc. and Kemper Insurance Company.

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Vic Fazio*..............  58 Senior Partner, Clark & Weinstock, a consulting firm. Vic Fazio served as a Member of Congress
                              for twenty years representing California's third
                              congressional district. During that time he
                              served as a member of the Armed Services, Budget
                              and Ethics Committees and was a member of the
                              House Appropriations Committee where he served as
                              Subcommittee Chair or ranking member for eighteen
                              years. Mr. Fazio was a member of the elected
                              Democratic Leadership in the House from 1991-1998
                              including four years as Chair of the Democratic
                              Caucus, the third ranking position in the party.
                              From 1975 to 1978 Mr. Fazio served in the
                              California Assembly and was a member of the staff
                              of the California Assembly Speaker from 1971 to
                              1975. Upon leaving Congress in early 1999, he
                              became a Senior Partner at Clark & Weinstock, a
                              strategic communications consulting firm. He is a
                              member of numerous boards including The
                              California Institute, Coro National Board of
                              Governors, the U.S. Capitol Historical Society
                              and the Board of Visitors, The University of
                              California at Davis.

 Phillip Frost*..........  64 Chairman of the Board and Chief Executive
                              Officer, IVAX Corporation, a pharmaceutical
                              company. Dr. Phillip Frost has served as Chairman
                              of the Board of Directors and Chief Executive
                              Officer of IVAX Corporation since 1987. He was
                              Chairman of the Department of Dermatology at Mt.
                              Sinai Medical Center of Greater Miami, Miami
                              Beach, Florida from 1972 to 1990. Dr. Frost was
                              Chairman of the Board of Directors of Key
                              Pharmaceuticals, Inc. from 1972 to 1986. He is
                              Chairman of Whitman Education Group and Vice
                              Chairman of the Board of Directors of Continucare
                              Corporation. He is also a Trustee of the Board of
                              the University of Miami and a member of the Board
                              of Governors of the American Stock Exchange.

 Charles R. Larson*......  64 Admiral, United States Navy (Ret.). Charles R.
                              Larson was superintendent of the U.S. Naval
                              Academy from 1983 to 1986. In 1991, he became
                              senior military commander in the Pacific. He
                              returned to the U.S. Naval Academy in 1994, where
                              he served as superintendent until 1998.
                              Currently, he is Chairman of the Board of the
                              U.S. Naval Academy Foundation, Vice Chairman of
                              the Board of Regents of the University System of
                              Maryland and serves on the board of directors of
                              such organizations as Constellation Energy Group,
                              Inc., the White House Fellows Foundation, Edge
                              Technologies, Inc., Fluor Global Services, the
                              Atlantic Council, Military.com and the National
                              Academy of Sciences' Committee on International
                              Security and Arms Control. In addition, he is a
                              member of the Council on Foreign Relations and is
                              a senior fellow of The CNA Corporation. His
                              decorations include the Defense Distinguished
                              Service Medal, seven Navy Distinguished Service
                              Medals, three Legions of Merit, Bronze Star
                              Medal, Navy Commendation and the Navy Achievement
                              Medal.

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Robert A. Lutz*.........  69 Chairman and Chief Executive Officer, Exide
                              Corporation, a battery manufacturing company.
                              Robert A. Lutz has served as Chairman and Chief
                              Executive Officer of Exide Corporation since
                              December 1998. Previously, he had joined Chrysler
                              Corporation in 1986 as Executive Vice President
                              of Chrysler Motors Corporation and was elected a
                              director of Chrysler Corporation that same year.
                              He was elected President in 1991 and Vice
                              Chairman of Chrysler Corporation in 1996. He
                              retired from Chrysler Corporation in July 1998.
                              Prior to joining Chrysler Corporation, Mr. Lutz
                              held senior positions with Ford Motor Company,
                              General Motors Corporation Europe and Bavarian
                              Motor Werke. He is an executive director of the
                              National Association of Manufacturers and a
                              member of the National Advisory Council of the
                              University of Michigan School of Engineering, the
                              Board of Trustees of the U.S. Marine Corps
                              University Foundation and the Advisory Board of
                              the University of California-Berkeley, Haas
                              School of Business. Mr. Lutz is also a director
                              of ASCOM Holdings, A.G. and Silicon Graphics,
                              Inc.

 Aulana L. Peters*.......  59 Retired Partner, Gibson, Dunn & Crutcher. Aulana
                              L. Peters joined the law firm of Gibson, Dunn &
                              Crutcher in 1973. In 1980, she was named a
                              partner in the firm and continued in the practice
                              of law until 1984 when she accepted an
                              appointment as Commissioner of the SEC. In 1988,
                              after serving four years as a Commissioner, she
                              returned to Gibson, Dunn & Crutcher. Ms. Peters
                              retired from Gibson, Dunn & Crutcher in December
                              2000. Ms. Peters is a director of Callaway Golf
                              Company, Minnesota Mining and Manufacturing
                              Company, and Merrill Lynch & Co., Inc. She is
                              also a member of the Board of Directors of
                              Community Television for Southern California
                              ("KCET") and of the Legal Advisory Board of the
                              National Association of Securities Dealers. Ms.
                              Peters is a member of the Financial Accounting
                              Standards Board Steering Committee for its
                              Financial Reporting Project and is a member of
                              the Public Oversight Board.

 John E. Robson*.........  70 Senior Advisor, Robertson Stephens, a Fleet
                              Boston Financial Company, investment bankers.
                              From 1989 to 1993, John E. Robson served as
                              Deputy Secretary of the United States Treasury.
                              He was Dean and Professor of Management at the
                              Emory University School of Business
                              Administration from 1986 to 1989 and President
                              and Chief Executive Officer and Executive Vice
                              President and Chief Operating Officer of G.D.
                              Searle & Co., a pharmaceutical company, from 1977
                              to 1986. Previously, he held government posts as
                              Chairman of the U.S. Civil Aeronautics Board,
                              regulator of the airline industry and Under
                              Secretary of the U.S. Department of
                              Transportation, and engaged in the private
                              practice of law as a partner of Sidley and
                              Austin. Mr. Robson is a director of Exide
                              Corporation, Monsanto Company and ProLogis Trust.
                              He is also a Distinguished Visiting Fellow of the
                              Hoover Institution at Stanford University, a
                              Visiting Fellow at the Heritage Foundation and a
                              director of the University of California San
                              Francisco Foundation.

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Richard M. Rosenberg*...  70 Chairman of the Board and Chief Executive Officer
                              (Ret.), BankAmerica Corporation and Bank of
                              America NT&SA. Richard M. Rosenberg was the
                              Chairman of the Board and Chief Executive Officer
                              of BankAmerica Corporation ("BAC") and Bank of
                              America ("BofA") from 1990 to 1996. He had served
                              as President since February 1990 and as Vice
                              Chairman of the Board and a director of BAC and
                              the BofA since 1987. Before joining BAC, Mr.
                              Rosenberg served as President and Chief Operating
                              Officer of Seafirst Corporation and Seattle-First
                              National Bank, which he joined in 1986. Mr.
                              Rosenberg is a retired Commander in the U.S. Navy
                              Reserve, a director of Airborne Express
                              Corporation, SBC Communications, Chronicle
                              Publishing, Pacific Life Insurance Company, and
                              Bank of America Corporation and a member of the
                              Board of Trustees of the California Institute of
                              Technology.

 John Brooks Slaughter*..  67 President and CEO of the National Action Council
                              for Minorities in Engineering, Inc. Dr. John
                              Brooks Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics,
                              Atmospherics, Earth and Ocean Sciences at the
                              National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to July 1999,
                              Dr. Slaughter was President of Occidental College in Los Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern
                              California. In June 2000, Dr. Slaughter was named
                              President and CEO of the National Action Council for Minorities in Engineering, Inc. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Avery
                              Dennison Corporation, Solutia, Inc. and
                              International Business Machines Corporation.

 Richard J. Stegemeier*..  73 Chairman Emeritus of the Board of Directors,
                              Unocal Corporation, an integrated petroleum company. Richard J. Stegemeier joined Union Oil
                              Company of California, principal operating subsidiary of Unocal Corporation ("Unocal"), in 1951. He became President and Chief Operating
                              Officer of Unocal in 1985, and President and Chief Executive Officer in 1988. In 1989 he was elected Chairman of the Board of Unocal, the position from which he retired in 1995.
                              Mr. Stegemeier is a member of the National
                              Academy of Engineering and a director of Foundation Health Systems, Inc., Halliburton
                              Company, Sempra Energy and Montgomery Watson,
                              Inc.

 Herbert W. Anderson.....  61 Mr. Anderson has been Corporate Vice President of
                              Northrop Grumman and President and Chief
                              Executive Officer, Logicon, Inc. since 1998. Mr.
                              Anderson also became Corporate Vice President of
                              NNG in January 2001. Prior to this, Mr. Anderson
                              was Corporate Vice President and General Manager,
                              Data Systems and Services Division.

                                  Present Principal and Five Year Employment
 Name                     Age                      History
 ----                     ---     ------------------------------------------
 Ralph D. Crosby, Jr.....  53 Mr. Crosby has been Corporate Vice President of
                              Northrop Grumman and President, Integrated
                              Systems and Aerostructures Sector since 1998.
                              Prior to this, Mr. Crosby was Corporate
                              Vice President and General Manager, Commercial
                              Aircraft Division. Prior to September 1996, he
                              was Corporate Vice President and Deputy General
                              Manager, Commercial Aircraft Division. Prior to
                              March 1996, he was Corporate Vice President and
                              Deputy General Manager, Military Aircraft Systems
                              Division. Prior to January 1996, he was Corporate
                              Vice President and General Manager, B-2 Division.
                              Mr. Crosby also became Vice President of NNG in
                              January 2001.

 J. Michael Hateley......  54 Mr. Hateley has been Corporate Vice President and
                              Chief Human Resources Administrative Officer of
                              Northrop Grumman since 2000. Prior to January
                              1999, Mr. Hateley was Vice President, Human
                              Resources, Security and Administration Military
                              Aircraft Systems Division. Prior to 1996, he was
                              Vice President, Human Resources, Security and
                              Administration, B-2 Division. Mr. Hateley also
                              became Corporate Vice President and Chief Human
                              Resources Administrative Officer of NNG in
                              January 2001.

 Robert W. Helm..........  49 Mr. Helm has been Corporate Vice President,
                              Government Relations of Northrop Grumman since
                              1994. Mr. Helm also became Corporate Vice
                              President of NNG in January 2001.

 John H. Mullan..........  58 Mr. Mullan has been Corporate Vice President and
                              Secretary of Northrop Grumman since 1999. Prior
                              to this, Mr. Mullan was Acting Secretary. Prior
                              to May 1998, he was Senior Corporate Counsel.
                              Mr. Mullan also became Corporate Vice President,
                              Secretary and Associate General of NNG in January
                              2001.

 Albert F. Myers.........  55 Mr. Myers has been Corporate Vice President and
                              Treasurer of Northrop Grumman since 1994. Mr.
                              Myers also became Corporate Vice President and
                              Treasurer of NNG in January 2001.

 Rosanne P. O'Brien......  57 Ms. O'Brien has been Corporate Vice President,
                              Communications of Northrop Grumman since August
                              2000. Prior to this, Ms. O'Brien was Vice
                              President, Communications since January 1999.
                              Ms. O'Brien was Senior Consultant to Alleghany
                              Teledyne, Inc. from 1996 to 1999, and Vice
                              President, Corporate Relations for Teledyne, Inc.
                              from 1993 through 1995.

 James G. Roche..........  61 Mr. Roche has been Corporate Vice President of
                              Northrop Grumman and President, Electronic
                              Sensors and Systems Sector since 1998. Prior to
                              this, Mr. Roche was Corporate Vice President and
                              General Manager, Electronic Sensors and Systems
                              Division. Prior to 1996, he was Corporate Vice
                              President and Chief Advanced Development,
                              Planning, and Public Affairs Officer. Mr. Roche
                              also became Corporate Vice President of NNG in
                              January 2001.

 W. Burks Terry..........  50 Mr. Terry has been Corporate Vice President and
                              General Counsel of Northrop Grumman since August
                              2000. Prior to this, Mr. Terry became Vice
                              President, Deputy General Counsel and Sector
                              Counsel in October 1998 and prior to October,
                              1998 he was Vice President and Assistant General
                              Counsel. Mr. Terry also became Corporate Vice
                              President and General Counsel of NNG in January
                              2001.

 Name                    Age Present Principal and Five Year Employment History
 ----                    --- --------------------------------------------------
 Robert B. Spiker.......  47 Mr. Spiker has been Corporate Vice President and
                             Controller of
                             Northrop Grumman since December 2000. Prior to
                             this, Mr. Spiker was Vice President, Finance and
                             Controller, Electronic Sensors and Systems Sector.
                             Prior to 1999, he was Business Manager for C3&I
                             Naval Systems. Mr. Spiker also became Corporate
                             Vice President and Controller of NNG in January
                             2001.

 Richard B. Waugh, Jr...  57 Mr. Waugh has been Corporate Vice President and
                             Chief Financial Officer of Northrop Grumman since
                             1993. Mr. Waugh also became Chief Financial
                             Officer of NNG in January 2001.

--------
* Member of Northrop Grumman's board of directors and NNG's board of directors.

   None of the executive officers and directors of Northrop Grumman or LII Acquisition currently is a director of, or holds any position with, Litton or any of its subsidiaries. We believe that none of our directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of Litton. We believe no such person has been involved in any transaction with Litton or any of Litton's directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

                                    ANNEX B

Section 262. Appraisal rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs paragraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   The letter of transmittal, certificates of Litton common stock and preferred stock and any other required documents should be sent or delivered by each Litton stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                        The Depositary for the offer is:

                            EQUISERVE TRUST COMPANY

          By Mail:                      By Hand Delivery:                  By Overnight Delivery:
  EQUISERVE TRUST COMPANY            EQUISERVE TRUST COMPANY                 EQUISERVE TRUST COMPANY
       PO Box 842010          c/o Securities Transfer and Reporting          40 Campanelli Drive
   Boston, Massachusetts                 Services, Inc.                     Braintree, Massachusetts
         002284-2010              100 William Street--Galleria                       02184
                                     New York, New York 10038

                           By Facsimile Transmission:
                        (for Eligible Institutions only)
                              Fax: (781) 575-4826
                                       or
                                 (781) 575-4827

                             Confirm by Telephone:
                                 (781) 575-4816

   Any questions or requests for assistance or additional copies of the offer to purchase or exchange, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

                    The Information Agent for the offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                          17 State Street, 10th Floor
                               New York, New York

                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the offer is:

                              Salomon Smith Barney

                              388 Greenwich Street
                            New York, New York 10013
                                 (877) 319-4978

   Any questions or requests for assistance or additional copies of the offer to purchase or exchange, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed above. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

 PART II. INFORMATION NOT REQUIRED IN OFFER TO PURCHASE OR EXCHANGE/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

   A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   As permitted by Section 145 of the DGCL, Article EIGHTEENTH of NNG's restated certificate of incorporation, as amended, provides:

   "A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article Seventeen hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

   NNG plans to purchase insurance on behalf of any person who is or was a director, officer, employee or agent of NNG, or is or was serving at the request of NNG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not NNG would have the power to indemnify him against such liability under the provisions of NNG's restated certificate of incorporation, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
    2.1  Agreement and Plan of Merger dated as of December 21, 2000 among
          Northrop Grumman Corporation, Litton Industries, Inc. and LII
          Acquisition Corp., filed as exhibit (d)(1) to the Tender Offer
          Statement on Schedule TO (the "Schedule TO") filed with the SEC on
          January 5, 2001 and incorporated herein by reference.

    2.2  Amended and Restated Agreement and Plan of Merger dated as of January
          23, 2001, among Northrop Grumman Corporation, Litton Industries,
          Inc., NNG, Inc. and LII Acquisition Corp.

    3.1  Amended and Restated Certificate of Incorporation of NNG, Inc.

    3.2  Restated Bylaws of NNG, Inc.

    4.1 Registration Rights Agreement dated as of January 23, 2001 by and among Northrop Grumman Corporation, NNG, Inc. and Unitrin, Inc., filed as exhibit (d)(6) to Amendment No. 4 to the Schedule TO filed with the SEC on January 31, 2001 and incorporated herein by reference.

    4.2  Form of Certificate of Designations, Preferences and Rights of Series
          B Preferred Stock of Northrop Grumman Corporation.

   *5.1  Opinion of John H. Mullan as to the legality of the securities.

    8.1  Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters.

    8.2 Opinion of Ivins, Phillips & Barker Chartered regarding certain tax matters.

   10.1  Stockholder's Agreement dated as of January 23, 2001 among Northrop
          Grumman Corporation, NNG, Inc. and Unitrin, Inc., including form of
          Stockholder Subsidiary Proxy, filed as exhibit (d)(5) to Amendment
          No. 4 to the Schedule TO filed with the SEC on January 31, 2001 and incorporated herein by reference.

   10.2 Employment Agreement with Dr. Sugar, filed as exhibit 99(e)(7) to the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Litton on January 5, 2001 and incorporated herein by reference.

   10.3  Form of Change of Control Employment Agreement of Litton Industries,
         Inc.

   10.4  Confidentiality Agreement dated June 23, 2000, between Northrop
          Grumman Corporation and Litton Industries, Inc., filed as exhibit
          (d)(2) to the Schedule TO filed with the SEC on January 5, 2001 and incorporated herein by reference.

   10.5  $6,000,000,000 Senior Credit Facilities Commitment Letter dated
          January 30, 2001, from Credit Suisse First Boston, The Chase
          Manhattan Bank and J.P. Morgan, filed as exhibit (b)(ii) to the Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

   12.1  Statement regarding computation of earnings to fixed charges ratio.

   15.1  Letter from Independent Accountants Regarding Unaudited Interim
         Financial Information.

   23.1  Consent of Deloitte & Touche LLP.

   23.2  Consent of Deloitte & Touche LLP.

  *23.3  Consent of John H. Mullan (included in opinion filed as Exhibit 5.1).

   23.4 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 8.1).

   23.5 Consent of Ivins, Phillips & Barker Chartered (included in its opinion filed as Exhibit 8.2).

   24.1  Power of Attorney for Northrop Grumman Corporation and NNG, Inc.

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  24.2   Power of Attorney for Kent Kresa.

  24.3   Power of Attorney for Richard B. Waugh, Jr.

  24.4   Power of Attorney for Jack R. Borsting.

  24.5   Power of Attorney for John T. Chain, Jr.

  24.6   Power of Attorney for Vic Fazio.

  24.7   Power of Attorney for Phillip Frost.

  24.8   Power of Attorney for Charles R. Larson.

  24.9   Power of Attorney for Robert A. Lutz.

  24.10  Power of Attorney for Aulana L. Peters.

  24.11  Power of Attorney for John E. Robson.

  24.12  Power of Attorney for Richard M. Rosenberg.

  24.13  Power of Attorney for Richard J. Stegemeier.

  24.14  Power of Attorney for John Brooks Slaughter.

  99.1   Letter of Transmittal, Common Stock and Preferred Stock, each dated
          February 1, 2001, filed as exhibit (a)(1)(vi) Amendment No. 5 to the
          Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

  99.2 Notice of Guaranteed Delivery, Common Stock and Preferred Stock, each dated February 1, 2001, filed as exhibit (a)(1)(vii) to Amendment
          No. 5 to the Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

  99.3   Notice to Participants in the Litton Industries Employee Stock
          Purchase Plan prior to December 1, 1993, dated February 1, 2001 and filed as exhibit (a)(1)(iv) to Amendment No. 5 to the Schedule TO filed with the SEC on February 1, 2001 and incorporated by reference.

  99.4   Notice to Participants in the Litton Industries Employee Stock
          Purchase Plan after November 1, 1994, dated January 5, 2001, filed as exhibit (a)(1)(ix) to Amendment No. 5 to the Schedule TO filed with the SEC on February 1, 2001 and incorporated by reference.

  99.5   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
          Other Nominees, dated February 1, 2001, filed as exhibit (a)(5)(x) to
          Amendment No. 5 to the Schedule TO filed with the SEC on February 1,
          2001 and incorporated herein by reference.

  99.6   Letter to Clients, Common Stock and Preferred Stock, each dated
          February 1, 2001, filed as exhibit (a)(5)(xi) to Amendment No. 5 to the Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

  99.7   Guidelines for Certification of Taxpayer Identification Number on
          Substitute Form W-9, filed as exhibit (a)(5)(xii) to Amendment No. 5 to the Schedule TO filed with the SEC on February 1, 2001 and incorporated by reference.

--------
*  to be filed by amendment

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  99.5   Notice to Participants in the Litton Industries Employee Stock
          Purchase Plan prior to December 1, 1993 dated February 1, 2001, filed as an exhibit to Amendment No. 5 to the Tender Offer Statement on
          Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

  99.6   Notice to Participants in the Litton Industries Employee Stock
          Purchase Plan prior to November 1, 1994 dated February 1, 2001, filed as an exhibit to Amendment No. 5 to the Tender Offer Statement on Schedule TO filed with the SEC on February 1, 2001 and incorporated herein by reference.

  99.7   Guidelines for Certification of Taxpayer Identification Number on
          Substitute Form W-9, filed as an exhibit to Amendment No. 5 to the Tender Offer Statement on Schedule TO filed with the SEC on February
          1, 2001 and incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 1, 2001.

                                          NNG, INC.

                                                     /s/ John H. Mullan
                                          By: _________________________________
                                             Name:   John H. Mullan
                                             Title:  Corporate Vice President,
                                                     Secretary and Associate
                                                     General Counsel

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard B. Waugh, Jr., W. Burks Terry and John H. Mullan with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

                 *                   Chairman of the Board,        February 1, 2001
____________________________________  President and Chief
             Kent Kresa               Executive Officer and
                                      Director (Principal
                                      Executive Officer)

                *                    Corporate Vice President and  February 1, 2001
____________________________________  Chief Financial Officer
       Richard B. Waugh, Jr.          (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

                *                    Director                      February 1, 2001
____________________________________
          Jack R. Borsting

                *                    Director                      February 1, 2001
____________________________________
         John T. Chain, Jr.

             Signature                           Title                   Date
             ---------                           -----                   ----

                 *                   Director                      February 1, 2001
____________________________________
             Vic Fazio

                 *                   Director                      February 1, 2001
____________________________________
           Phillip Frost

                 *                   Director                      February 1, 2001
____________________________________
         Charles R. Larson

                 *                   Director                      February 1, 2001
____________________________________
           Robert A. Lutz

                 *                   Director                      February 1, 2001
____________________________________
          Aulana L. Peters

                 *                   Director                      February 1, 2001
____________________________________
           John E. Robson

                 *                   Director                      February 1, 2001
____________________________________
        Richard M. Rosenberg

                 *                   Director                      February 1, 2001
____________________________________
       John Brooks Slaughter

                 *                   Director                      February 1, 2001
____________________________________
       Richard J. Stegemeier

      *By: /s/ John H. Mullan
____________________________________
          John H. Mullan,
          Attorney-in-fact